MEMBERSHIP INTEREST PURCHASE AGREEMENT BY AND AMONG RS IVY HOLDCO, INC., MIC OHANA CORPORATION, MACQUARIE TERMINAL HOLDINGS LLC AND, FOR THE LIMITED PURPOSES SET FORTH HEREIN, MACQUARIE INFRASTRUCTURE CORPORATION DATED AS OF NOVEMBER 8, 2020

TABLE OF CONTENTS Page(s) Article I DEFINITIONS ..................................................................................................................2 Section 1.1 Definitions....................................................................................................2 Section 1.2 Construction ...............................................................................................26 Section 1.3 Exhibits, Annexes and the Disclosure Letters ...........................................28 Section 1.4 Knowledge .................................................................................................28 Article II THE CLOSING ..............................................................................................................28 Section 2.1 Sale and Purchase of Units ........................................................................28 Section 2.2 Purchase Price; Delivery of Funds; Payment of Company Transaction Expenses ....................................................................................................28 Section 2.3 Determination of Purchase Price Adjustment ............................................30 Section 2.4 Closing; Closing Deliverables ...................................................................34 Section 2.5 Withholding ...............................................................................................35 Section 2.6 Tax Treatment of Payments .......................................................................35 Article III REPRESENTATIONS AND WARRANTIES OF MIC AND SELLER ....................36 Section 3.1 Due Organization, Good Standing and Corporate Power ..........................36 Section 3.2 Authorization; Noncontravention ..............................................................36 Section 3.3 Consents and Approvals ............................................................................37 Section 3.4 Broker’s or Finder’s Fees ...........................................................................37 Section 3.5 Ownership of Units ....................................................................................37 Section 3.6 Litigation ....................................................................................................37 Section 3.7 Exclusivity of Representations ..................................................................37 Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY ........................38 Section 4.1 Due Organization, Good Standing and Corporate Power ..........................38 Section 4.2 Authorization; Noncontravention ..............................................................39 Section 4.3 Consents and Approvals ............................................................................40 Section 4.4 Capitalization .............................................................................................40 Section 4.5 Financial Statements; No Undisclosed Liabilities .....................................41 Section 4.6 Absence of Certain Changes ......................................................................41 Section 4.7 Compliance with Laws ..............................................................................42 Section 4.8 Permits .......................................................................................................43 Section 4.9 Litigation ....................................................................................................43 Section 4.10 Employee Benefit Plans .............................................................................44 Section 4.11 Labor and Employment Matters ................................................................47 Section 4.12 Tax Matters ................................................................................................48 Section 4.13 Intellectual Property ...................................................................................52 Section 4.14 Material Contracts ......................................................................................53 i

Section 4.15	Environmental Matters	56
Section 4.16	Real Property	57
Section 4.17	Insurance	58
Section 4.18	Broker's or Finder's Fees	59
Section 4.19	Customer Inventory	59
Section 4.20	Customers/Suppliers	59
Section 4.21	Related Party Transactions	59
Section 4.22	Sufficiency of the Assets; Title	60
Section 4.23	Development Projects	60
Section 4.24	Material Debt Contracts	61
Section 4.25	Government Contracts	62
Section 4.26	Exclusivity of Representations	63

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER 64

Section 5.1	Due Organization, Good Standing and Corporate Power	64
Section 5.2	Authorization; Noncontravention	64
Section 5.3	Consents and Approvals	65
Section 5.4	Compliance with Laws	65
Section 5.5	Litigation	65
Section 5.6	Financing	66
Section 5.7	Solvency	67
Section 5.8	Reserved	67
Section 5.9	Interests in Competitors	67
Section 5.10	Investment Intent	67
Section 5.11	Broker's or Finder's Fees	68
Section 5.12	Legal Impediments	68
Section 5.13	Acknowledgment by Purchaser; Company's Liability	68
Section 5.14	R&W Insurance Policy	69
Section 5.15	Exclusivity of Representations	70

Article VI COVENANTS 70

Section 6.1	Access to Information Concerning Properties and Records	70
Section 6.2	Confidentiality	71
Section 6.3	Conduct of Business by the Company Pending the Closing	73
Section 6.4	Reasonable Best Efforts	78
Section 6.5	Business Asset Matters	79
Section 6.6	Regulatory Approvals; Consents	84
Section 6.7	Employee Matters	86
Section 6.8	Indemnity; Directors' and Officers' Insurance; Fiduciary and Employee Benefit Insurance	89
Section 6.9	Public Announcements	92
Section 6.10	Transfer Taxes	93
Section 6.11	Preservation of Records	93
Section 6.12	Resignation of Directors	94
Section 6.13	Conflicts; Privileges	94

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Section 6.14	WARN	95
Section 6.15	Reserved	95
Section 6.16	R&W Insurance Policy	95
Section 6.17	Insurance	95
Section 6.18	Financing	96
Section 6.19	Tax Matters	100
Section 6.20	Casualty Loss	106
Section 6.21	ISRA	108
Section 6.22	Right to Seller Mark	108
Section 6.23	Intercompany Accounts	109
Section 6.24	Exclusivity	109
Section 6.25	Restrictive Covenants	110

Article VII CONDITIONS PRECEDENT 111

Section 7.1	Conditions to the Obligations of Each Party	111
Section 7.2	Conditions to the Obligations of Purchaser	111
Section 7.3	Conditions to the Obligations of Seller	113
Section 7.4	Frustration of Closing Conditions	113

Article VIII TERMINATION 113

Section 8.1	Termination	113
Section 8.2	Effect of Termination	115

Article IX MISCELLANEOUS 117

Section 9.1	Survival of Representations, Warranties and Agreements; Indemnification	117
Section 9.2	Notices	123
Section 9.3	Rules of Construction; Interpretation	124
Section 9.4	Entire Agreement	125
Section 9.5	Binding Effect; Benefit; Assignment	125
Section 9.6	Applicable Law; Dispute Resolution	126
Section 9.7	Waiver of Jury Trial	127
Section 9.8	Fees and Expenses	127
Section 9.9	Amendment and Modification	127
Section 9.10	Extension; Waiver	128
Section 9.11	Counterparts	128
Section 9.12	Severability	128
Section 9.13	Specific Enforcement	128
Section 9.14	Non-Recourse; Release	130

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Annexes Annex 1 Accounting Principles Annex 2 Closing Working Capital, Closing Indebtedness and Closing Capital Expenditure Calculations Exhibits Exhibit A-1 Fund VI Guaranty Exhibit A-2 Non-ECI Guaranty Exhibit B Form of Assignment and Assumption Agreement Exhibit C Form of Transition Services Agreement Exhibit D R&W Insurance Policy Exhibit E Form of Escrow Agreement Exhibit F Tax Examples iv

MEMBERSHIP INTEREST PURCHASE AGREEMENT This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of November, 2020, by and among RS Ivy Holdco, Inc., a Delaware corporation (“Purchaser”), MIC Ohana Corporation, a Delaware corporation (“Seller”), and Macquarie Terminal Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (the “Company”), and for the limited purposes set forth herein, Macquarie Infrastructure Corporation, a Delaware corporation (“MIC”). RECITALS WHEREAS, Seller owns all of the outstanding Equity Interests of the Company (the “Units”); WHEREAS, as of the date hereof, the Company and certain Affiliates of Seller operate the Business; WHEREAS, immediately prior to the Closing, the Business Assets (and Liabilities associated therewith) will be transferred and assigned to, and accepted and assumed by, the Company in accordance with Section 6.5(b) and the IMTT Promissory Note will be contributed to the capital of IMTT Holdings LLC in the manner set forth on Section 1.1(a) of the Company Disclosure Schedule (collectively, the “Pre-Closing Restructuring”); WHEREAS, Seller desires to sell the Units, and Purchaser desires to purchase the Units, subject to the terms and conditions set forth herein; WHEREAS, it is the intention of the parties hereto that upon the consummation of the purchase and sale of the Units pursuant to this Agreement, Purchaser shall own all of the outstanding Equity Interests of the Company; WHEREAS, Purchaser, Seller and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and to prescribe certain conditions thereto, in each case, as set forth herein; WHEREAS, as a condition and material inducement to the Company’s execution and delivery of this Agreement, Riverstone Global Energy and Power Fund VI, L.P., a Delaware limited partnership, and Riverstone Non-ECI USRPI AIV, L.P., a Delaware limited partnership (each, a “Guarantor”), is executing and delivering to Seller, simultaneously with the execution and delivery of this Agreement, the applicable Guaranty attached hereto as Exhibit A-1 and Exhibit A-2 (each, a “Guaranty”), pursuant to which, and subject to the terms and conditions thereof, each Guarantor has guaranteed a portion of the obligations of Purchaser pursuant to Section 8.2(b); and WHEREAS, Seller has received an equity commitment from each Guarantor, and each Guarantor has sufficient assets to carry out its respective obligations under the Equity Commitment Letter to which it is a named party.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows: ARTICLE I DEFINITIONS Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings given to them below. “2019 Audited Financial Statements” shall have the meaning given to it in Section 4.5(a). “Accounting Principles” means the principles, policies and procedures set forth on Annex 1. “Acquisition Proposal” means any proposal or offer from any Person (other than Purchaser or its Affiliates and its and their respective Representatives) with respect to any (a) merger, business combination, plan of arrangement, amalgamation, reorganization, share issuance or share exchange, consolidation or similar transaction, in each case pursuant to which any Equity Interests of the Company or any Company Subsidiary or any surviving entity of such transaction would be held by one or more third parties not Affiliated with the Company as of the date hereof or (b) acquisition or purchase of any of the assets of the Company or the Company Subsidiaries (other than in connection with the sale of depleted assets by the Company or the Company Subsidiaries in the ordinary course of business), in each case, other than the transactions contemplated by this Agreement. “Action” means (a) any claim, action, petition, suit, injunction, Order, audit, settlement, mediation arbitration or other legal or administrative proceeding, whether civil or criminal, at law or in equity, before any Governmental Entity or (b) any examination, inquiry or pending investigation by any Governmental Entity. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, however, that, for purposes hereof, an “Affiliate” of the Company (prior to the Closing), MIC or Seller shall be deemed to include only MIC and its controlled Affiliates, other than as set forth in the subsequent sentence. Notwithstanding the foregoing, solely with respect to the definitions of “Company Related Parties,” and “Nonparty Affiliates” and Section 3.7, Section 5.13, Section 6.7(g), Section 6.9, Section 6.11, Section 6.13, Section 6.14, Section 8.2(c), Section 9.1(c), Section 9.5 and Section 9.14, an “Affiliate” of the Company (prior to the Closing), MIC or Seller shall be deemed to include Macquarie Group Limited and any of its 2

Subsidiaries, including Macquarie Infrastructure Management USA Inc., the external manager of MIC. “Agreement” shall have the meaning given to it in the preamble to this Agreement. “Alternative Financing” shall have the meaning given to it in Section 6.18(a). “Annexes” shall have the meaning given to it in Section 1.3. “Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, the Commissioner of Competition appointed under the Competition Act (inclusive of the Competition Bureau) and the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational). “Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; the Competition Act; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. “Applicable Tax Rate” shall equal (a) for all Positive Taxable Income Increases with respect to any U.S. federal income Seller Consolidated Return, (i) 21% or (ii) if MIC can demonstrate in good faith consultation with Purchaser that the Company Adjustment giving rise to the Positive Taxable Income Increase resulted in a Tax liability to the Seller Group in a taxable year ending on or before December 31, 2017, 35% with respect to such Positive Taxable Increase for such taxable year and (b) for all Positive Taxable Income Increases with respect to any New York State income Seller Consolidated Return, shall equal the product of 6.5% and 5.44% (i.e. 0.35%). “Arbitrator” shall have the meaning given to it in Section 2.3(c)(i). “Assigned Contracts” shall have the meaning given to it in Section 6.5(b)(i). “Assigned Specified Contracts” shall have the meaning given to it in Section 6.5(a)(iv). “Assigning Affiliates” means, MIC and each member of the MIC Group that (a) owns or holds any Business Assets, in each case only with respect to and to the extent of such Business Assets or the conduct of the Business and/or (b) currently employs any MGS Employee, solely to the extent such MGS Employee becomes a Company Employee in accordance with Section 6.7(a). “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B. 3

“Audited Financial Statements” shall have the meaning given to it in Section 4.5(a). “Balance Sheet Date” shall have the meaning given to it in Section 4.5(a). “Base Purchase Price” shall have the meaning given to it in the definition of Initial Purchase Price. “Baseline Capex Schedule” means Section 1.1(b) of the Company Disclosure Letter. “Baseline Capital Expenditure Amount” means, collectively, an amount equal to (a) the sum of the capital expenditures set forth on the Baseline Capex Schedule with respect to the projects described therein for each month during the period beginning July 2020 and ending on the month prior to the month in which the Closing Date occurs, plus (b) (i) the capital expenditures set forth on the Baseline Capex Schedule with respect to the projects described therein for the month in which the Closing Date occurs multiplied by (ii) (A) the number of days elapsed in such month through and including the day immediately prior to the Closing Date, divided by (B) the total number of days in such month. “Benefit Plan” shall have the meaning given to it in Section 4.10(a). “Books and Records” shall have the meaning given to it in Section 6.11(a). “Business” means the business of providing bulk liquid storage and handling services to third parties at terminals in the U.S. and Canada as conducted by or for the benefit of the Company and its Affiliates on the date of this Agreement and during the twelve (12) months prior to the date of this Agreement. For avoidance of doubt, the Business shall not include any of the business or operations of any of the Excluded Businesses. “Business Assets” shall have the meaning given to it in Section 6.5(b)(i). “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York. “Canada Pension Plan” means the Canada Pension Plan, R.S.C. 1985, c. C-8, as amended, and the regulations promulgated thereunder. “Canadian Aboriginal Group” shall mean any Indian band, First Nation, Métis, Inuit community, aboriginal person or people, native person or people, indigenous person or people, or any person or group asserting or otherwise claiming an aboriginal right (including aboriginal title), treaty right or any other aboriginal interest under the Laws of Canada, and any Person or group representing, or purporting to represent, any of the foregoing. “Canadian Tax Act” means the Income Tax Act (Canada) and the rules and regulations promulgated thereunder. 4

“Capital Expenditure Adjustment” shall have the meaning given to it in Section 2.3(a). “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law. “Cash and Cash Equivalents” means, with respect to any Person, the amount by which the aggregate amount of (a) its cash, checks, money orders, marketable securities and other cash equivalents that are freely usable and convertible to cash within thirty (30) days, including checks and drafts received but not yet cleared, but excluding any Restricted Cash, exceeds (b) its checks and drafts that have been issued but have not yet cleared, calculated, in each case, in accordance with the Accounting Principles. Notwithstanding the foregoing definition or anything contrary to this Agreement, if any payments are made between 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date and Closing which are not captured as a liability in Closing Working Capital, Closing Indebtedness or Company Transaction Expenses, Closing Cash shall be reduced by the value of such payment. “Casualty Loss” shall have the meaning given to it in Section 6.20. “Closing” shall have the meaning given to it in Section 2.4(a). “Closing Balance Sheet” shall have the meaning given to it in Section 2.3(a)(i). “Closing Capital Expenditure” means an amount equal to (a) the aggregate amount of capital expenditures (excluding any capitalized interest) incurred in respect of capital expenditures for the Company and Company Subsidiaries with respect to the projects described in the Baseline Capex Schedule, plus (b) the aggregate amount of capital expenditures incurred for any new projects or matters which have been approved by Purchaser in writing following the date of this Agreement and which have not otherwise been set forth or reflected on the Baseline Capex Schedule, in each case, during the period beginning on July 1, 2020 and ending on the Business Day immediately prior to the Closing Date and determined in accordance with the Accounting Principles. “Closing Cash” means the aggregate amount of Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis calculated in accordance with the Accounting Principles as of 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date, if any. “Closing Date” shall have the meaning given to it in Section 2.4(a). “Closing Incentive Payments” means the amounts of any Employee Bonuses payable on the Closing Date in respect of an Incentive Agreement. “Closing Indebtedness” means the amount of (a) Indebtedness of the Company and the Company Subsidiaries (other than Indebtedness in respect of the Derivatives set forth on Section 1.1(c)(i) of the Company Disclosure Letter) on a consolidated basis, calculated in accordance with the Accounting Principles as of the Closing (without giving effect to the Closing), (b) any Taxes payable by the Company or any Company Subsidiary that (i) relate to the portion of 5 the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed, (c) fifty percent (50%) of the premiums, underwriting fees and similar costs associated with Purchaser and its Affiliates obtaining the R&W Insurance Policy in accordance with Section 6.16, (d) all Liabilities, excluding Liabilities for Taxes taken into account in Excluded Taxes, incurred by the Company and the Company Subsidiaries in connection with the transfers of Business Assets and the contribution of the IMTT Promissory Note to the capital of IMTT Holdings LLC; (e) an amount equal to seventy- nine percent (79%) of accrued bonuses as of the Closing Date, and (f) the amounts set forth on Section 1.1(c)(ii) of the Company Disclosure Letter with respect to the matters set forth thereon; provided, however, that Closing Indebtedness shall not include any Unfunded Pension Liabilities, any obligations in excess of the amounts set forth on Section 1.1(c)(ii) of the Company Disclosure Letter with respect to the matters set forth thereon, any deferred revenue, and any item taken into account in calculating Closing Cash, Closing Working Capital or Company Transaction Expenses and any amounts for Taxes other than those specifically identified under clause (b) of this definition and Taxes included in respect of the amounts set forth in clause (e) and (f) of this definition. The parties hereto agree that the Closing Indebtedness shall be presented in a format consistent with the illustrative calculation of Closing Indebtedness set forth on Annex 2. “Closing Statement” shall have the meaning given to it in Section 2.3(a)(ii). “Closing Working Capital” means (a) the consolidated current assets of the Company and the Company Subsidiaries (excluding (i) all amounts included in the calculation of Closing Cash, (ii) all Restricted Cash, (iii) all deferred income Tax assets, (iv) all current income Tax assets of a Seller Group, (v) the mark to market value of any Derivatives and (vi) executive life insurance premium refunds) less (b) the consolidated current liabilities of the Company and the Company Subsidiaries (including (A) all Liabilities incurred, accrued or payable in respect of capital expenditures, including those included in the calculation of Closing Capital Expenditures, (B) COVID-19 employee appreciation bonuses, (C) short-term right of use Liabilities (D) to the extent unpaid, all Liabilities with respect to the Oil Daily Settlement Agreement (as defined in the Company Disclosure Schedule) and (E) all liabilities for severance and termination pay and benefits for any employee who has been terminated or notified of his or her termination of employment prior to Closing (including severance and termination pay and benefits obligations anticipated to be incurred in connection with the matters specified in Section 6.3 of the Disclosure Letter or otherwise in connection with the restructuring of the Company’s engineering department), but excluding (i) all amounts included in the calculation of Closing Indebtedness, (ii) all accrued bonuses, (iii) all Liabilities incurred, accrued or payable in respect of each item identified in item 1 set forth on Section 1.1(c)(ii) of the Company Disclosure Letter, (iv) all deferred income Tax liabilities, (v) all current income Tax liabilities of a Seller Group, (vi) the mark to market value of any Derivatives, and (vii) Company Transaction Expenses (to the extent deducted from the Initial Purchase Price or the Final Purchase Price, as the case may be)), in each case, calculated in accordance with the Accounting Principles, as of 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date. Notwithstanding anything to the contrary, Closing Working Capital shall include all current Tax liabilities and current income Tax assets of the Company and the Company Subsidiaries, other than current income Tax liabilities and current 6 income Tax assets reflected on a Seller Consolidated Return. The parties hereto agree that the Closing Working Capital shall be presented in a format consistent with the illustrative calculation of Closing Working Capital set forth on Annex 2. “Code” means the United States Internal Revenue Code of 1986, as amended. “Commitment Letters” shall mean the Debt Commitment Letter and the Equity Commitment Letters. “Company” shall have the meaning given to it in the preamble to this Agreement. “Company Adjustment” shall mean, with respect to a Seller Indemnified Tax Period, a final resolution of any change to the taxable income or net operating loss of the Company or any of the Company Subsidiaries that results in a change or adjustment to the Company Stand- Alone Income or Company Stand-Alone Loss, as applicable, for any Seller Indemnified Tax Period as a result of (a) the filing of any amended Seller Consolidated Return pursuant to Section 6.19, (b) a final “determination” as defined in Section 1313(a) of the Code (or similar provision under applicable state or local Law), (c) entry into any closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code (or similar provision under applicable state or local Law), (d) a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and non-appealable or (e) any other final disposition of any liability for any Tax, including by reason of the expiration of the applicable statute of limitations or the execution of any pre-filing agreement with the IRS or other Taxing Authority. “Company Benefit Plans” shall have the meaning given to it in Section 4.10(a). “Company Disclosure Letter” shall have the meaning given to it in Article IV. “Company Employees” shall have the meaning given to it in Section 6.7(a). “Company Material Adverse Effect” means any event, occurrence, development, circumstance, change or effect that, individually or in the aggregate, has or would be reasonably be expected to have a material adverse effect on (x) the businesses, assets, properties, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, or (y) the ability of MIC, Seller or the Company to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby, except, for purposes of clause (x) only, to the extent that such change or effect results from or relates to any of the following: (a) changes in economic or political conditions or the financing, banking, credit, currency, commodity or capital markets in general (including changes in commodity prices or demand (including hydrocarbons), fuel supply or transportation markets, interest or exchange rates or stock market fluctuations); (b) changes in Laws or accounting requirements or principles (including GAAP); (c) changes in operating, business, regulatory or other conditions or events affecting the industries or markets in which the Company or the Company Subsidiaries conduct their respective businesses; (d) the negotiation, execution or announcement of this Agreement or the pendency of the transactions contemplated hereby or any public communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and the Company Subsidiaries (provided that this clause (d) shall not apply in connection with any representation or warranty set forth in this Agreement 7 expressly addressing the negotiation, execution or announcement of this Agreement or the pendency of the transactions contemplated hereby, or any condition to Closing as it relates to such representations and warranties), including, to the extent resulting therefrom, (i) losses or threatened losses of, or any adverse change in the relationship (whether contractual or otherwise) with employees, independent contractors, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or the Company Subsidiaries and (ii) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (e) conduct by the Company or the Company Subsidiaries prohibited under Section 6.3 (Conduct of Business by the Company Pending the Closing) for which Purchaser gave its prior written consent; (f) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared), civil unrest, or any escalation, worsening or diminution thereof, whether or not occurring or commenced before or after the date hereof; (g) any epidemic, pandemic or disease outbreak (including COVID-19) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (h) any failure, in and of itself, by the Company and the Company Subsidiaries to meet any internal projections or forecasts or change in the credit rating of the Company and any of the Company Subsidiaries (it being understood that this clause (h) shall not prevent a determination that the underlying cause of any failure to meet any internal projections or forecasts or any change in the credit rating of the Company or any of the Company Subsidiaries is a Company Material Adverse Effect if not otherwise falling within any of the other exceptions provided herein); (i) the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; (j) (i) any action taken by Purchaser or any of its Affiliates that is not expressly required by this Agreement or (ii) the omission of an action that was expressly required to be taken by Purchaser or any of its Affiliates in accordance with the terms of this Agreement; and (k) any damage to or destruction of any assets or properties of the Company or any of the Company Subsidiaries to the extent covered in all material respects by insurance available to the Company and the Company Subsidiaries after the Closing; provided that, in the case of clauses (a), (b), (c), (f) and (g) any such changes or effects shall be taken into account to the extent such change or effect has a materially disproportionate impact on the Company or any of the Company Subsidiaries relative to the other participants in the industries or geographic locations in which the Company or any of the Company Subsidiaries conduct business. For the avoidance of doubt, a “Company Material Adverse Effect” shall be measured only against past performance of the Company and the Company Subsidiaries or existing circumstances as of the date of this Agreement, and not against any forward-looking statements, projections or forecasts of the Company and the Company Subsidiaries or any other Person. “Company Real Property” means, together, the Owned Real Property and the Material Leased Real Property. “Company Related Parties” shall have the meaning given to it in Section 8.2(c). “Company Separate Tax Attributes” shall mean any carrybacks or carryforwards of any Company Stand-Alone Loss, net operating losses, capital losses, investment tax credit carryovers, interest deduction carryovers, earnings and profits, including those previously taxed, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could reduce a Tax 8 liability for a past or future taxable period of the Company or any Company Subsidiary, in each case, to the extent arising in a taxable period (or portion thereof) ending on or before the Closing Date and that would be available to the extent the Company or any such Company Subsidiary would (but for its inclusion in a Seller Consolidated Return) be entitled to such Tax attributes assuming the Company or such Company Subsidiary filed on a separate basis or on a consolidated, combined or unitary basis solely with the Company and any such Company Subsidiaries for all taxable periods (or portions thereof) ending on or before the Closing Date, treating all such Tax attributes as being subject to the limitations under applicable Law (including limitations on carrybacks and carryforwards) that would apply to the extent that the Company or any such Company Subsidiary would, but for their inclusion in a Seller Consolidated Return, be entitled to file a Return on a separate basis or on a consolidated, combined or unitary basis solely with the Company and any such Company Subsidiary for such applicable taxable period. “Company Stand-Alone Income” shall mean for a Seller Indemnified Tax Period, the hypothetical stand-alone taxable income of the Company and the Company Subsidiaries for such Seller Indemnified Tax Period, determined on the following basis: (a) to the extent that the Company or any Company Subsidiary would, but for its inclusion in a Seller Consolidated Return, be entitled to file a Return on a separate basis or on a consolidated, combined or unitary basis solely with the Company and any Company Subsidiary, such taxable income shall be determined as though the Company or such Company Subsidiary filed on a separate basis or a consolidated, combined or unitary basis solely with the Company and such applicable Company Subsidiaries, (b) by taking into account the Company Separate Tax Attributes and (c) calculated in a manner consistent with any pro forma IRS Form 1120 for any Seller Group that only includes the Company and the Company Subsidiaries. “Company Stand-Alone Loss” shall mean for a Seller Indemnified Tax Period, the hypothetical stand-alone net operating loss for applicable Tax purposes of the Company and the Company Subsidiaries for such Seller Indemnified Tax Period, determined on the following basis: (a) to the extent that the Company or any Company Subsidiary would, but for its inclusion in a Seller Consolidated Return, be entitled to file a Return on a separate basis or on a consolidated, combined or unitary basis solely with the Company and any Company Subsidiary, such net operating loss shall be determined as though the Company or such Company Subsidiary filed on a separate basis or a consolidated, combined or unitary basis solely with the Company and such applicable Company Subsidiaries, (b) by taking into account the Company Separate Tax Attributes and (c) calculated in a manner consistent with any pro forma IRS Form 1120 for any Seller Group that only includes the Company and the Company Subsidiaries. “Company Subsidiary” shall have the meaning given to it in Section 4.1. “Company Tax Matter” shall have the meaning given to it in Section 6.19(c). “Company Tax Payment” shall mean any payment of Seller Indemnified Taxes by the Company to MIC. “Company Title IV Plans” shall have the meaning given to it in Section 4.10(h). 9

“Company Transaction Expenses” means (a) any severance, stay, retention, sale, change of control, transaction or other payment made or required to be made (whether before or after the Closing) to any current or former director, officer, employee, contractor, consultant or agent that become due as a result of, or in connection with, the transactions contemplated by this Agreement (including the Closing Incentive Payments) and the employer portion of any payroll Taxes (without duplication of amounts otherwise included in the definition of Taxes that are deducted as part of the determination of Closing Working Capital) attributable thereto solely to the extent not paid as of the Closing Date, (b) to the extent borne by the Company or any Company Subsidiary, the employer portion of any payroll Taxes (without duplication of amounts otherwise included in the definition of Taxes that are deducted as part of the determination of Closing Working Capital) attributable to the vesting of any equity-based awards, including the Restricted Stock Units and Performance Share Units, occurring as a result of, or in connection with, this Agreement or the preparation, negotiation, execution and consummation of the transactions contemplated hereby and/or any similar process undertaken by Seller with respect to a contemplated sale of the Company, and (c) the fees and disbursements of attorneys, accountants and other advisors and service providers, each payable by the Company or any Company Subsidiary (prior to and through the Closing) as a result of, or in connection with, this Agreement or the preparation, negotiation, execution and consummation of the transactions contemplated hereby and/or any similar process undertaken by Seller with respect to a contemplated sale of the Company, and, in each case, assuming that the Closing has taken place and solely to the extent not paid as of the Closing Date; provided, that, for the avoidance of doubt, in no event shall Company Transaction Expenses include (i) the Post-Closing Incentive Payments, (ii) severance payments (other than Closing Incentive Payments) to directors, officers and employees who are terminated by Purchaser, the Company or any Company Subsidiary, or who resign on account of “good reason” or otherwise, after the Closing, including severance payments that are not Closing Incentive Payments that may be made pursuant to any Incentive Agreement, except as set forth in Section 2.2(d), (iii) fees and expenses incurred by the Company or any Company Subsidiary at the request of Purchaser and/or any of its Affiliates, including any such fees and expenses incurred pursuant to Section 6.18 (Financing), (iv) any fees or expenses incurred by Purchaser and/or any of its Affiliates or any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company or any Company Subsidiary, (v) any fees and expenses of employees of the Company or any Company Subsidiary to be paid or reimbursed by Purchaser and/or any of its Affiliates (including the Company or the Company Subsidiaries) pursuant to arrangements entered into between Purchaser or its Affiliates (including, after the Closing, the Company or the Company Subsidiaries) and such employees in connection with such employees’ post-closing employment, compensation or equity participation arrangements or otherwise, (vi) any fees or expenses (including Taxes) included in the calculation of Closing Indebtedness, Estimated Closing Indebtedness, Closing Working Capital or Estimated Closing Working Capital (for the purpose of avoiding any double counting in the calculation of the Initial Purchase Price or the Final Purchase Price) or (vii) any fees or expenses payable in respect of the Financing provided to Purchaser and/or any of its Affiliates in connection with the transactions contemplated by this Agreement or at any time following the Closing. “Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder. 10

“Competition Act Clearance” shall have the meaning given to it in Section 7.1(b). “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 3, 2020, by and between MIC and Riverstone Investment Group LLC, as hereby amended. “Consent Termination Date” has the meaning set forth in Section 6.5(b)(iv). “Consolidated Tax Matter” shall have the meaning given to it in Section 6.19(c). “Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation, certificate of formation, limited liability company agreement and by-laws of such entity or any similar organizational documents of such entity, including, in each case, any amendments thereto. “Contract” means any legally enforceable agreement, contract, lease, license, obligation, undertaking or instrument, including all amendments thereto. “Contracting Parties” shall have the meaning given to it in Section 9.14(a). “Controlling Entity” shall have the meaning given to it in the definition of Subsidiary. “Controlling Party” shall have the meaning given to it in Section 9.1(d)(iii). “Covenant Expiration Date” shall have the meaning given to it in Section 9.1. “COVID-19” means SARS-CoV-2 or COVID-19 or related or associated epidemics, pandemic or disease outbreaks. “COVID-19 Measures” means any reasonable action or inaction by the Company or any Company Subsidiary, other than any action or inaction which would require the consent of Purchaser pursuant to Section 6.3(b), taken (or not taken) to address COVID-19 or address or comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act. “Current Constituent Documents” shall have the meaning given to it in Section 6.8(a). “Data Room” shall have the meaning given to it in Section 1.2(b). “De Minimis Amount” shall have the meaning given to it in Section 9.1(b)(iii). “Debt Commitment Letter” shall have the meaning given to it in Section 5.6(a). “Debt Financing” shall have the meaning given to it in Section 5.6(a). 11

“Debt Financing Sources” means the Persons who have committed to provide or arrange or otherwise entered into Contracts with respect to the Debt Financing, together with their respective Affiliates, and their respective Representatives involved in the Debt Financing and the respective successors and permitted assigns of any of the foregoing. “Deductible” shall have the meaning given to it in Section 9.1(b)(iv). “Derivatives” shall have the meaning given to it in the definition of Indebtedness. “Development Projects” shall have the meaning given to it in Section 4.23. “Disclosure Letters” means the Company Disclosure Letter and the Purchaser Disclosure Letter. “Disputed Amounts” shall have the meaning given to it in Section 2.3(b). “Divestiture” shall have the meaning given to it in Section 6.6(e)(ii). “DLLCA” means the Delaware Limited Liability Company Act, as amended. “Downward Adjustment Payment” shall have the meaning given to it in Section 2.3(d)(ii). “Due Diligence Materials” shall have the meaning given to it in Section 5.13(a). “Employee Benefit Plans” shall have the meaning given to it in Section 4.10(a). “Employee Bonus Escrow Agreement” means the Employee Bonus Escrow Agreement by and among Seller, Purchaser and the Escrow Agent, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E, with such changes thereto as may be reasonably required by the Escrow Agent. “Employee Bonus Holdback Amount” shall have the meaning given to it in Section 2.2(d). “Employee Bonus Recipient” means any Person that is or may become entitled to any portion of the Employee Bonuses. “Employee Bonuses” means all amounts that become due and payable or that may become due and payable (including Post-Closing Incentive Payments) to employees of the Company or the Company Subsidiaries under any Incentive Agreement. “End Date” shall have the meaning given to it in Section 8.1(c). “Environmental Law” means any Law relating to pollution, protection of the environment or natural resources, and public or employee health and safety, including Laws relating to the treatment, storage, disposal, handling, use, manufacturing, transportation, discharge, emission or Release of, or exposure to, Hazardous Materials. 12

“Equity Commitment Letters” shall have the meaning given to it in Section 5.6(a). “Equity Financing” shall have the meaning given to it in Section 5.6(a). “Equity Interests” means (a) any partnership interests; (b) any membership interests or units; (c) any shares of capital stock; (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity; (e) any subscriptions, calls, warrants, options, rights of first refusal or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities or obligating a Person to issue, purchase, repurchase, redeem, transfer or sell any shares of its capital stock or other equity interests; (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock or any other equity securities of any of the foregoing; or (g) any other interests classified as an equity security. “ERISA” shall have the meaning given to it in Section 4.10(a). “ERISA Affiliate” shall have the meaning given to it in Section 4.10(b). “Escrow Agent” means Wilmington Trust, National Association. “Estimated Closing Capital Expenditure” shall have the meaning given to it in Section 2.2(a). “Estimated Closing Capital Expenditure Adjustment” shall have the meaning given to it in Section 2.2(a). “Estimated Closing Cash” shall have the meaning given to it in Section 2.2(a). “Estimated Closing Indebtedness” shall have the meaning given to it in Section 2.2(a). “Estimated Closing Statement” shall have the meaning given to it in Section 2.2(a). “Estimated Closing Working Capital” shall have the meaning given to it in Section 2.2(a). “Estimated Company Transaction Expenses” shall have the meaning given to it in Section 2.2(a). “Estimated Working Capital Adjustment” shall have the meaning given to it in Section 2.2(a). “Excluded Businesses” means the (a) business and operations of MIC and the MIC Group conducted under the business segment generally known as (i) the “Atlantic Aviation” business, including the provision of fuel, terminal, aircraft hangaring and other services primarily to owners and operations of general aviation jet aircrafts, and (ii) the “MIC Hawaii” business 13 segment, including the processing and distribution of gas and provision of related services (including through certain smaller business collectively engaged in energy-related services in the state of Hawaii), (b) the corporate services provided by MGS to the extent for the benefit of the businesses described in clause (a) of this definition and (c) any business or operations of MIC or any of its controlled Affiliates other than the Business. “Excluded Taxes” means any (a) Taxes arising from the Pre-Closing Restructuring, (b) Transfer Taxes for which Seller is liable pursuant to Section 6.10 and (c) Taxes for any Pre-Closing Period for which the Company or any Company Subsidiary is liable as a result of being a member of a Seller Group and being included in a Seller Consolidated Return prior to the Closing, including any liability pursuant to Treasury Regulation Section 1.1502-6 (and any similar provision of state, local or foreign Law), other than any Seller Indemnified Taxes, in each case, to the extent not included in Closing Working Capital. “Exhibits” shall have the meaning given to it in Section 1.3. “Existing Note Purchase Agreement” means that certain Note Purchase Agreement, dated May 8, 2015, among ITT Holdings, as the company, the noteholders from time to time party thereto, as amended by the First Amendment to Note Purchase Agreement, dated as of March 26, 2019, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement. “Existing Revolving Credit Agreement” means that certain Credit Agreement, dated as of May 21, 2015, among ITT Holdings, as borrower, IMTT-Quebec Inc. and IMTT-NTL, Ltd., as Canadian borrowers, the lenders from time to time party thereto and Truist Bank (as successor by merger with SunTrust Bank), as administrative agent, as amended by the First Amendment to Credit Agreement, dated as of November 28, 2016, the Second Amendment to Credit Agreement, dated as of December 5, 2018, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement. “Final Purchase Price” means an amount equal to (a) the Base Purchase Price, (b) plus the amount of the Working Capital Adjustment (which may be expressed as a negative number), if any, (c) plus the amount of the Capital Expenditure Adjustment (which may be expressed as a negative number), if any, (d) plus Closing Cash, (e) minus Closing Indebtedness, (f) minus Company Transaction Expenses, (g) minus the Employee Bonus Holdback Amount. “Financial Advisors” shall have the meaning given to it in Section 3.4. “Financial Statements” shall have the meaning given to it in Section 4.5(a). “Financing” shall have the meaning given to it in Section 5.6(a). “Foreign Subsidiary” shall have the meaning given to it in Section 4.12(l). “Fraud” means, with respect to any party, an actual, knowing and intentional fraud with respect to the making of the representations and warranties made by such party and set forth in Article III (Representations and Warranties of MIC and Seller), Article IV (Representations and 14

Warranties of the Company), Article V (Representations and Warranties of Purchaser) (as applicable) or any certificate required to be delivered by such party pursuant to the terms hereof. Under no circumstances shall “Fraud” include any equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra-contractual fraud or any other fraud or torts based on recklessness, negligence or imputed or constructive knowledge. “GAAP” means generally accepted accounting principles of the United States of America. “Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, or change order) between the Company or any of its Subsidiaries, on one hand, and any Governmental Entity or any prime contractor or subcontractor (at any tier) of any Governmental Entity, on the other hand. “Government Official” means (a) any full- or part-time officer or employee of any Governmental Entity, whether elected or appointed; (b) any person acting in an official capacity or exercising a public function for or on behalf of any Governmental Entity; or (c) any political parties, political party officials, or candidates for political office. “Governmental Entity” means any supra-national, national, federal, regional, state, provincial, local, foreign or international court, tribunal, arbitral tribunal or judicial body, administrative agency, instrumentality, department, board, bureau or commission or other governmental or regulatory or self-regulatory agency or authority, or political subdivision, division, department administration or other regulatory body thereof, or any securities exchange. “Guarantor” and “Guarantors” shall have the meaning given to it in the Recitals. “Guaranty” and “Guaranties” shall have the meaning given to it in the Recitals. “Hazardous Materials” means any substance, material or waste that is regulated, defined, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” “dangerous” or words of similar meaning or effect, including petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, perfluorooctanoic acid or perfluorooctane sulfonate. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. “IMTT Promissory Note” means that certain Promissory Note, dated as of December 27, 2017, issued by IMTT Holdings LLC to Macquarie Infrastructure Corporation. “Incentive Agreement” means each agreement set forth on Section 1.1(d) of the Company Disclosure Letter, without modification or waiver by Purchaser, MIC, the Company, any Company Subsidiary or any Employee Bonus Recipient following the date of this Agreement. 15

“Indebtedness” of any Person means without duplication all Liabilities (including the (x) principal amount, (y) accrued and unpaid interest, and (z) termination, prepayment, breakage, make-whole or similar fees, premiums, penalties or other payments in the event of any prepayment (including voluntary prepayment) if and to the extent that any of the foregoing in this clause (z) would (i) appear as a liability on a consolidated balance sheet of the Company prepared in accordance with GAAP or (ii) relates to Indebtedness required to be repaid in connection with the Closing) for: (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) any deferred purchase price of assets or services, contingent or otherwise including earn-outs, seller notes and any post- closing true up obligation with respect to the acquisition of any business, assets or Person, assuming the maximum amount earned thereunder (other than trade payables and accrued expenses, in each case, that are current liabilities included in the calculation of Closing Working Capital), (d) any banker’s acceptances or letters of credit, surety or performance bonds, or other similar instruments, (e) lease obligations under leases recorded as capital or finance leases in the Financial Statements, or required to be capitalized under GAAP (without giving effect to the adoption of Accounting Standards Codification Topic 842), (f) the mark to market value of any all interest rate swaps, collars, caps and similar hedging obligations or other derivative instruments (“Derivatives”) (which shall not be less than zero), (g) Unfunded Pension Liabilities, (h) all declared but unpaid dividends and distributions, (i) any obligations under the Split Dollar Agreements (minus any amounts required to be repaid by the executives), (j) all guarantees in respect of indebtedness or obligations of the type referred to in clauses (a)-(h) of a Person that is not such Person or one of its Subsidiaries and (k) in the case of the Company, indebtedness owing from the Company to any of the Company Subsidiaries or from any of the Company Subsidiaries to the Company unless such indebtedness would be eliminated in consolidation. “Indemnified D&O Claim” shall have the meaning given to it in Section 6.8(c). “Indemnified D&Os” shall have the meaning given to it in Section 6.8(a). “Indemnified Party” shall have the meaning given to it in Section 9.1(d)(i). “Indemnifying Party” shall have the meaning given to it in Section 9.1(d)(i). “Independent Accountant” shall mean one of the “Big Four” accounting firms (i.e., Ernst & Young LLP, KPMG LLP, Deloitte & Touche USA LLP and PwC LLP) or any other nationally recognized accounting firm mutually agreed upon by Seller and Purchaser. “Initial Purchase Price” means an amount equal to the sum of (a) $2,685,000,000 (the “Base Purchase Price”), (b) plus the amount of the Estimated Working Capital Adjustment (which may be expressed as a negative number), if any, (c) plus the amount of the Estimated Closing Capital Expenditure Adjustment (which may be expressed as a negative number), if any, (d) plus Estimated Closing Cash, (e) minus Estimated Closing Indebtedness, (f) minus Estimated Company Transaction Expenses, (g) minus the Employee Bonus Holdback Amount. “Insurance Policies” shall have the meaning given to it in Section 4.17. “Intellectual Property” means all intellectual property rights, including all (a) trademarks, service marks, Internet domain names, corporate names, trade names, slogans, logos, 16 and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals and extensions of same (collectively, “Marks”), (b) patents and applications therefor, (c) trade secrets, (d) copyrights, (e) proprietary rights in Software, and (f) registrations and applications for any of the foregoing, and all renewals, extensions, restorations and reversions of any of the foregoing. “IRS” shall have the meaning given to it in Section 4.10(e). “ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as the same may from time to time be amended, the rules, regulations, policies and guidance promulgated thereunder, and any Environmental Law that supplements or replaces any of the foregoing in the future. “IT Assets” shall have the meaning given to it in Section 4.13(e). “ITT Holdings” means ITT Holdings LLC, a Delaware limited liability company. “Knowledge of Purchaser” shall have the meaning given to it in Section 1.4(b). “Knowledge of Seller” shall have the meaning given to it in Section 1.4(a). “Knowledge of the Company” shall have the meaning given to it in Section 1.4(a). “Law” means any statute, law (including common law), ordinance, rule, directive, franchise, approval, concession, requirement, restriction or regulation of any Governmental Entity or any Order. “Liabilities” means any and all debts, liabilities and obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including claims, losses, Taxes, fines, costs, royalties, proceedings, deficiencies or damages of any kind whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same. “Liens” means any lien, pledge, security interest, mortgage, deed of trust, option, right of first offer or refusal, preemptive right, lease or sublease, claim, covenant, right of way, encroachment, encumbrance, easement, license, conditional sale or other title retention device or arrangement, charge or transfer restriction of any kind. For clarity, licenses of Intellectual Property shall not constitute Liens unless such license contains a grant of a security interest in such Intellectual Property. “Losses” means all Liabilities, penalties, fines, interest, judgments, settlements, awards, fees and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professionals); provided that Losses shall not include (a) punitive damages (unless such punitive damages are actually payable in connection with a Third-Party Claim or otherwise to a Third Party) or (b) any incidental, indirect or consequential damages (including lost profits, lost revenues and special damages), to the extent not a natural, probable and reasonably foreseeable result of the event giving rise thereto. 17

“Marks” shall have the meaning given to it in the definition of Intellectual Property. “Material” shall have the meaning given to it in the Confidentiality Agreement. “Material Casualty Loss” shall have the meaning given to it in Section 6.20(a). “Material Contracts” shall have the meaning given to it in Section 4.14(a). “Material Customer” shall have the meaning given to it in Section 4.20(a). “Material Debt Contract” shall have the meaning given to it in Section 4.14(a). “Material Leased Real Property” means (a) all real property leased, subleased or licensed to or from the Company and/or the Company Subsidiaries with an annual base rent payable to or by the Company or any Company Subsidiary in excess of $100,000, (b) all real property that provides the primary means of access to a road, dock or waterway that is necessary for the current operation of the Business at the applicable real property or (c) a material portion of a real property that is necessary for the current operation of the Business. “Material Supplier” shall have the meaning given to it in Section 4.20(a). “MGS” means MIC Global Services, LLC, a Delaware limited liability company. “MGS Employee” means those full time, active employees of MGS identified by name and employing entity on Section 1.1(e) of the Company Disclosure Letter. “MIC” shall have the meaning given to it in the Preamble. “MIC Equity Plan” means the MIC 2016 Omnibus Employee Incentive Plan. “MIC Group” means, as of a given date, the controlled Affiliates of MIC other than the Company and the Company Subsidiaries. “New Corporate Names” shall have the meaning given to it in Section 6.22(c). “NJDEP” means the New Jersey Department of Environmental Protection. “Non-Assignable Business Contracts” has the meaning given to it in Section 6.5(b)(iii). “Nonparty Affiliates” shall have the meaning given to it in Section 9.14(a). “Notice of Objection” shall have the meaning given to it in Section 2.3(b). “OFAC” has the meaning given to it in the definition of Specified Business Conduct Laws. 18

“Order” means any judgment, order, injunction, decree, ruling, writ, permit, assessment, arbitration (or other) award or license or any other determination of or by any Governmental Entity or any arbitrator. “Other Regulatory Approvals” shall have the meaning given to it in Section 4.3. “Overlap Period” means any taxable year or other taxable period beginning on or before and ending after the Closing Date. “Owned Real Property” shall have the meaning given to it in Section 4.16(a). “Performance Share Unit” means a performance share unit issued by MIC pursuant to a MIC Equity Plan that (a) as of the date hereof, vests on the basis of time and the achievement of performance targets and (b) is outstanding as of the Closing Date, pursuant to which the holder has a right to receive MIC common shares or cash after the vesting or lapse of restrictions applicable to such performance share unit, whether or not such receipt is deferred. “Permits” shall have the meaning given to it in Section 4.8. “Permitted Liens” means (a) statutory Liens or other Liens arising by operation of Law securing payments not yet due or which are being contested in good faith and by appropriate proceedings, including mechanics’, warehousemens’, suppliers’, materialmens’ and repairmens’ Liens (and, in the case of any such amounts overdue for a period in excess of sixty (60) days, for which adequate reserves have been provided on the Company’s financial statements in accordance with GAAP), (b) Liens for Taxes not yet due and payable or for current Taxes that are not yet delinquent or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided on the Financial Statements in accordance with GAAP and which contests are set forth on Section 4.12 of the Company Disclosure Letter, (c) customary Liens affecting the Company Real Property, consisting of (i) easements, rights of way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar rights, easements for streets, alleys, highways, telephone lines, gas pipelines, power lines and railways, and other easements or rights of way on, over or in respect of any such real property, in each case, that are of record, (ii) conditions, covenants or other similar restrictions, in each case, that are of record, (iii) encroachments, defects, exceptions, restrictions, exclusions, encumbrances, and other matters that would be shown in an accurate survey or physical inspection of such real property, (iv) Liens in favor of the lessors under the Real Property Leases or encumbering the interests of the lessors in such real property and (v) zoning, entitlement, building and other land use regulations or ordinances imposed by any Governmental Entity having jurisdiction over any real property, in the case of each of the foregoing clauses (i) through (v), which do not or would not, individually or in the aggregate, materially impair the current value, use, operation or occupancy of any Company Real Property or the current operations of the Business, (d) Liens securing Indebtedness or Liabilities as disclosed in the Financial Statements, (e) purchase money liens and liens securing rental payments under capital or operating lease arrangements, (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (g) transfer restrictions on any securities of the Company imposed by applicable Law, (h) Liens created in the ordinary course of business pursuant to Contracts made available to Purchaser 19

(provided that no Liens on the Units shall be permitted by this clause (h)), (i) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders or leases or for similar purposes or (j) any other Liens or imperfections in title (A) being contested in good faith and by appropriate proceedings in the ordinary course of business or (B) for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements (or notes thereto) or bonds or other security have been provided or are fully covered by insurance (other than any customary deductible), in the case of each of the foregoing clauses (A) and (B) which do not or would not reasonably be expected to, individually or in the aggregate, materially impair the value, use, operation or occupancy of any Company Real Property or the current operations of the Business; provided, that with respect to ITT Holdings and its Subsidiaries, “Permitted Liens” shall include the foregoing only to the extent permitted under each Material Debt Contract. “Person” means any individual, partnership, limited liability partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, group or Governmental Entity. “Positive Taxable Income Increase” means the amount equal to the excess of (a) the Company Stand-Alone Income for a Seller Indemnified Tax Period, after taking into account any Company Adjustments for all Seller Indemnified Tax Periods (to the extent not previously taken into account in calculating a Positive Taxable Income Increase after the Closing Date), over (b) the Company Stand-Alone Income, if any, for such Seller Indemnified Tax Period prior to taking into account such Company Adjustments that have not been previously taken into account (but taking into account all prior Company Adjustments that occurred after the Closing Date and that were previously taken into account), which amount in clause (b) shall be zero if there was a Company Stand-Alone Loss for such Seller Indemnified Tax Period disregarding any Company Adjustment that occurred after the Closing Date and which has not been previously taken into account. “Post-Closing Covenants” shall have the meaning given to it in Section 9.1(a). “Post-Closing Incentive Payments” means any amounts of Employee Bonuses which may become payable after the Closing Date in respect of an Incentive Agreement. “Post-Closing Period” means any taxable period beginning after the Closing Date and the portion of the Overlap Period beginning after the Closing Date. “Pre-Closing Covenants” shall have the meaning given to it in Section 9.1(a). “Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of the Overlap Period ending on (and including) the Closing Date. “Pre-Closing Restructuring” shall have the meaning given to it in the recitals to this Agreement. “Pro-Rata Target Shares” shall have the meaning given to it in Section 6.7(h). “Purchase Price Adjustment” shall have the meaning given to it in Section 2.3(d). 20

“Purchaser” shall have the meaning given to it in the preamble to this Agreement. “Purchaser Disclosure Letter” shall have the meaning given to it in Article V. “Purchaser Indemnified Party” shall have the meaning given to it in Section 9.1(b)(i). “Purchaser Material Adverse Effect” means any change or effect having a material adverse effect on the ability of Purchaser to timely perform its obligations hereunder or timely consummate the transactions contemplated hereby. “Purchaser Related Parties” shall have the meaning given to it in Section 8.2(c). “Purchaser Releasee” shall have the meaning given to it in Section 9.14(b). “Purchaser Releasor” shall have the meaning given to it in Section 9.14(c). “Purchaser Return” shall have the meaning given to it in Section 6.19(a). “Purchaser’s Proposed Calculations” shall have the meaning given to it in Section 2.3(a). “Québec Pension Plan” means the means the Act respecting the Québec Pension Plan, CQLR c R-9, and the regulations promulgated thereunder. “R&W Insurance Policy” shall have the meaning given to it in Section 6.16. “Real Property Leases” shall have the meaning given to it in Section 4.16(b). “Recovery Costs” shall have the meaning given to it in Section 8.2(c). “Refund” shall mean any refund of Taxes (and any interest attributable thereto), including any reduction in Taxes otherwise payable by means of a credit, offset or otherwise. “Reimbursable Expenses” shall have the meaning given to it in Section 6.18(c). “Related Transactions” shall have the meaning given to it in Section 6.9. “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration at, into or onto the environment, including movement or migration through or in the environment, or any release, emission or discharge as those terms are defined in any applicable Environmental Law. “Representatives” of any Person means such Person’s Affiliates and its and their directors, managers, officers, principals, partners, members, employees, agents, attorneys, accountants, consultants, advisors or other authorized representatives. “Required Regulatory Approvals” shall have the meaning given to it in Section 7.1(b). 21

“Restoration Cost” shall have the meaning given to it in Section 6.20. “Restricted Cash” means (a) any cash that is not freely usable by the Company or any Company Subsidiary as of the Closing because it is subject to restrictions or limitations on distribution by applicable Law, (b) any cash security deposits and other cash collateral posted with vendors, landlords and other parties and (c) cash held by any Company Subsidiary that is organized outside of the United States other than cash that may, immediately following the Closing, be (i) distributed or paid to the Company without violation of any applicable Law or (ii) be applied to repay any Indebtedness of the Company or any Company Subsidiary immediately following the Closing (other than any Indebtedness owed by the Company or a Company Subsidiary to the Company or another Company Subsidiary) without the violation of any applicable Law. For the avoidance of doubt, cash shall not be deemed Restricted Cash solely as a result of restricted payment covenants in the Existing Note Purchase Agreement or the Existing Revolving Credit Agreement. “Restricted Period” shall have the meaning given to it in Section 6.25(a). “Restricted Stock Unit” means a restricted stock unit issued by MIC pursuant to a MIC Equity Plan that (a) as of the date hereof, vests solely on the basis of time and (b) is outstanding immediately prior to or as of the Closing Date, pursuant to which the holder has a right to receive MIC common shares, units or cash after the vesting or lapse of restrictions applicable to such restricted stock unit, whether or not such receipt is deferred. “Return” means all U.S. federal, state, local and foreign returns, statements, forms, reports, elections, declarations, estimates, information statements, informational returns or disclosures relating to the determination, assessment or collection of any Tax, including any schedules or attachments thereto or amendments thereof. “Reverse Termination Fee” means $134,250,000. “Sanctioned Country” shall have the meaning given to it in Section 5.4. “Sanctions” shall have the meaning given to it in Section 5.4. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. “Seller” shall have the meaning given to it in the Preamble. “Seller Consolidated Return” shall mean any consolidated, combined, unitary or similar income Return that includes, or should have included, any one or more of the Company or any Company Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or any Company Subsidiary) on the other hand. “Seller Group” shall mean any consolidated, combined, unitary or similar group filing, or that should have filed, a Seller Consolidated Return. “Seller Indemnified Party” shall have the meaning given to it in Section 9.1(c)(i). 22

“Seller Indemnified Tax Period” shall mean any taxable year (or portions thereof) beginning January 1, 2014 through December 31 of the calendar year that includes the Closing Date for which the Company was a member of a Seller Group and included in an applicable Seller Consolidated Return. “Seller Indemnified Taxes” shall mean, if there is a Company Adjustment for a Seller Indemnified Tax Period, an amount equal to the product of (x) the Positive Taxable Income Increase for such Seller Indemnified Tax Period (if any) multiplied by (y) the Applicable Tax Rate, as applicable. “Seller Marks” shall have the meaning given to it in Section 6.22(a). “Seller Plans” shall have the meaning given to it in Section 4.10(a). “Seller Releasee” shall have the meaning given to it in Section 9.14(c). “Seller Releasor” shall have the meaning given to it in Section 9.14(b). “Seller Tax Reversal Payment” shall have the meaning given to it in Section 6.19(i)(ii). “Shared Contract” means each Contract held by MGS or any of its Affiliates (other than the Company or any of its Subsidiaries) primarily for use in the Business, including those listed on Section 1.1(f) of the Company Disclosure Letter. “Software” means any and all (a) software and computer programs, including applications, interfaces, tools and operating systems and any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any and all data and collections of data, whether machine readable, on paper, or otherwise, and (c) all documentation including programmers’ notes and source code annotations, user manuals and training materials related to any of the foregoing. “Solvent” means, with respect to any Person at a particular time, that (a) the property of such Person, at a present fair saleable valuation, exceeds the amount that shall be required to pay such Person’s probable Liability on its existing debts as they become absolute and matured, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, (b) such Person has adequate capital to carry on its business as then currently conducted and (c) such Person does not intend or reasonably believe it shall incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities. For purposes of this definition, having “adequate capital to carry on its business” and not having incurred debts “beyond its ability to pay as such debts mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become absolute and matured. 23

“Specified Business Conduct Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and all other applicable Laws relating to bribery, corruption, kick-backs or other improper payments, (b) all Laws imposing trade sanctions on any Person, including all Laws administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury, the government of Canada or the European Union, and all anti-boycott or anti-embargo Laws, (c) all Laws relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administrative Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State, (d) all anti-money laundering Laws (including related to recordkeeping and reporting requirements), including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the UK Proceeds of Crime Act of 2002, the UK Terrorism Act of 2000 and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (e) all Laws involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code and the civil False Claims Act (31 U.S.C. §§ 3729-3733) and (f) all Laws under the Commodity Exchange Act of 1936, as amended, and related rules and regulations of the Commodity Futures Trading Commission. “Specified Shared Contract” shall have the meaning given to it in Section 6.5(a)(iii). “Split Dollar Agreements” shall mean (i) that certain Split Dollar Agreement by and between International Matex Tank Terminals and Richard D. Courtney dated November 30, 1990 as amended March 31, 2008 and as may be further amended from time to time, (ii) those certain Deferred Compensation Agreements by and between International-Matex Tank Terminals and Richard D. Courtney as each may amended from time to time, (iii) that certain Split Dollar Agreement by and between International Matex Tank Terminals and John Siragusa dated March 8, 2000 as amended March 31, 2008 and as may be further amended from time to time, and (iv) those certain Deferred Compensation Agreements by and between International-Matex Tank Terminals and John Siragusa as each may be amended from time to time. “STIP” means the Macquarie Infrastructure Corporation Short Term Incentive Plan. “Subsidiary” means, with respect to any Person (for purposes of this definition, such Person is referred to as the “Controlling Entity”), any other Person (a) of which a majority of the outstanding voting securities or other Equity Interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Entity or any of its Subsidiaries and/or (b) with respect to which the Controlling Entity or any of its Subsidiaries is a general partner or managing member. “Subsidiary Equity Interests” shall have the meaning given to it in Section 4.4. 24

“Target Closing Working Capital” means an amount equal to $19,500,000. “Tax Matter” shall have the meaning given to it in Section 6.19(c). “Tax Sharing Agreement” means that certain Second Amended and Restated Macquarie Infrastructure Corporation LLC Income Tax Sharing Agreement, effective as of December 24, 2009. “Taxable Income Decrease” shall mean the amount of any reduction in Company Stand-Alone Income or increase of Company Stand-Alone Loss for a given Seller Indemnified Tax Period resulting from a Company Adjustment for any Seller Indemnified Tax Period, as determined compared to the Company Stand-Alone Income or Company Stand-Alone Loss for such given Seller Indemnified Tax Period, (without taking into account such subject Company Adjustments but with taking into account all prior Company Adjustments hereunder that occurred after the Closing Date). “Taxes” means any and all federal, state, local, foreign, provincial, territorial and other income, franchise, gross receipts, premium, windfall or other profits, environmental, real property, personal property, transfer, registration, stamp, license, sales, use, capital gains, capital stock, payroll, occupation, premium, employment, employment insurance, Canada Pension Plan, Québec Pension Plan, social security, workers’ compensation, unemployment compensation, disability, employer health tax, government administered health or drug plan, severance, net worth, excise, customs, ad valorem, escheat, abandoned or unclaimed property, customs duties, value added, alternative or add-on minimum withholding and other premiums, contributions, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax, in each case whether disputed or not and whether imposed directly or through withholding by any Taxing Authority, including all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto. “Taxing Authority” means, with respect to any Tax, any Governmental Entity responsible for the imposition, determination, administration and collection of such Tax. “Third Party” means any Governmental Entity or Person other than Seller, Purchaser or any of their respective Affiliates. “Third-Party Claim” shall have the meaning given to it in Section 9.1(d)(i). “Transaction Tax Deductions” means, the Tax deductions properly deductible under applicable Law attributable to the aggregate expenses resulting from the payment of (a) any bonuses, any payments for any restricted stock, non-qualified options or stock appreciation rights, or any other compensatory payments attributable to the transactions contemplated by this Agreement, (b) management, advisory, consulting, accounting or legal fees and other similar items (including the fees payable to the Financial Advisors attributable to the transactions contemplated by this Agreement), (c) any repayment or redemption of, or other costs and fees associated with, any Indebtedness, of the Company and the Company Subsidiaries and (d) Company Transaction Expenses, in each case which may become currently deductible by the Company and the Company Subsidiaries in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, as well as any other deductions of the 25

Company and the Company Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. For the purpose of calculating the Transaction Tax Deductions, seventy percent (70%) of any success-based fees within the meaning of Revenue Procedure 2011-29 shall be treated as deductible in accordance with such revenue procedure. “Transfer Taxes” shall have the meaning given to it in Section 6.10. “Transition Services Agreement” means a transition services agreement, by and among MIC, MGS, the Company and Purchaser, pursuant to which MGS will and will cause certain of its Affiliates to provide certain transition services to the Company, the Company Subsidiaries and Purchaser in connection with the operation of the Business, substantially in the form attached hereto as Exhibit C. “Unfunded Pension Liabilities” shall mean unfunded or underfunded Liabilities (net of corresponding plan assets) under all pension, retirement (including supplemental retirement plans), retiree medical, retiree life insurance, other post-employment benefit or nonqualified deferred compensation plans, arrangements and agreements, each determined on a basis consistently applied with the most recent Interim Financial Statements with any pension Liabilities determined on an Accumulated Benefit Obligation basis. “Units” shall have the meaning given to it in the Recitals. “Upward Adjustment Payment” shall have the meaning given to it in Section 2.3(d)(i). “Voting Company Debt” shall have the meaning given to it in Section 4.4(a). “W&C” shall have the meaning given to it in Section 6.13. “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Laws (including any state laws relating to plant closings or mass layoffs). “Working Capital Adjustment” shall have the meaning given to it in Section 2.3(a). Section 1.2 Construction. In this Agreement, unless the context otherwise requires: (a) references in this Agreement to “writing” or comparable expressions include references to electronic mail or comparable means of communication (excluding facsimile transmission); provided, in case of communications among parties hereto, that the sender complies with Section 9.2 (Notices); (b) the phrases “delivered” or “made available”, when used in this Agreement, means that the information referred to has been physically or electronically delivered to the relevant parties; provided that the phrase “made available” to Purchaser, shall mean that such 26 material has been posted to, and is accessible by, Purchaser and its Representatives who have been granted access to such material through the on-line “virtual data room” established by the Company and/or its Representatives and hosted by Merrill Corporation (the “Data Room”) as of 9:00 a.m. New York City time on the Business Day before the date hereof and maintained without modification therein through the earlier of the Closing and the termination of this Agreement; (c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa; (d) references to Articles, Sections, Annexes and Exhibits are references to articles, sections, annexes and exhibits of this Agreement; (e) the descriptive headings of the several Articles and Sections of this Agreement and the Disclosure Letters are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement; (f) references to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day; (g) references to “the date hereof” means as of the date of this Agreement; (h) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement; (i) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, in each case (except where otherwise expressly provided), as the same may have been, or may from time to time be, amended, varied, novated or supplemented, except that the descriptions of any Contracts or other documents in the Company Disclosure Letter will not be deemed to list or disclose any amendment, variance, novation or supplement not expressly described therein; (j) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (k) for the purpose of this Agreement, including Section 6.3(a) and Section 6.3(b), references to “ordinary course of business”, “ordinary course of business consistent with past practice” “ordinary course of business materially consistent with past practice” and words of similar import shall mean the ordinary course of such Person’s business consistent with past practice (which, with respect to the Company or Company Subsidiaries shall refer to the Business and past practices of the Company and Company Subsidiaries taken as a whole); (l) references to “Dollars”, “dollars” or “$” without more are to the lawful currency of the United States of America; and 27

(m) for purposes of Article IV, each reference to “Company Subsidiary” shall be deemed to include reference to Newfoundland Transshipment Limited, as limited by the Knowledge of the Company. Section 1.3 Exhibits, Annexes and the Disclosure Letters. The exhibits (the “Exhibits”) and annexes (the “Annexes”) to this Agreement and the Disclosure Letters are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement. Section 1.4 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (a) the “Knowledge of the Company” or “Knowledge of Seller” or words of similar import, it means the actual knowledge of the individuals set forth in Section 1.4 of the Company Disclosure Letter, without inquiry or investigation, and (b) the “Knowledge of Purchaser” or “Known to Purchaser” or words of similar import, it means the actual knowledge of the individuals set forth in Section 1.4 of the Purchaser Disclosure Letter, without inquiry or investigation. ARTICLE II THE CLOSING Section 2.1 Sale and Purchase of Units. On the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser at the Closing, and Purchaser shall purchase from Seller at the Closing, the Units free and clear of all Liens other than Liens under applicable securities Laws. Section 2.2 Purchase Price; Delivery of Funds; Payment of Company Transaction Expenses. (a) At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth (i) Seller’s good faith estimate, together with reasonable supporting documentation, of (A) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (B) the Closing Cash (the “Estimated Closing Cash”), (C) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (D) the Closing Capital Expenditure (the “Estimated Closing Capital Expenditure”), and (E) the Closing Working Capital (which may be expressed as a negative number) (the “Estimated Closing Working Capital”), (ii) the amount (which may be expressed as a negative number) equal to the Estimated Closing Capital Expenditure minus the Baseline Capital Expenditure Amount (the “Estimated Closing Capital Expenditure Adjustment”), (iii) the amount (which may be expressed as a negative number) equal to the Estimated Closing Working Capital minus the Target Closing Working Capital (the “Estimated Working Capital Adjustment”) and (iv) a calculation of the Initial Purchase Price based on such amounts set forth in the Estimated Closing Statement, which statement shall quantify in reasonable detail the estimates of the items constituting such Estimated Closing Indebtedness, such Estimated Closing Cash, such Estimated Company Transaction Expenses, such Estimated Closing Working Capital, such Estimated Closing Capital Expenditure Adjustment, if any, such Estimated Working Capital 28

Adjustment, if any, and in each case for the avoidance of doubt calculated in accordance with the Accounting Principles. At the request of Purchaser, after the delivery of the Estimated Closing Statement and prior to Closing, Seller shall make its Representatives reasonably available during normal business hours to discuss and answer questions with respect to the determination of the amounts set forth in the Estimated Closing Statement and Seller shall consider in good faith any comments Purchaser may have to the Estimated Closing Statement and, if Purchaser has made any objection within two (2) Business Day following delivery of the Estimated Closing Statement, will re-issue an Estimated Closing Statement prior to the Closing Date with any such revisions that Seller has determined in good faith are appropriate; provided that no such comments or consideration will delay the Closing, and Seller shall not be obligated to re-issue an Estimated Closing Statement. (b) At the Closing, Purchaser shall pay, or cause to be paid, to Seller the Initial Purchase Price by wire transfer of immediately available funds to the account(s) of Seller specified in writing to Purchaser at least one (1) Business Day prior to the Closing Date; provided, that any delay in the delivery of such wire instructions shall be without prejudice to Seller’s right to receive such payments, which shall promptly be paid upon the later of the Closing Date and the receipt of such wire instructions. (c) At the Closing, Purchaser shall pay, or cause to be paid, all Company Transaction Expenses (other than the Employee Bonuses) as set forth in the Estimated Closing Statement, in each case by wire transfer of immediately available funds pursuant to written instructions provided to Purchaser by the Company concurrently with the delivery of the Estimated Closing Statement. (d) At Closing, Purchaser will deposit an amount in cash equal to the total amount of all Post-Closing Incentive Payments plus the employer portion of all payroll Taxes that may be attributable thereto (together, the “Employee Bonus Holdback Amount”) with the Escrow Agent to be distributed in accordance with the terms of this Agreement and the Employee Bonus Escrow Agreement. Within ten (10) Business Days after written notice from Purchaser, which shall be delivered following the six (6) month anniversary of the Closing Date, the parties shall instruct the Escrow Agent to distribute (i) to Purchaser or the Company or a Subsidiary thereof (as directed by Purchaser), from the Employee Bonus Holdback Amount, an amount representing the sum of (X) the aggregate amount of Post-Closing Incentive Payments due to the Employee Bonus Recipients that were employees of the Company at the six (6) month anniversary of the Closing Date or who are or were otherwise entitled, in accordance with the terms of such Employee Bonus Recipient’s Incentive Agreement, to Employee Bonuses (including, any amounts of Employee Bonuses payable upon or due to termination of employment that occurred on or prior to the six month anniversary of the Closing Date), plus (Y) the employer portion of any payroll Taxes attributable thereto, and (ii) to Seller, an amount equal to the interest accrued on the Employee Bonus Holdback Amount as of the six (6) month anniversary of the Closing Date. Within ten (10) Business Days after written notice from Purchaser, which shall be delivered following the one (1)-year anniversary of the Closing Date, the parties shall instruct the Escrow Agent to distribute (A) to Purchaser or the Company or a Subsidiary thereof (as directed by Purchaser), from the Employee Bonus Holdback Amount, an amount representing the sum of (I) the aggregate amount due to the Employee Bonus Recipients that were employees of the Company at the one (1) year anniversary of the Closing Date or who are or were otherwise entitled, in 29 accordance with the terms of such Employee Bonus Recipient’s Incentive Agreement, to Employee Bonuses (including, any amounts of Employee Bonuses payable upon or due to termination of employment that occurred after the six (6)-month anniversary of the Closing Date and on or before the one (1)-year anniversary of the Closing Date), plus (II) the employer portion of any payroll Taxes attributable thereto, and (B), to Seller an amount equal to the interest accrued on the Employee Bonus Holdback Amount as of the one (1) year anniversary of the Closing Date, less interest previously paid to Seller pursuant to this Section 2.2(d). Notwithstanding the foregoing, if an Employee Bonus Recipient has terminated his employment with the Company or any Company Subsidiary prior to the receipt of the full payment of the Employee Bonus Holdback Amount allocated to such Employee Bonus Recipient and such Employee Bonus Recipient is not entitled to his or her Employee Bonus under the terms of his or her Incentive Agreement, Purchaser shall notify Seller and the Escrow Agent in writing within thirty (30) Business Days of such event and the parties shall instruct the Escrow Agent to deliver the unpaid portion of the Employee Bonus Holdback Amount allocated to such individual, the employer portion of any payroll Taxes attributable thereto, and the interest accrued thereon to Seller within five (5) Business Days of receipt of such notice; provided, however, that, to the extent such Employee Bonus Recipient remains entitled to any portion of his or her Employee Bonus under the terms of his or her Incentive Agreement following or as a result of his or her termination of employment, such portion (and the employer portion of any payroll Taxes attributable thereto) shall not be so distributed to Seller and shall instead be distributed to Purchaser in accordance with the preceding sentences of this Section 2.2(d). The amounts paid to an Employee Bonus Recipient pursuant to this Section 2.2(d) shall be net of any Taxes required under applicable Law to be deducted and withheld with respect to such amounts. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement, the Employee Bonus Escrow Agreement, and the respective Incentive Agreements from which the payments arise as having been delivered and paid to an Employee Bonus Recipient. Seller shall be responsible for including the interest earnings on the Employee Bonus Holdback Amount in its taxable income. (e) At the Closing, Purchaser shall pay, or cause to be paid, to the Company the Closing Incentive Payments (and the employer portion of any payroll Taxes attributable thereto) by wire transfer of immediately available funds. Except as otherwise agreed to in writing by Purchaser and an Employee Bonus Recipient with respect to the Closing Incentive Payments payable to such Employee Bonus Recipient, the payment to each Employee Bonus Recipient of the Closing Incentive Payments payable to such Employee Bonus Recipient at the Closing shall be made (without interest and net of all applicable withholding Taxes, including payroll Tax withholding) by the Company to such Employee Bonus Recipient no later than the next regularly scheduled payroll date that is no sooner than three (3) Business Days after the Closing Date. Section 2.3 Determination of Purchase Price Adjustment. (a) Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Purchaser shall prepare or shall cause the Company to prepare and deliver to Seller (i) an unaudited consolidated balance sheet of the Company as of 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculations (“Purchaser’s Proposed Calculations”) of (A) the amount of the Closing Indebtedness, (B) the amount of the Closing Cash, (C) the amount of the Company Transaction 30

Expenses, (D) the Closing Working Capital (which may be expressed as a negative number), (E) the amount (which may be expressed as a negative number) equal to the Closing Working Capital minus the Target Closing Working Capital (the “Working Capital Adjustment”), (F) the Closing Capital Expenditure, (G), the amount (which may be expressed as a negative number) equal to the Closing Capital Expenditure minus the Baseline Capital Expenditure Amount (the “Capital Expenditure Adjustment”), and (H) a calculation of the Final Purchase Price based on such amounts set forth in the Closing Statement, which statement shall quantify in reasonable detail the calculations of the items constituting such Closing Indebtedness, such Closing Cash, such Company Transaction Expenses, such Closing Working Capital, such Working Capital Adjustment, if any, such Closing Capital Expenditure, such Baseline Capital Expenditure Amount, and such Capital Expenditure Adjustment, if any, and in each case calculated in accordance with the Accounting Principles. If Purchaser fails to deliver the Closing Statement in accordance with the immediately preceding sentence on or before the date that is six (6) months following the Closing Date, then the Estimated Closing Statement delivered by the Company to Purchaser pursuant to Section 2.2(a) (Purchase Price; Delivery of Funds; Payment of Company Transaction Expenses) shall be deemed final for all purposes herein. Upon delivery of the Closing Statement and Purchaser’s Proposed Calculations by Purchaser, Purchaser and the Company shall provide, upon reasonable notice, Seller and its Representatives with reasonable access during normal business hours to Purchaser’s and the Company’s Representatives reasonably necessary to discuss and answer questions with respect to the determination of the amounts set forth in the Closing Balance Sheet and the Closing Statement and to the books and records of the Company and any other document or information reasonably requested by Seller (including, subject to executing customary access letters, the work papers of Purchaser and the Company’s auditors) in order to allow Seller and its Representatives to verify the accuracy of Purchaser’s Proposed Calculations and the Closing Statement. Without the prior consent of Seller, Purchaser shall not have the right to modify Purchaser’s Proposed Calculations or any items or amounts set forth therein after Purchaser delivers the Closing Statement to Seller. (b) In the event that Seller does not object to the Closing Balance Sheet or the Closing Statement by written notice of objection (the “Notice of Objection”) delivered to Purchaser within forty-five (45) days after Seller’s receipt of the Closing Balance Sheet and the Closing Statement, the calculation of the Final Purchase Price pursuant to the Closing Statement shall be deemed final and binding; provided, however, that in the event that Purchaser does not provide any materials reasonably requested by Seller within five (5) days of request therefor (or such shorter period as may remain in such forty-five (45) day period), such forty-five (45) day period shall be extended by one (1) day for each additional day required for Purchaser to fully respond to such request. A Notice of Objection shall set forth in reasonable detail each item Seller disputes (all such disputed items, the “Disputed Amounts”) and Seller’s resulting calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of the Closing Cash, (iii) the amount of any Company Transaction Expenses, (iv) the Closing Working Capital (which may be expressed as a negative number) and the Working Capital Adjustment calculated by reference thereto, (v) the Closing Capital Expenditure (which may be expressed as a negative number) and the Capital Expenditure Adjustment calculated by reference thereto and (vi) the calculation of the Final Purchase Price based on such amounts, in each case to the extent Seller has been provided sufficient information to specify such matters. 31

(c) If Seller delivers a Notice of Objection to Purchaser within the forty- five (45) day period referred to in Section 2.3(b), then, except to the extent determination of a Disputed Amount results in a change thereof, any element of the Closing Statement that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any Disputed Amounts shall be resolved as follows: (i) Seller and Purchaser shall promptly endeavor to resolve the Disputed Amounts listed in the Notice of Objection. All such discussions related thereto (including any written communications, analysis or calculations undertaken in connection with such discussions) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule or precedent. In the event that a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Seller and Purchaser) after the date of receipt by Purchaser from Seller of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to Alvarez & Marsal (the “Arbitrator”). If one or more Disputed Amounts are submitted to the Arbitrator for resolution, Seller and Purchaser shall enter into a customary engagement letter with, and to the extent necessary each party to this Agreement will waive and cause its Subsidiaries to waive any conflicts with, the Arbitrator at the time such dispute is submitted to the Arbitrator and shall cooperate reasonably with the Arbitrator in connection with its determination pursuant to this Section 2.3. Within ten (10) days after the Arbitrator has been retained, each of Purchaser, on the one hand, and Seller, on the other hand, shall furnish to the Arbitrator and substantially simultaneously to the other party a written statement of its position with respect to each Disputed Amount. Within five (5) Business Days after the expiration of such ten (10) day period, each of Purchaser and Seller may deliver to the Arbitrator its response to the other party’s position on each Disputed Amount; provided, that it delivers a copy thereof substantially simultaneously to the other party. With each submission, each of Purchaser and Seller may also furnish to the Arbitrator such other information and documents as they deem relevant or such information and documents as may be reasonably requested by the Arbitrator; provided that it delivers a copy thereof substantially simultaneously to the other party. The Arbitrator may, at its discretion, conduct one or more conferences (whether in person or by teleconference) concerning the Disputed Amounts and each of Purchaser and Seller shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences; (ii) Seller and Purchaser shall instruct the Arbitrator to promptly (and in any event within thirty (30) days of the submission of the Disputed Amounts to the Arbitrator) render a decision in accordance with this Section 2.3(c). The decision of the Arbitrator shall be in a manner that is consistent with this Agreement, including Section 2.3(a), shall be set forth in a written statement delivered to Seller and Purchaser setting forth the reasons for the Arbitrator’s determination, and shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover; (iii) the Final Purchase Price shall be recalculated based upon the final determination (or deemed determination) of the Arbitrator with respect to the Disputed 32

Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding; (iv) in the event Seller and Purchaser submit any Disputed Amounts to the Arbitrator for resolution, Purchaser and Seller shall each pay its own respective costs and expenses incurred under this Section 2.3(c). In furtherance thereof, Seller shall be responsible for the fees and costs of the Arbitrator equal to (A) the absolute value of the difference between Seller’s calculation of the Final Purchase Price derived from its aggregate position regarding the Disputed Amounts and the Final Purchase Price derived from the Arbitrator’s final determination with respect to the Disputed Amounts divided by (B) the absolute value of the difference between Seller’s calculation of the Final Purchase Price derived from its aggregate position regarding the Disputed Amounts and Purchaser’s calculation of the Final Purchase Price derived from its aggregate position regarding the Disputed Amounts, and Purchaser shall be responsible for the remainder of such fees and costs; and (v) the Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 2.3(c), only the Disputed Amounts and the determination of each item of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.3(a). The Arbitrator shall only decide the Disputed Amounts and any resulting changes to the Closing Statement and any of the adjustments provided for in this Section 2.3. If (A) the Arbitrator’s determination of any specific Disputed Amount is less than the lesser of the amounts claimed by either Seller or Purchaser with respect to such specific Disputed Amount in the Closing Statement or Notice of Objection, as applicable, then such resolved amount shall be deemed to be the lesser of such specific Disputed Amount claimed by either Seller or Purchaser in the Closing Statement or Notice of Objection, as applicable, or (B) the Arbitrator’s determination of any specific Disputed Amount is more than the greater of such specific Disputed Amount claimed by either Seller or Purchaser with respect to such specific Disputed Amount in the Closing Statement or Notice of Objection, as applicable, then such resolved amount shall be deemed to be the greater of such specific Disputed Amount claimed by either Seller or Purchaser in the Closing Statement or Notice of Objection, as applicable. (vi) Any disagreement as to whether a given dispute is properly to be heard by the Arbitrator shall be resolved in accordance with Section 9.6. (d) Upon the determination, in accordance with Section 2.3(b) or Section 2.3(c), of the Final Purchase Price, Seller or Purchaser, as the case may be, shall make, or cause to be made, the payment(s) required by this Section 2.3(d). The amount payable by Seller or Purchaser pursuant to this Section 2.3(d) is referred to herein as the “Purchase Price Adjustment.” (i) If the Final Purchase Price is greater than the Initial Purchase Price (an “Upward Adjustment Payment”), then Purchaser shall, or shall cause the Company to, within three (3) Business Days after the determination of the Final Purchase Price pursuant to Section 2.3(b) or Section 2.3(c), pay by wire transfer of immediately available funds to Seller an amount in cash equal to the Upward Adjustment Payment. For the 33 avoidance of doubt, the Company shall be liable for the Upward Adjustment Payment in the event that Purchaser fails to make such payment. (ii) If the Final Purchase Price is less than the Initial Purchase Price (a “Downward Adjustment Payment”), then Seller shall, within three (3) Business Days after the determination of the Final Purchase Price pursuant to Section 2.3(b) or Section 2.3(c), pay by wire transfer of immediately available funds to Purchaser an amount in cash equal to the Downward Adjustment Payment. Section 2.4 Closing; Closing Deliverables. (a) The closing of the sale of the Units (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, or by electronic transmittal of executed documents, as soon as practicable, but in any event, at 10:00 a.m. (New York City time) on the later of (i) fifth (5th) Business Day after the last of the conditions set forth in Article VII (Conditions Precedent) is satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions in accordance with this Agreement) and (ii) December 23, 2020 (or such earlier date as may be specified in writing by Purchaser on no less than five (5) Business Days’ notice), or at such other place and time and/or on such other date as Purchaser and Seller may agree in writing. Such date is herein referred to as the “Closing Date”. (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser: (i) a certificate signed by an authorized officer of Seller, dated as of the Closing Date, confirming the matters set forth in Section 7.2(a) (Conditions to the Obligations of Purchaser; Performance), and Section 7.2(b) (Conditions to the Obligations of Purchaser; Representations and Warranties); (ii) a complete and properly executed Internal Revenue Service Form W-9 of Seller; (iii) all equity assignments and powers sufficient to transfer the Units to Purchaser; (iv) a duly executed copy of the Assignment and Assumption Agreement and any such other instruments of transfer necessary to assign, convey and deliver the Business Assets to Purchaser (or Purchaser’s designee(s)), in each case, in a form reasonably acceptable to Seller and Purchaser; (v) a duly executed copy of the Transition Services Agreement; (vi) a duly executed counterpart of the Employee Bonus Escrow Agreement; (vii) duly executed letters of resignation, in form and substance reasonably satisfactory to Purchaser and effective as of the Closing, of each of the officers 34 and directors the Company or the Company Subsidiaries as may be requested pursuant to Section 6.12; and (viii) written evidence, in form and substance reasonably satisfactory to Purchaser, evidencing the termination of the Contracts pursuant to Section 6.23. (c) At the Closing, Purchaser shall deliver or cause to be delivered to Seller: (i) the Initial Purchase Price in accordance with Section 2.2(b); (ii) a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 7.3(a) (Conditions to the Obligations of Seller; Performance) and Section 7.3(b) (Conditions to the Obligations of Seller; Representations and Warranties). (iii) a duly executed copy of the Assignment and Assumption Agreement and any such other instruments of transfer necessary to assign, convey and deliver the Business Assets to Purchaser (or Purchaser’s designee(s)), in each case, in a form reasonably acceptable to Seller and Purchaser; (iv) a duly executed copy of the Transition Services Agreement; and (v) a duly executed counterpart of the Employee Bonus Escrow Agreement. Section 2.5 Withholding. Purchaser and any of its Affiliates shall be entitled to deduct and withhold from any amounts payable in connection with the transactions contemplated by this Agreement any amounts required to be deducted and withheld under applicable Law; provided, however, that Purchaser shall use commercially reasonable efforts to first provide Seller with written notice of any expected deduction or withholding at least five (5) Business Days prior to the Closing Date (such notice shall include the legal authority and the calculation method for the expected deduction or withholding), and the parties hereto shall cooperate in good faith to minimize the amount of any such deduction or withholding to the extent permitted under applicable Law. Any such amounts deducted or withheld and remitted to the applicable Taxing Authority shall be treated as having been paid to the Person in respect of which such deduction or withholding was made. Section 2.6 Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.3 (Determination of Purchase Price Adjustment) shall be treated as an adjustment to the purchase price for U.S. federal, state, local and foreign income Tax purposes to the extent permitted by Law. 35

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MIC AND SELLER Except as set forth in the Company Disclosure Letter in connection with this Agreement, each of MIC and Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows: Section 3.1 Due Organization, Good Standing and Corporate Power. Each of MIC and Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of MIC and Seller is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby. Section 3.2 Authorization; Noncontravention. (a) Each of MIC and Seller has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by such parties as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each of MIC and Seller, and the consummation by such parties of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or other action. This Agreement has been duly executed and delivered by each of MIC and Seller and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of such parties enforceable against such parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. (b) The execution and delivery of this Agreement by each of MIC and Seller does not, and the performance by each of MIC and Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with any of the provisions of MIC’s or Seller’s Constituent Documents, (ii) subject to any consents, approvals, authorizations, declarations, filings and notices (A) required under any Antitrust Laws or (B) set forth in Section 3.3 of the Company Disclosure Letter, contravene any domestic or foreign Law or any Order currently in effect, or (iii) subject to any consents, approvals, authorizations, declarations, filings and notices set forth in Section 3.3 of the Company Disclosure Letter, conflict with or result in a breach, termination, amendment, modification, acceleration or cancellation of, create the right to terminate, amend, modify, accelerate or cancel, result in a loss of any benefit or constitute a default (or any event which with or without notice or lapse of time or both would become a default) under, any material Contract to which MIC or Seller is a party except, in the 36 case of clauses (ii) and (iii) above, as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair MIC’s or Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Section 3.3 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired and receipt of all approvals, authorizations or consents thereunder, no consent of or filing with any Governmental Entity, which has not been received or made, is necessary or required with respect to MIC or Seller in connection with the execution and delivery of this Agreement by MIC or Seller, the performance by MIC or Seller of its obligations under this Agreement or the consummation by MIC or Seller of the transactions contemplated by this Agreement, except for (a) the consents, approvals, authorizations, declarations, registrations, filings, Orders or notices set forth in Section 3.3 of the Company Disclosure Letter and (b) any other consents, approvals, authorizations, declarations, registrations, filings, Orders or notices which, if not made or obtained, would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair MIC’s or Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Section 3.4 Broker’s or Finder’s Fees. Except for the fees of Lazard Frères & Co. LLC and Evercore Group, LLC (collectively, the “Financial Advisors”) (whose fees and expenses shall be paid by MIC in accordance with its agreements with the Financial Advisors), no agent, broker, Person or firm acting on behalf of MIC or Seller is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from such party or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby. Section 3.5 Ownership of Units. Seller owns beneficially and of record all of the Units, free and clear of all Liens, other than Liens under applicable securities Laws. At the Closing, Seller will convey to Purchaser good and valid title to the Units, free and clear of all Liens, other than Liens under applicable securities Laws. Seller is not a party to any outstanding option, warrant, call, subscription or other right (including any preemptive, repurchase, redemption, registration, “tag-along”, “drag-along”, or co-sale right), agreement or commitment which obligates Seller to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the Units or any other Equity Interest in the Company (except as contemplated by this Agreement). There are no voting trusts, stockholder agreements, proxies or other agreements or understandings to which Seller is a party with respect to the voting, dividend rights or disposition of any Units. Section 3.6 Litigation. There is no Action pending or, to the Knowledge of Seller, threatened, against or affecting MIC or Seller, or any of its properties or rights, which would reasonably be expected to, individually or in the aggregate, materially impair the ability of MIC or Seller to timely perform its obligations hereunder or timely consummate the transactions contemplated hereby. Section 3.7 Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by MIC and Seller in this Article III are the exclusive representations and warranties made by MIC or Seller or any other Person with respect to or on behalf of MIC or Seller (other than the Company and the Company Subsidiaries in accordance 37 with Article IV (Representations and Warranties of the Company) or in any certificate, instrument or document delivered by MIC, Seller or any other Person with respect to or on behalf of MIC or Seller pursuant hereto), including its businesses and assets or the transactions contemplated by this Agreement. Each of MIC and Seller hereby disclaims any other express or implied, written or oral, representations or warranties with respect to MIC, Seller, any of their respective Affiliates, the Company or any Company Subsidiary, their respective businesses and assets, the shares of capital stock of Seller and the transactions contemplated by this Agreement. Except as expressly set forth in this Article III (Representations and Warranties of MIC and Seller), Article IV (Representations and Warranties of the Company) and any certificate, instrument or document delivered pursuant hereto, and without limiting the representations and warranties set forth in this Article III (Representations and Warranties of MIC and Seller) or Article IV (Representations and Warranties of the Company) or any certificate, instrument or document delivered hereunder, the condition of the businesses and assets of the Company and the Company Subsidiaries shall be “as is”, “where is” and “with all faults” and neither MIC nor Seller makes any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to its businesses and any of its assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Except as expressly set forth in this Article III (Representations and Warranties of MIC and Seller), Article IV (Representations and Warranties of the Company) and any certificate, instrument or document delivered pursuant hereto, and without limiting the representations and warranties in this Article III (Representations and Warranties of MIC and Seller) or Article IV (Representations and Warranties of the Company) or in any certificate, instrument or document delivered hereunder, neither MIC nor Seller nor any other Person, is, directly or indirectly, making any representations or warranties regarding any pro- forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of MIC, Seller or the Company made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Purchaser and its Affiliates and their respective Representatives), and each of MIC and Seller hereby disclaims all Liability and responsibility for any such information and statements, except for Fraud. It is understood that any Due Diligence Materials made available to Purchaser or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of MIC, Seller or their Affiliates or their respective Representatives, or otherwise modify or affect the representations and warranties made by MIC and Seller in this Article III (as modified by the Company Disclosure Letter). ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY Except as set forth in the disclosure letter delivered by the Company to Purchaser (the “Company Disclosure Letter”) in connection with this Agreement the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows: Section 4.1 Due Organization, Good Standing and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite organizational power and authority 38 to own, lease and operate its properties and to carry on its business as now being conducted. Section 4.1(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Subsidiaries of the Company (each, a “Company Subsidiary”). Each Company Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available true, correct and complete copies of the Constituent Documents of the Company and each Company Subsidiary, in each case, in full force and effect as of the date hereof. Section 4.2 Authorization; Noncontravention. (a) The Company has the requisite limited liability company power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and all other certificates, instruments, documents and agreements to be delivered by the Company as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary limited liability company or other action. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. (b) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby will not, (i) conflict with any provision of the Constituent Documents of the Company or any of the Company Subsidiaries, (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company Subsidiaries or the Business Assets, (iii) subject to any consents, approvals, authorizations, declarations, filings and notices set forth in Section 4.3 of the Company Disclosure Letter, conflict with or result in a breach, termination, amendment, modification, acceleration or cancellation of, create the right to terminate, amend, modify, accelerate, require a repayment (or offer of repayment) or cancel, result in a loss of any benefit or constitute a default (or any event which with or without notice or lapse of time or both would become a default) under, any Material Contract, Permit or Business Asset or (iv) subject to any consents, approvals, authorizations, declarations, filings and notices (A) required under any Antitrust Laws or (B) set forth in Section 4.3 of the Company Disclosure Letter, contravene any domestic or foreign Law or any Order applicable to the Company or by which any of its properties or assets are bound, except, in the case of clauses 39

(ii), (iii) and (iv) above, as would not reasonably be expected to, individually or in the aggregate, (x) be material to the Company and the Company Subsidiaries, taken as a whole, or (y) prevent, materially delay or materially impair the Company’s ability to perform its obligations under this Agreement and consummate the transactions contemplated hereby. Section 4.3 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired and receipt of all approvals, authorizations or consents thereunder, no consent of or filing with any Governmental Entity, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the filings, consents, authorizations, declarations, registrations, Orders and approvals set forth in Section 4.3 of the Company Disclosure Letter (the “Other Regulatory Approvals”) and (b) any other filings, consents, authorizations, declarations, registrations, Orders or approvals which, if not made or obtained, would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole. Section 4.4 Capitalization. (a) The Units held by Seller constitute all of the issued and outstanding membership interests and other Equity Interests of the Company, and are owned by Seller, free and clear of all Liens. No Equity Interests of the Company or the Company Subsidiaries were reserved for issuance. The Equity Interests set forth on Section 4.4 of the Company Disclosure Letter constitute all of the issued and outstanding Equity Interests of each Company Subsidiary (the “Subsidiary Equity Interests”) and are owned of record and beneficially by the Company or Company Subsidiary set forth on Section 4.4 of the Company Disclosure Letter. All Units and Subsidiary Equity Interests, as applicable, have been duly authorized and validly issued and are fully paid (to the extent required by the Company’s or such Company Subsidiary’s Constituent Documents) and nonassessable (except, to the extent applicable, as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA or other similar Laws in any jurisdiction in which such Subsidiary is organized), and are not subject to any preemptive rights. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) (“Voting Company Debt”) with the equityholders of the Company or any such Company Subsidiary on any matter. Except as described in this Section 4.4, neither the Company nor any of the Company Subsidiaries is a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right, repurchase, redemption, registration, “tag-along”, “drag-along”, or co-sale), agreement or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any Equity Interests in the Company or any Company Subsidiary or any Voting Company Debt. There are no voting trusts, stockholder agreements, proxies, registration rights, preemptive rights, co-sale rights or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting, dividend rights, transfer or other disposition of any Equity Interests of the Company or any Company Subsidiary, except as set forth in the Constituent Documents of the Company or such Company Subsidiary. 40

(b) Neither the Company nor any Company Subsidiary owns any Equity Interest in any Person (other than Equity Interests in the Company Subsidiaries). Section 4.5 Financial Statements; No Undisclosed Liabilities. (a) Section 4.5 of the Company Disclosure Letter sets forth true, correct and complete copies of (i) the audited consolidated balance sheet of ITT Holdings and its Subsidiaries and the related consolidated statements of income, comprehensive income, changes in member’s equity and cash flows for the fiscal years ended December 31, 2019 (such date, the “Balance Sheet Date” and, such financial statements, the “2019 Audited Financial Statements”) and December 31, 2018 (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries and the related consolidated statements of income, comprehensive income, changes in member’s equity and cash flows (x) for the six (6) months ended June 30, 2020 and the eight (8) months ended August 31, 2020 (the “Interim Financial Statements”) and (y) for the fiscal years ended December 31, 2019 and December 31, 2018 (the financial statements described in this clause (ii), collectively, with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (A) have been prepared in accordance with GAAP consistently applied during the period involved and (B) fairly present, in all material respects, the consolidated financial position, results of operations, cash flows and changes in member’s equity of ITT Holdings and its Subsidiaries or the Company and the Company Subsidiaries, as applicable, as of the respective dates and for the respective periods indicated therein (subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments that are not, individually or in the aggregate, material in amount and nature, and to the absence of certain footnotes, which, if presented, would not differ materially from those presented in the Audited Financial Statements). (b) The Company and the Company Subsidiaries do not have any Liabilities that are required to be set forth in an audited consolidated balance sheet prepared in accordance with GAAP, except for Liabilities (i) expressly reflected in or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries as of the Balance Sheet Date, (ii) incurred in connection with the transactions contemplated by this Agreement, or (iii) incurred in the ordinary course of business since the Balance Sheet Date. Section 4.6 Absence of Certain Changes. Since the Balance Sheet Date, (a) the businesses of the Company and each of the Company Subsidiaries have been conducted in all material respects in the ordinary course, (b) neither the Company nor any Company Subsidiary has materially increased the compensation of any officer or granted any general, material salary increase to their respective employees, other than in the ordinary course of business or as required by applicable Law or collective bargaining agreement, (c) neither the Company nor any Company Subsidiary has acquired or divested any business or Person, by merger or consolidation, purchase of substantial assets or Equity Interests, or sale, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing, (d) there has been no material change by the Company or the Company Subsidiaries in accounting principles, practices or methods except as required by Law or GAAP, (e) neither the Company nor any Company Subsidiary has taken any action or omitted to take any action that, if taken or omitted to be taken after the date of this Agreement, would be 41 expressly prohibited by, or would require the consent of Purchaser under, Section 6.3(b)(ii), (iv), (v), (vii), (xii) and (xvi) and (f) no Company Material Adverse Effect has occurred. Section 4.7 Compliance with Laws. (a) The operations of the Company and the Company Subsidiaries (and each Assigning Affiliate with respect to any Business Asset) are not being, and during the prior three (3) years have not been, conducted in violation in any material respect of any Law or Order applicable to the Company or any Company Subsidiary or such Assigning Affiliate, and the Company and each Company Subsidiary (and each Assigning Affiliate with respect to any Business Asset) has been and is in compliance in all material respects with applicable Law and Orders. Neither the Company nor any Company Subsidiary (and each Assigning Affiliate with respect to any Business Asset) has received, as of the date hereof, written or, to the Knowledge of the Company, oral notice of any material violation, alleged violation or potential violation of any applicable Law or Order, and no investigation by any Governmental Entity regarding any such Law or Order is, as of the date hereof, pending or to the Company’s Knowledge, threatened. (b) During the past five (5) years (i) each of the Company and the Company Subsidiaries (and each Assigning Affiliate with respect to any Business Asset) (and, to the Knowledge of the Company, their respective Representatives) has complied in all material respects with all applicable Specified Business Conduct Laws, and (ii) neither the Company or any Company Subsidiaries (nor an Assigning Affiliate with respect to any Business Asset) has (A) received whistleblower reports, written notice of, made a voluntary, mandatory or directed disclosure to any Governmental Entity (including the U.S. Department of Justice, U.S. Securities and Exchange Commission, the U.S. Department of Defense or the U.K. Securities Fraud Office) related to any actual, alleged or potential violation of any Specified Business Conduct Law or (B) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Action, or, to the Knowledge of Company, any audit or investigation, by or before any Governmental Entity (including receipt of any subpoena) related to any actual, alleged or potential violation of any Specified Business Conduct Law. During the past five (5) years, none of the Company or the Company Subsidiaries (nor an Assigning Affiliate with respect to any Business Asset) (or, to the Knowledge of the Company, any of their respective Representatives) has offered, paid, authorized, promised to pay, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person (including any Government Official) (1) for the purpose of improperly influencing any decision or act of any Person, including any officer, employee, representative or body of any Governmental Entity (including any entity owned or controlled by any Governmental Entity), (2) to induce a Government Official to do or omit to do any act in violation of a lawful duty, (3) to improperly obtain or retain business or a business advantage or (4) that would otherwise constitute a bribe, kickback or other improper or illegal payment or benefit. None of the Company or any Company Subsidiary (nor each Assigning Affiliate with respect to any Business Asset) is or has been designated on, or owned or controlled by any person designated on, the Specially Designated Nationals and Blocked Persons list published by OFAC, the European Union or any equivalent list of sanctioned persons issued by the U.S. Department of State or other relevant Governmental Entity, or is otherwise subject to applicable sanctions under any Specified Business Conduct Law. During the past five (5) years, the Company has made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and disposition of assets of the Company and the 42

Company Subsidiaries. At all times during the past five (5) years, the Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed and access to assets is given only in accordance with management’s general or specific authorization, and transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets and accounts. During the past five (5) years, none of the Company nor any Company Subsidiary (nor an Assigning Affiliate with respect to any Business Asset) has engaged in any transaction or direct or, to the Knowledge of the Company, indirect dealings with (x) any Person that is on the Specially Designated Nationals and Blocked Persons list published by OFAC, the EU Consolidated List published by the European Union, or any equivalent list of sanctioned persons issued by the U.S. Department of State or other relevant Governmental Entity or is otherwise the subject of sanctions under any applicable Specified Business Conduct Law or (y) any country or territory that is the subject of country-wide or territory-wide sanctions under any applicable Specified Business Conduct Law or any Person that is located in or organized under the Laws of any such country or territory to the extent such transaction or dealing would reasonably be expected to result in a violation of any applicable Specified Business Conduct Law. Neither the Company nor any of the Company Subsidiaries is, or during the prior three (3) years have not been, engaged in coastwise trade (as described in the Merchant Marine Act of 1920). (c) None of the Company or any Company Subsidiary, directly or indirectly, owns or operates a “transportation undertaking” or is otherwise engaged in any “transportation undertaking”, in each case, within the meaning of the Canada Transportation Act (Canada). Section 4.8 Permits. The Company and the Company Subsidiaries hold all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, consents, accreditations, registrations, waivers, exemptions and Orders issued by or obtained from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the Business under applicable Law, or that are necessary for the lawful ownership, lease or operation of their respective properties and assets. Each of the Company, the Company Subsidiaries and the Business is, and during the past three (3) years has been, in compliance in all material respects with all of the Permits. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing except, in each case, where such failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries (taken as a whole). No event has occurred or circumstance exists that would reasonably be expected (with or without notice, lapse of time or both) to constitute or result in a material violation of, or a failure to comply in any material respect with, any term or requirement of any such Permit, or result in the (or give rise to any right of) revocation, withdrawal, suspension, modification, cancellation, impairment, forfeiture, limitation or termination thereof. As of the date hereof, none of the Company or the Company Subsidiaries has received any notice, and to the Knowledge of the Company, no notice is threatened, from any Governmental Entity regarding any actual, alleged, possible or potential violation or failure to comply in any material respect with any term or requirement of any such Permit, or any revocation, withdrawal, suspension, cancellation, impairment, forfeiture, limitation or termination or adverse modification thereof. Section 4.9 Litigation. As of the date hereof, there is, and during the last three (3) years there has been, no Action pending, or, to the Knowledge of the Company, threatened 43 against the Company or any of the Company Subsidiaries or affecting any of the property or assets owned or used by the Company or any of the Company Subsidiaries (including the Business Assets) which would reasonably be expected, individually or in the aggregate, to result in a Liability greater than $500,000 or the imposition of any equitable relief on the Company or the Company Subsidiaries, or that challenges, or could have the effect of preventing, impeding, hindering, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated by this Agreement. Section 4.10 Employee Benefit Plans. (a) Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each material Benefit Plan maintained or sponsored by the Company and/or any of the Company Subsidiaries, or to which the Company and/or any of the Company Subsidiaries contributes (or has an obligation to contribute) or is a party or under which it has any obligation or liability (collectively, the “Company Benefit Plans”) is listed in Section 4.10(a)(i) of the Company Disclosure Letter. Section 4.10(a)(ii) of the Company Disclosure Letter lists each Benefit Plan in which employees of the Company and the Company Subsidiaries participate or are eligible to participate which is sponsored by Seller or one of its Affiliates other than the Company or any Company Subsidiary (the “Seller Plans” and, together with the Company Benefit Plans, the “Employee Benefit Plans”) unless it is not material. “Benefit Plan” means any equity, phantom equity, equity option, equity appreciation rights or other equity-based plan, bonus or incentive compensation arrangement, savings or retirement savings, pension or retirement or deferred compensation plan or supplemental unemployment benefit or supplemental income arrangement, profit sharing plan, severance plan, employment agreement (excluding at-will offer letters that may be terminated by the Company without notice), change in control benefit plan or agreement, retention bonus plan, agreement or arrangement, consulting agreement, vacation policy, life, disability, accident or other insurance, health or welfare plan, fringe benefit plan, or any other plan, policy, program, agreement or arrangement providing any compensation or benefits to any employee or other service provider. Notwithstanding the foregoing, none of the Canada Pension Plan, the Québec Pension Plan, any health or drug plan established and administered by a Province and workers’ compensation insurance provided by federal or provincial legislation or a comparable program established and administered outside Canada shall be a “Company Benefit Plan”, an “Employee Benefit Plan”, a “multi-employer plan” or a “multi-employer pension plan” for the purposes of, or under, this Agreement. (b) Neither the Company nor any of the Company Subsidiaries is party to an individualized employment agreement or any other agreement providing for any severance or other payments upon a termination of employment with any MGS Employee and no MGS Employee is, by virtue of his or her status as an MGS Employee, entitled to any benefits under any pension plan subject to Title IV of ERISA or any material retiree medical, retiree life insurance or other similar post-employment benefits. (c) Neither the Company nor any of the Company Subsidiaries has incurred any material Liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 400l(a)(15) of ERISA, currently or formerly maintained by any of them, or any other entity that, together with the 44

Company or any of the Company Subsidiaries, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”), which remains unsatisfied. No Employee Benefit Plan is a multiemployer plan within the meaning of Section 3(27) of ERISA and the Company and the Company Subsidiaries do not have any liabilities (contingent or otherwise) with respect to any multiemployer plan within the meaning of Section 3(27) of ERISA that is or was contributed to or required to be contributed to by an ERISA Affiliate. No Company Benefit Plan is a “registered pension plan” or a “retirement compensation arrangement” within the meaning of Subsection 248(l) of the Canadian Income Tax Act and no Employee Benefit Plan is a “multi-employer plan” or “multi-employer pension plan” as defined under applicable Law in Canada; provided that, for greater certainty, none of the Canada Pension Plan, the Québec Pension Plan, any health or drug plan established and administered by a Province and workers’ compensation insurance provided by federal or provincial legislation or a comparable program established and administered outside Canada shall be a “Company Benefit Plan”, an Employee Benefit Plan, a “multi-employer plan” or a “multi-employer pension plan” for the purposes of, or under, this Agreement. (d) Except as would not result in material Liability to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Benefit Plan is in compliance with applicable Law and has been administered and operated in all respects in accordance with its terms, any applicable collective bargaining agreement and applicable Law, (ii) all contributions required to be made under the terms of any of the Company Benefit Plan as of the date of this representation is made have been timely made or, if not yet due, have been properly accrued in accordance with GAAP, (iii) neither the Company nor any of the Company Subsidiaries, nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA or a Tax pursuant to Section 4975 of the Code and (iv) no Action has been made or commenced, and the Company and its Affiliates have received no threat of any Action, against, on behalf of, or with respect to any Company Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims) and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Action. (e) Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (“IRS”) or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or opinion letter. Each Company Benefit Plan that is required or intended to be registered under applicable Law in Canada has been so registered with the applicable Governmental Entity and no event has occurred and no conditions exist which would reasonably be expected to result in the revocation of such registration. (f) The Company has made available to Purchaser or its counsel true and complete copies of each material Company Benefit Plan, together with all amendments thereto and, to the extent applicable with respect to any material Company Benefit Plan, (i) all trust agreements, insurance contracts or other funding agreements, (ii) the most recently filed annual 45 report on IRS Form 5500-series, including any attachments thereto or annual information return, as applicable, (iii) the most recent IRS determination letter and/or opinion letter, (iv) the most recent actuarial report or other financial or asset statement relating to such Company Benefit Plan, (v) the most recent material plan description provided to Company Employees and all other material notices of amendment , (vi) the most recent nondiscrimination tests performed under the Code and (vii) all non-routine filings made with any Governmental Entities. With respect to each material Seller Plan, Seller has made available to Purchaser complete copies of such Seller Plan and all amendments thereto and all summaries and summary plan descriptions thereof, including any summary of material modifications. (g) Except as set forth in Section 4.10(g) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary has incurred any current or projected material Liability in respect of post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees, or MGS Employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law, and (ii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material cost or Liability to the Company or any Company Subsidiary. (h) Section 4.10(h) of the Company Disclosure Letter lists all Company Benefit Plans that are pension plans subject to Title IV of ERISA (the “Company Title IV Plans”). Neither Seller nor its ERISA Affiliates maintains, sponsors, contributes to or is required to contribute to any pension plan subject to Title IV of ERISA (other than a Company Title IV Plan) that would reasonably be expected to result in any material liability to Purchaser, the Company or the Company Subsidiaries after the Closing Date. (i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, has been operated and documented in all material respects in compliance with Section 409A of the Code and all applicable regulations and notices issued thereunder. (j) Except as disclosed on Section 4.10(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by Seller and the Company nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any person to payments or benefits or increases in or any requirement to fund or accelerate funding of any payments or benefits or any loan forgiveness. (k) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events or the passage of time), as of the Closing, constitute an event that will or may result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code. There is no contractual obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them are bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code. 46

(l) All Employee Benefit Plans that are subject to the laws of any jurisdiction outside the United States (i) have obtained from the Governmental Entity having jurisdiction with respect to such Employee Benefit Plans any determination required in order to give effect to such Employee Benefit Plan, (ii) if they are intended to qualify for special Tax treatment, satisfy in all respects requirements under applicable Law for such treatment, except as would not result in material Liability to the Company and the Company Subsidiaries, taken as a whole, and (iii) to the extent providing pension or post-termination welfare benefits are disclosed on Section 4.10(l) of the Company Disclosure Schedule and are fully funded or are book reserved, as applicable, in accordance with GAAP. All obligations of the Company and the Company Subsidiaries regarding such Employee Benefit Plans have been fully satisfied in all material respects or accrued in all material respects on the Books and Records, there are no outstanding material defaults or violations by any party thereto and there are no material Taxes, penalties or fees owing under any such Employee Benefit Plans. (m) Since January 1, 2020, neither the Company nor any of the Company Subsidiaries has materially reduced the compensation and benefits for its workforce, taken as a whole, or otherwise materially reduced the working schedule for its workforce taken as a whole, in each case for any reason relating to COVID-19. Neither the Company nor any of the Company Subsidiaries has applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and have not claimed any employee retention credit under the CARES Act. Section 4.11 Labor and Employment Matters. (a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete anonymized list of all employees of the Company and the Company Subsidiaries (including MGS Employees ), including their job titles, positions, union status, employment status (full-time or part-time), annual base salary or wage rate, target short and long term incentive compensation amount, benefit plan participation details, FLSA status, employment location, leave status (and expected return date) and employment start date for benefit plan service credit purposes. (b) Section 4.11(b) of the Company Disclosure Letter sets forth a list of collective bargaining agreements to which the Company or any Company Subsidiary is a party. To the Knowledge of the Company, with respect to the employees of the Company or any of the Company Subsidiaries or any MGS Employee that becomes a Company Employee, within the last five (5) years (i) no labor union has made a pending demand for recognition or certification and (ii) there are and have been no representation or certification proceedings or petitions seeking a representation proceeding presently pending, nor has the Company received any written threat of any representation or certification proceedings or petitions seeking a representation proceeding to be, brought or filed with the National Labor Relations Board or any other labor Governmental Entity. As of the date hereof and for the last five (5) years, there are and have been no pending or threatened strikes, lockouts, concerted work stoppages or collective labor disputes affecting the employees of the Company or any Company Subsidiary or any MGS Employee that becomes a Company Employee. 47

(c) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor or employment relations or practices. As of the date hereof, there is no material Action presently pending, and the Company has received no written threat of any Action, against the Company or any of the Company Subsidiaries with respect to its or their labor or employment obligations. (d) The Company and the Company Subsidiaries have not had, nor to the Knowledge of the Company are there any facts that would give rise to, any workforce changes resulting from disruptions due to COVID-19, or COVID-19 Measures including any actual or contemplated terminations, layoffs, furlough, shutdowns or any material changes to benefit and compensation programs, which workforce changes, when taken as a whole, would be material. Section 4.12 Tax Matters. (a) The Company, each of the Company Subsidiaries and (with respect to any Seller Consolidated Return) MIC has timely filed or caused to be timely filed all income and other material Returns that are required to be filed by, or with respect to, the Company and the Company Subsidiaries on or prior to the date hereof (taking into account any applicable extension of time within which to file), and all such Returns are true, correct and complete in all material respects with respect to the Company and each of the Company Subsidiaries. All material Taxes required to be paid by the Company or any of the Company Subsidiaries have been timely and properly paid. All material Taxes that the Company or any of the Company Subsidiaries is (or was) required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper Taxing Authority, and each of the Company and the Company Subsidiaries has otherwise complied in all material respects with all applicable Laws relating to the withholding and collection of such Taxes. (b) All Liabilities for Taxes of the Company and the Company Subsidiaries have been fully accrued on the Financial Statements and such Liabilities do not exceed the reserve provided for in the Financial Statements as adjusted for the passage of time through the Closing Date, in each case, in accordance with GAAP and with the past custom and practice of the Company and the Company Subsidiaries, as applicable. The unpaid Taxes of the Company and the Company Subsidiaries (other than the Taxes of any Seller Group or any Louisiana corporation franchise Tax of the Company that is included in Closing Indebtedness) will not, as of the end of the day on the Closing Date, exceed the amount accrued for current Taxes payable that is set forth on the Closing Balance Sheet and that is taken into account in the determination of Closing Working Capital. (c) Neither the Company nor any Company Subsidiary is currently the subject of any pending audit, investigation, assessment, examination or other similar proceeding with respect to Taxes, nor has the Company or any of the Company Subsidiaries received any written notices from any Taxing Authority that such an audit, investigation, assessment, examination or other similar proceeding is contemplated, pending or threatened. No deficiency, dispute, or claim relating to any material amount of Tax has been proposed, asserted, assessed or threatened in writing against the Company or any Company Subsidiary in respect of Taxes, and no material claim for assessment that previously has been so asserting remains unpaid or is otherwise not 48 resolved. No extension or waiver of the limitation period applicable to the payment or collection of Taxes has been requested or given in respect of any Taxes or Return of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has requested or received any ruling relating to Taxes from any Taxing Authority, or signed any binding agreement relating to Taxes with any Taxing Authority (including any advance pricing agreement), in each case that would be binding on Purchaser or any of its Affiliates (including the Company or any Company Subsidiary) after the Closing Date. No Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Returns has made any written claim that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction. Neither the Company nor any Company Subsidiary has engaged in a trade or business, has a permanent establishment or otherwise become subject to Tax in any country other than the country in which it files a Return. (d) The Company has made a valid election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation for U.S. federal income tax purposes. Section 4.12(d) of the Company Disclosure Letter sets forth the U.S. federal income tax classification of each of the Company Subsidiaries. (e) There are no Liens for Taxes upon the assets or properties of the Company or any Company Subsidiary or any Assigned Contract other than Permitted Liens. (f) Neither the Company nor any Company Subsidiary is party to, or is bound by, any Tax indemnity, Tax allocation, Tax sharing or other similar agreement or arrangement that will have effect on or after the Closing, nor does the Company or any Company Subsidiary have any liability to another party under any such agreement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes). (g) Neither the Company nor any Company Subsidiary (i) has ever been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Returns or paying Taxes (other than any Seller Group or any group the common parent of which was the Company or any Company Subsidiary) or (ii) has any liability for the Taxes of any Person (other than a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor (except for Taxes of members of any Seller Group), by Contract or otherwise (other than pursuant to any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes). (h) Neither the Company nor any Company Subsidiary will be required to include any material item of income or exclude material item of deduction from taxable income from a Pre-Closing Period (or portion thereof) as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or similar provision of state, local or foreign Law), (ii) change in or improper use of a method of accounting prior to the Closing, (iii) installment sale or open transaction occurring before the Closing, (iv) the long-term contract method of accounting with respect to any Contract entered into before Closing (v) any prepaid amount or deferred revenue received on or prior to the Closing Date, and (vi) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law). 49

(i) Neither the Company nor any Company Subsidiary has been party to a transaction that is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011- 4(b)(2) or any other transaction requiring disclosure under a similar provision of state, local or foreign Law. (j) Neither the Company nor any Company Subsidiary, or any predecessor by merger or consolidation of the Company or such Company Subsidiary, has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1) of the Code with respect to a transaction described in Section 355 of the Code (i) within the past two (2) years or (ii) in a distribution which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement. (k) Neither the Company nor any Company Subsidiary will be required to reduce or eliminate the tax basis in any of their assets or reduce or eliminate any of their assets or reduce or eliminate any of their other Tax attributes pursuant to Treasury Regulation Section 1.1502-36 as a result of the transactions contemplated by this Agreement. (l) No Company Subsidiary organized under the laws of a country other than the United States (a “Foreign Subsidiary”) (i) has an investment in “United States property” within the meaning of Section 956 of the Code, (ii) is engaged in the conduct of a United States trade or business for U.S. federal income tax purposes, (iii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iv) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code or (v) has elected under Section 897(i) of the Code to be treated as a U.S. corporation. (m) Neither the Company, any Company Subsidiary nor Purchaser or any of its Affiliates will be required to (i) include a material amount in gross income respect to the Company or any Company Subsidiary organized under the laws of a country other than the United States pursuant to Section 951 and Section 951A of the Code if the taxable year of such of the Company or any Company Subsidiary were deemed to end on the day after the Closing Date or (ii) pay any Taxes pursuant to Section 965 of the Code in any Post-Closing Period. (n) The Company and each Company Subsidiary has timely and properly filed, maintained and complied in all material respects with all requirements with respect to any and all domestic use elections required to be made under Treasury Regulation Section 1.1503(d)-6 such that no domestic use limitations under Treasury Regulation Section 1.1503(d)-4 apply to any loss of the Company or any Company Subsidiary that is treated as a “dual consolidated loss” as defined in Section 1503(d)(2). (o) All income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital Tax liabilities of the Company or any of the Company Subsidiaries have been assessed by the relevant Governmental Entities and notices of assessment have been issued to each such entity by the relevant Governmental Entities for all taxation years or periods commencing after January 1, 2014 and ending prior to and including the taxation year or period ended December 31, 2019. 50

(p) None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Canadian Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Company or any of the Company Subsidiaries at any time commencing after January 1, 2014 and up to and including the date hereof. (q) For all transactions between the Company or any of the Company Subsidiaries, and any non-resident Person (within the meaning of the Canadian Tax Act) with whom the Company or any Company Subsidiary, as applicable, was not dealing at arm’s length during a taxation year commencing after January 1, 2014 and ending on or before the date hereof, the Company and each of the Company Subsidiaries, as applicable, have made or obtained records or documents in accordance with the requirements of paragraphs 247(4)(a) to (c) of the Canadian Tax Act. (r) IMTT-Quebec, Inc., ITT-NTL, Ltd., and Newfoundland Transshipment Limited are duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and their registration number have been disclosed in writing by the Company. (s) The Company (i) has no activity or assets other than its investments in IMTT Holdings LLC and MCT Holdings LLC, (ii) has no employees, and does not hold any officer, management, board, or like meetings in the States of Louisiana, New Jersey, or any other State where any Company Subsidiary files any State income Return on a separate basis, (iii) was formed by MIC and was not historically part of any consolidated, combined or unitary Tax group that includes IMTT Holdings LLC prior to IMTT Holdings LLC becoming an indirect wholly owned subsidiary of MIC, (iv) is included as a member of MIC’s New York State consolidated or combined income Return, maintains its books and records in the State of New York, and all of its officers and managers are located outside of the States of Louisiana and New Jersey, (v) primarily has all of its officers and managers working in an office located in the State of New York and (vi) files all State income Returns only as a member of a Seller Group where applicable and does not have, and has never had, an income Tax nexus in any State of which any Company Subsidiary files any State income Returns on a separate basis. (t) The IMTT Promissory Note (i) had its corresponding item of income in each taxable year either subject to a Tax based on or measured by the related member’s net income in the State of Louisiana or any other State, or was subject to a Tax based on or measured by the related member’s net income by a foreign nation which has an enforceable income Tax treaty with the United States, if the recipient was a “resident” as defined in the income Tax treaty with the foreign nation, (ii) did not have as a principal purpose the avoidance of any Louisiana Tax, (iii) has a substantial business purpose and economic substance, (iv) contains terms and conditions comparable to a similar arms’ length transaction between unrelated parties and/or (v) was paid, accrued, or incurred, directly or indirectly, by the related member during the same taxable year to a Person that is not a related member. (u) Notwithstanding any other provision of this Agreement to the contrary, solely for purposes of Section 7.2(b), (i) the representations and warranties contained in this Section 4.12 and, to the extent applicable, Section 4.10 (Employee Benefit Plans) are the sole and exclusive representations and warranties made by the Company with respect to Taxes and matters 51 relating to Taxes and (ii) other than the representations contained in Section 4.12(k), the representations and warranties contained in this Section 4.12 are not representations or warranties as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that the Company or the Company Subsidiaries may have. Section 4.13 Intellectual Property. (a) Section 4.13(a) of the Company Disclosure Letter sets forth a true and correct list of all active patents and patent applications, trademark and service mark registrations and applications, copyright registrations and applications, industrial design registration and applications and Internet domain name registrations, in each case owned or purported to be owned by the Company or any Company Subsidiary as of the date hereof or otherwise constituting a Business Asset, listing the owner of such item, the jurisdiction of registration, issuance, or application, title, application and registration or issuance dates, and application, serial, and registration numbers. The Intellectual Property required to be listed on Section 4.13(a) of the Company Disclosure Letter has not been deemed by any Governmental Entity to be invalid or unenforceable and has not been cancelled or abandoned and, to the Knowledge of the Company, is valid and subsisting. (b) The Company or one of the Company Subsidiaries own or have a valid right to use all Intellectual Property that is used in the operation of the Business. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, suspension, limitation, or other impairment of, or give rise to any right of any Person to suspend, limit, terminate or otherwise impair the right of the Company or any Company Subsidiary to own or use or otherwise exercise any other rights that the Company or such Company Subsidiary currently has with respect to such Intellectual Property that is material to the Business, or otherwise result in the imposition of any new or additional requirements with respect to the use or exploitation of any such material Intellectual Property by the Company or any Company Subsidiary. (c) The conduct of the Business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person. Except as provided in Section 4.13(c) of the Company Disclosure Letter, during the last three (3) years (or earlier, if presently not resolved), no third Person has asserted in writing a claim received by Seller or any of its Affiliates that the Company or any Company Subsidiary or the operation of the Business is infringing, misappropriating, diluting or violating the Intellectual Property rights of such third Person or any other Person. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or violating any Intellectual Property of the Company or any Company Subsidiary. (d) Each current and former employee, contractor and consultant of Seller and each of its Affiliates (including the Company and each Company Subsidiary) who has contributed to or participated in the conception or development of any Intellectual Property material to the Business on behalf of or for the benefit of the Company or any Company Subsidiary has entered into a valid and binding written agreement pursuant to which such employee, contractor or consultant has assigned (by way of a present assignment) to the Company or a Company Subsidiary all right, title and interest in and to such Intellectual Property, except where ownership thereof would vest in the Company or a Company Subsidiary by operation of law. 52

(e) The Software, computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment, systems and infrastructure (collectively, the “IT Assets”) owned (or purported to be owned) or leased by the Company and the Company Subsidiaries or that otherwise constitute a Business Asset (i) operate and perform in all material respects as required for the immediate needs of the business of the Company and the Company Subsidiaries and the Business, (ii) together with the services to be provided under the Transition Services Agreement, are sufficient, in all material respects, for operation of the Business, and (iii) have not, within the past three (3) years, malfunctioned or failed in any material respect. Except as provided in Section 4.13(e) of the Company Disclosure Letter, in the past three (3) years, to the Knowledge of the Company, there has been no material data security breach or other unauthorized access of computers or information technology systems used in the operation of the Company or any Company Subsidiary or the Business that has resulted in access to, or the use, disclosure, modification, corruption or encryption of, any data or information of the Company or any Company Subsidiary or the Business. The Company and the Company Subsidiaries have complied in all material respects with their internal policies concerning the collection, use, storage, distribution, processing, transfer or disclosure of personal information or data and with any Contract relating to personal information or data to which the Company or any Company Subsidiary is a party or is otherwise bound. Section 4.14 Material Contracts. (a) Section 4.14 of the Company Disclosure Letter sets forth a true and correct list, as of the date hereof, of the following Contracts (each Contract set forth or required to be set forth on Section 4.14 of the Company Disclosure Letter, and each Contract entered into on or after the date hereof that would be required to be set forth on Section 4.14 of the Company Disclosure Letter if entered into prior to the date hereof, a “Material Contract”) to which the Company or a Company Subsidiary is party or by which they or any of their respective assets are bound or that is a Business Asset: (i) any Contract involving payments made or received by the Company or any Company Subsidiary (or, with respect to any Assigned Contract, any of the Applicable Assigning Affiliates), including those relating to storage, throughput, terminal access, carriers or exchange arrangements, involving commitments to such Persons and excluding payments in respect of capital expenditures to the extent covered by clause (ii) below, in excess of $5,000,000 in any twelve-month period or $10,000,000 in the aggregate; (ii) any Contract relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) with any outstanding payment obligation and that includes payments in excess of $2,500,000 individually or in the aggregate; (iii) any Contract that (x) materially restrains, limits or impedes the Company’s or the Company Subsidiaries’ (or, with respect to any Assigned Contract, any of the Applicable Assigning Affiliates’) ability to compete with or conduct any business or 53 line of business or (y) contains a “most-favored-nation” provision or similar obligation, any exclusivity covenant, any right of first refusal, right of first offer or similar right, or (z) contains take-or-pay requirements or arrangements or minimum purchase obligations that involve payments by the Company or any Company Subsidiary in excess of $2,500,000 in any twelve-month period or $5,000,000 in the aggregate; (iv) any Contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis (A) who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever with an annual base salary in excess of $200,000, or (B) containing any transaction, stay or retention bonus or change in control payment; (v) any Contract constituting (A) the Existing Revolving Credit Agreement or a Loan Document (as defined in the Existing Revolving Credit Agreement) or any agreements, documents or instruments related thereto, (B) the Existing Note Purchase Agreement, the Notes (as defined in the Existing Purchase Agreement) or any agreements, documents or instruments related thereto, (C) a Bond Document (as defined in the Existing Revolving Credit Agreement) and (D) any other Contract with respect to Indebtedness of the Company or any Company Subsidiary (or, with respect to any Assigned Contract, any of the Applicable Assigning Affiliates) or the issuance or any note, indenture or other evidence of Indebtedness (including, for the avoidance of doubt, any Hedging Obligation (as defined in the Existing Revolving Credit Agreement)) of the Company or any Company Subsidiary that is either (x) for borrowed money or (y) if not for borrowed money, in excess of $1,000,000 individually or in the aggregate for all such Contracts, other than, in each case, Indebtedness that will be repaid at or prior to the Closing (each of (A), (B) and (C) above, a “Material Debt Contract”); (vi) any Contract involving a material loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or material advance to (other than travel and entertainment advances to the employees of the Company and any of the Company Subsidiaries extended in the ordinary course of business), or material investment in, or by which the Company or any Company Subsidiary (or, with respect to any Assigned Contract, any of the Applicable Assigning Affiliates) has guaranteed any material Liability or obligation of, any Person or any Contract relating to the making of any such loan, advance, investment or guarantee; (vii) any partnership, joint venture, strategic alliance, joint development, revenue sharing or similar Contract; (viii) any Contract pursuant to which the Company or any Company Subsidiary (or, with respect to any Assigned Contract, any of the Applicable Assigning Affiliates) (A) grants a license, permission or other similar right to another Person to use any material Intellectual Property of the Company or any Company Subsidiary (other than non-exclusive licenses (1) granted in the ordinary course of business; or (2) that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business) or (B) is granted a license, permission or other similar right to use Intellectual Property of another Person (including Seller and its other Affiliates) (other than licenses 54

(1) for (x) “shrink wrap,” “click wrap” or “browse wrap” software that has not been customized or (y) other generally commercially available software that has not been customized and is licensed on standard and non-discriminatory terms, in each case of (x) and (y), with aggregate license, maintenance, support and other fees of less than $1,000,000 annually; (2) pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; or (3) that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business); (ix) any Contract involving the sale of any asset owned or leased by the Company or any Company Subsidiary (or, with respect to any Assigned Contract, any of the Applicable Assigning Affiliates), other than inventory or obsolete or surplus equipment sold or disposed of in the ordinary course of business; (x) any Contract for the issuance, sale or voting of, or otherwise relating to Equity Interests of the Company or any Company Subsidiary, or the grant of a stock option or similar Equity Interest; (xi) any Contract that (A) prohibits or restricts the payment of dividends or distributions with respect to the Equity Interests of the Company or any Company Subsidiary, (B) prohibits or restricts the pledging of any Equity Interests of the Company or any Company Subsidiary, or (C) prohibits or restricts the issuance of guarantees by the Company or any Company Subsidiary; (xii) any Contract involving the Company or any Company Subsidiary (or, with respect to any Assigned Contract, any of the Applicable Assigning Affiliates), on the one hand, and Seller or any Affiliate of Seller (other than the Company and the Company Subsidiaries), on the other hand; (xiii) any Contract relating to any acquisition or disposition of any business, Equity Interests, assets, rights or properties (whether by merger, stock or asset purchase or otherwise, and including any option to acquire) pursuant to which any of the Company or any Company Subsidiary has (A) any unfulfilled obligation to pay any purchase price thereunder in excess of $5,000,000, (B) any deferred purchase price, “earn- out”, purchase price adjustment or similar contingent purchase price payment obligation, or (C) any material indemnification obligations or other obligations outstanding; (xiv) any Contract involving any resolution or settlement of any threatened or actual Action involving the Company or any Company Subsidiary with outstanding payment obligations in excess of $250,000 or any material ongoing requirements or restrictions; (xv) any Government Contract; (xvi) any Contract, arrangement or understanding with any Canadian Aboriginal Group; (xvii) any Contract with any Material Customer or Material Supplier; 55

(xviii) any Contracts related to the Development Projects that are (A) customer Contracts or (B) Contracts that involve payments by the Company or any Company Subsidiary in excess of $2,500,000 individually or in the aggregate and that are not be terminable without penalty and/or that contain liquidated damage, take or pay or similar rights or obligations; (xix) any Assigned Contract; and (xx) any Shared Contract. (b) True, correct and complete copies of all Material Contracts (including any amendments, supplements or other modifications thereto and all other material documents, agreements or undertakings related thereto, including work orders, purchase orders, request for change orders, change orders, and similar documents) have been made available to Purchaser. All of the Material Contracts are valid, binding and enforceable against the Company and each Company Subsidiary (to the extent party thereto) and, to the Knowledge of the Company, enforceable by the Company and each Company Subsidiary (to the extent party thereto) against the other parties thereto, in accordance with their respective terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles). The Company and each Company Subsidiary (to the extent party thereto) and, to the Knowledge of the Company, each other party thereto is in material compliance with the terms of each Material Contract. None of the Company, any Company Subsidiary (to the extent party thereto) or, to the Knowledge of the Company, the other parties thereto is in default or breach under any Material Contract, and to the Knowledge of the Company, no event, condition or omission has occurred which with or without the giving of notice or the lapse of time or both by any of the Company, any Company Subsidiary or the other party thereto, would reasonably be expected to result in such a default or breach, except in each case for any such default or breach which would not reasonably be expected to be, individually or in the aggregate, material to the Business, results of operation or financial condition of the Company and the Company Subsidiaries, taken as a whole (it being understood that for purposes of this sentence only and without limiting Section 4.24, with respect to the Company and Company Subsidiaries and not any other Person, “default or breach” in the context of a Material Debt Contract shall mean “default or event of default (however denominated)”). As of the date hereof, neither the Company nor any Company Subsidiary has received notice of any material default or breach of, or any intention to cancel, terminate or not renew, or to renegotiate any material terms of, any Material Contract, and with respect to any Material Debt Contract, neither the Company nor any Company Subsidiary has given or received any notice of a default or event of default (however denominated), or any intention to cancel, terminate or not renew, or to renegotiate any material terms of any Material Debt Contract. Section 4.15 Environmental Matters. (a) (i) The Company and each Company Subsidiary are, and for the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws; (ii) the Company and each Company Subsidiary have obtained and possess and are in compliance in all material respects with all Permits required to be obtained by the Company or each Company Subsidiary under applicable Environmental Laws in connection with the ownership and operation 56 of the properties, assets and business of the Company and the Company Subsidiaries as currently conducted, and each such Permit is in full force and effect; (iii) there are no Actions pending, and the Company has received no written threat of any Action, nor, to the Knowledge of the Company, has any Action been threatened by any Governmental Entity or other Person against the Company or any Company Subsidiary in connection with the past or present ownership or operations of the business, properties or assets of the Company or any of the Company Subsidiaries under any Environmental Law; and (iv) there are, and in the past three (3) years there have been, no Orders arising under Environmental Laws in respect of the ownership or operations of the business, properties or assets of the Company and the Company Subsidiaries, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to Business. (b) None of the Company Real Property is listed on, or has been proposed for listing on, any federal or state lists of contaminated sites, including the National Priorities List or the Superfund Enterprise Management System (or its predecessor, the Comprehensive Environmental Response, Compensation and Liability Information System), or any similar state list. (c) There has been no Release of, no contamination by, and no exposure of any Person to, any Hazardous Material at, under, or from any Company Real Property or, to the Knowledge of the Company, any property formerly owned, leased or operated by the Company or any Company Subsidiary or at any third-party waste disposal location used by the Company or any Company Subsidiary in the operation of the business of the Company and the Company Subsidiaries that has given or would give rise to any material Liability to the Company and the Company Subsidiaries, taken as a whole, for investigation, cleanup or other response action and the Company and the Company Subsidiaries have not received any outstanding written notice that any Company Real Property has been contaminated with any Hazardous Materials which would reasonably be expected to result, or has resulted, in material Liability of the Company or any Company Subsidiary for investigation, cleanup or other response action. (d) None of the Company or any of the Company Subsidiaries has agreed to indemnify any third-party against any Liabilities arising under Environmental Laws. (e) The Company has made available to Purchaser all material environmental assessments and reports (including Phase I and Phase II reports) in its (or any of its Affiliates’) possession or control relating the operation of the Company and the Company Subsidiaries or to the Company Real Property. Section 4.16 Real Property. (a) Section 4.16(a) of the Company Disclosure Letter contains a true and complete list as of the date hereof of all real property owned by the Company and/or the Company Subsidiaries, including the address and tax parcels thereof (the “Owned Real Property”). The Company or a Company Subsidiary has good and valid fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. During the past three (3) years, none of the Company or any Company Subsidiary has received written notice that the Company Real Property or any buildings, structures or appurtenances thereon, nor the use, occupancy or operation thereof, violates any Law or Order which has or would reasonably be likely to, individually or in the 57 aggregate, materially impair the, ownership, lease, use, occupancy or operation of the Company Real Property, or any material portion thereof, or the operation of the business of the Company and the Company Subsidiaries as currently conducted thereon. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened, with respect to the Company Real Property or any material portion thereof or interest therein. No Owned Real Property encroaches on any property owned by others in any material manner. No Owned Real Property is presently being marketed for sale, or is under contract to be sold, and there are no Contracts or options to which the Company or any Company Subsidiary is party that are currently in effect granting to any third party the right to acquire any of the Owned Real Property or any material interest therein. (b) Section 4.16(b) of the Company Disclosure Letter contains a true and complete list of all (i) Material Leased Real Property and (ii) leases with respect to any Material Leased Real Property (collectively, the “Real Property Leases”). True, complete and correct copies of such Real Property Leases have been made available to Purchaser, together with all amendments, modifications, supplements, waivers and side letters related thereto. The Company or a Company Subsidiary has good and valid leasehold interests or other rights to use all of the Material Leased Real Property, in each case free and clear of all Liens, except Permitted Liens. Neither the Company nor any Company Subsidiary is in material breach of or material default under any Real Property Lease, and no event has occurred or is reasonably expected to occur that (with or without notice, lapse of time or both) would constitute a material breach or material default under any Real Property Lease. To the Knowledge of the Company, no other party to any Real Property Lease is in material breach of or material default under any such Real Property Lease, and no event has occurred or is reasonably expected to occur that (with or without notice, lapse of time or both) would constitute a material breach or material default under any Real Property Lease. Except as provided in Section 4.16(b) of the Company Disclosure Letter, each Real Property Lease is valid, binding and enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles) and is in full force and effect, and there are no leases, subleases or other Contracts granting to any Person the right to use or occupy any portion of the Owned Real Property. Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter sets forth a list of the insurance policies maintained by or on behalf of the Company and the Company Subsidiaries as of the date hereof (other than title insurance policies) (the “Insurance Policies”) and a list of the claims history of the Company and the Company Subsidiaries during the one (1) year period ending on the date hereof. True, correct and complete copies of each such insurance policy have been made available to Purchaser. With respect to each such insurance policy, (i) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect in all material respects, (ii) neither the Company nor any Company Subsidiary is in material breach or default, and no event has occurred or is reasonably expected to occur that, with notice or the lapse of time or both, would constitute a material breach or default or permit termination under the policy, (iii) no written notice of material default, termination, cancellation, invalidation or nonrenewal has been received by the Company or any Company Subsidiary and (iv) all premiums due have been paid. There are no pending claims by the Company or any Company Subsidiary to which the insurers have denied coverage or otherwise reserved rights. 58

Section 4.18 Broker’s or Finder’s Fees. Except for the fees of the Financial Advisors (whose fees and expenses shall be paid by MIC in accordance with its agreements with the Financial Advisors), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company, any Company Subsidiary or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby. Section 4.19 Customer Inventory. There are no hydrocarbon inventory losses with respect to any customer of any Company or Company Subsidiary facility that would reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole. Section 4.20 Customers/Suppliers. (a) Section 4.20 of the Company Disclosure Letter sets forth a true and correct list of (i) the top twenty (20) largest customers (by revenue) of the Company and the Company Subsidiaries, taken as a whole for each of the two (2) most recent fiscal years and for the current fiscal year (each, a “Material Customer”) and the amount of consideration paid to the Company and the Company Subsidiaries during such period and (ii) the top twenty (20) largest suppliers (by expenditures) of the Company and the Company Subsidiaries for each of the two (2) most recent fiscal years and for the current fiscal year (each, a “Material Supplier”) and the amount of consideration paid to each such supplier. (b) As of the date hereof, no Material Customer or Material Supplier has given the Company, any Company Subsidiary or any of their respective Affiliates or Representatives, written (or to the Knowledge of the Company, other) notice that it intends to terminate or alter its business relationship with the Company or any Company Subsidiary, or decreased or threatened to decrease or limit, its supply of services or products to, or purchase of products or services from the Company or any Company Subsidiary, in each case (other than with respect to any complete termination of its relationship), in a manner that is or would reasonably be expected to be materially adverse to the Company or any Company Subsidiaries taken as a whole following the Closing. As of the date hereof, to the Knowledge of the Company, (i) no Material Customer or Material Supplier intends to terminate or alter its relationship with the Company or any Company Subsidiary or to decrease or limit, its supply of services or products to, or purchase of products or services from, the Company or any Company Subsidiary and (ii) no Material Customer or Material Supplier has advised the Company or any Company Subsidiary of any problem or dispute, in each case (other than with respect to any complete termination of its relationship), that is materially adverse to the Company or any Company Subsidiaries taken as a whole following the Closing. Section 4.21 Related Party Transactions. Section 4.21 of the Company Disclosure Letter sets forth a complete list of Contracts between the Company or any Company Subsidiary, on the one hand, and Seller or any Affiliate of Seller (other than the Company or any Company Subsidiary), on the other hand, in effect or under which there are any outstanding obligations on the date hereof. Except as set forth on Section 4.21 of the Company Disclosure Letter, none the Company, the Company Subsidiaries, or, to the Knowledge of the Company, their respective officers or directors or any Person with whom any such director or officer has a direct or indirect relation by blood, marriage or adoption (a) has any direct or indirect financial interest 59 in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or any Company Subsidiary (it being agreed, however, that the passive ownership of securities listed on a national securities exchange representing now more than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (b) owns or has any interest in any property, asset or right used by the Company or any Company Subsidiary or necessary for the business of the Company and the Company Subsidiaries; (c) has outstanding any Indebtedness owed to the Company or any Company Subsidiary; or (d) is or in the past three (3) years has been a party to any agreement or transaction with or received any funds from the Company or any Company Subsidiary, or is the obligee or beneficiary of any Liability of the Company or any Company Subsidiary, in each case, except for employment-related compensation or Liabilities therefor received or payable in the ordinary course of business. Section 4.22 Sufficiency of the Assets; Title. (a) The personal property, properties, assets, interests and rights owned, licensed, or leased by the Company and the Company Subsidiaries, together with the Business Assets, include all personal property, properties, assets, interests and rights (i) used or held for use in connection with, or necessary for, the conduct of the Business and (ii) together with the services to be provided under the Transition Services Agreement, necessary and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted during the twelve (12) months prior to the date of this Agreement. (b) The Company or a Company Subsidiary has good and valid title to, or a valid leasehold interest in, all tangible personal property and other real or tangible assets, including the Subsidiary Equity Interests and the real or tangible properties, equipment and assets used or held for use by the Company and the Company Subsidiaries, located on the Company Real Property, and/or shown on the 2019 Audited Financial Statements or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, except for properties and assets (which are not material individually or in the aggregate) disposed of in the ordinary course of business since the Balance Sheet Date. Section 4.23 Development Projects. Section 4.23 of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete summary of each of the committed development projects (the “Development Projects”), which descriptions include the following, in each case, as of the date hereof: (a) the targeted completion date and any key hurdle dates; (b) the percentage complete; (c) the aggregate budgeted amount and a breakdown of budget by key hurdles; (d) the percentage of budget spent; (e) billed but unpaid costs in respect of such Development Project, together with a statement of aging of any amounts that, if unpaid (whether contested or not) could give rise to statutory Liens or other Liens arising by operation of Law; and (f) the percentage (if any) by which spending with respect to any key hurdles has exceeded the budgeted amount for such key hurdle. To the Knowledge of the Company, there are no delays affecting, or claimed in writing by any of the parties to the commercial arrangements underlying any Development Project to so affect, any Development Project that would reasonably be expected to prevent the completion of such Development Project from occurring (i) on or before the applicable targeted completion date set forth on Section 4.23 of the Company Disclosure Letter with respect to such Development Project and (ii) substantially in accordance with the applicable 60 budget set forth on Section 4.23 of the Company Disclosure Letter. Except with respect to any potential failure to timely obtain any of the permits necessary for such completion (provided that such failure is not primarily the result of the Company’s or any Company Subsidiary’s non- performance of its obligations under the commercial arrangements underlying such Development Project), to the Knowledge of the Company, there are no circumstances existing or, by the passage of time would reasonably be expected to cause to exist any circumstances, that would reasonably be expected to prevent the completion of such Development Project from occurring (A) on or before the applicable targeted completion date set forth on Section 4.23 of the Company Disclosure Letter with respect to such Development Project and (B) substantially in accordance with the applicable budget set forth on Section 4.23 of the Company Disclosure Letter. Section 4.24 Material Debt Contracts. (a) Neither the Company nor any Company Subsidiary is in default (as defined in the applicable Material Debt Contract) under any Material Debt Contract and no event of default (as defined in the applicable Material Debt Contract and including any termination event under any Material Debt Contract governing Derivatives that would otherwise result in such a default as defined therein) exists under any Material Debt Contract (it being understood that Section 8.1 and Section 8.2 of the Existing Revolving Credit Agreement and Section 10.10(a) and (b) of the Existing Note Purchase Agreement are by their terms tested only at the end of each fiscal quarter and not as of the date hereof or as of the Closing Date, unless the Closing Date occurs on the last day of a fiscal quarter). With respect to the Existing Revolving Credit Agreement, (i) there are no inaccuracies related to pricing grid determinants that would retroactively affect the interest rates and other pricing applicable thereto and (ii) all representations and warranties of each Loan Party (as defined in the Existing Revolving Credit Agreement) contained in the Existing Revolving Credit Agreement and the other Loan Documents (as defined in the Existing Revolving Credit Agreement) are true and correct in all material respects (without the duplication of any materiality provision contained therein and other than representations and warranties which relate to an earlier date, in which case such representations and warranties shall have been true and correct on such earlier date) (it being understood that there is no representation or warranty as to pro forma compliance under the requirements of Section 8.1 or Section 8.2 of the Existing Revolving Credit Agreement). With respect to the Existing Note Purchase Agreement, (A) there is no event or circumstance giving rise to a prepayment obligation (or offer in respect thereof) under the Existing Note Purchase Agreement and (B) no Make-Whole Amount (as defined in the Existing Note Purchase Agreement) is due under the Existing Note Purchase Agreement. There are no fee letters or other agreements (except the Existing Revolving Credit Agreement and the Existing Note Purchase Agreement) to pay fees with respect to the Material Debt Contracts other than the fee letter referenced in Section 4.7 of the Existing Revolving Credit Agreement, a true, correct and complete copy of such fee letter (with fees which have been paid (or are no longer payable) having been redacted) having been made available to Purchaser. (b) As of the date hereof, to the Knowledge of the Company, there is no event or condition that with the passage of time or the giving of notice or both would result in or constitute a default or an event of default (in each case, as defined in the applicable Material Debt Contract and including any termination event under any Material Debt Contract governing Derivatives that would otherwise result in such a default as defined therein) under such Material Debt Contract. As of the date hereof, neither the Company nor any Company Subsidiary has given 61 or received any notice (whether written or oral) of any default or event of default (in each case, as defined in the applicable Material Debt Contract and including any termination event under any Material Debt Contract governing Derivatives that would otherwise result in such a default as defined therein) under any Material Debt Contract, nor, to the Knowledge of the Company, has any such default or event of default (in each case, as defined in the applicable Material Debt Contract and including any termination event under any Material Debt Contract governing Derivatives that would otherwise result in such a default as defined therein) been alleged by the counterparty or counterparties to such Material Debt Contract. Section 4.25 Government Contracts. (a) With respect to each Government Contract and any proposals or bids submitted for any Government Contract, during the five (5) years prior to the date hereof: (i) neither the Company nor any of the Company Subsidiaries nor any of their respective directors, officers, principals, or, to the Knowledge of the Company, any current employee is or has been suspended or debarred, proposed for debarment or suspension, declared ineligible or determined non-responsive from holding, performing or bidding on any Government Contract, and no such proceeding regarding suspension, debarment, ineligibility or non-responsibility has been commenced or threatened; (ii) no Governmental Entity nor prime contractor, or subcontractor has notified the Company or any of the Company Subsidiaries, as applicable, in writing of any breach or violation of any applicable Law; (iii) neither the Company nor any of the Company Subsidiaries has received any written notice of termination for default or cause, cure notice, or show cause notice; (iv) neither the Company nor any of its Subsidiaries has received any written notice of any audits or investigations by any Governmental Entity; (v) neither the Company nor any of the Company Subsidiaries has been notified of any other material claim or other material dispute relating to any Government Contract; (vi) neither the Company nor any of the Company Subsidiaries has conducted an internal investigation for which it engaged outside counsel or a forensic accounting firm, nor made any voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment, or actual, alleged or potential violation of law; (vii) the Company and each of the Company Subsidiaries have complied, in all material respects, with all Laws applicable to Government Contracts and the terms and conditions of (including all representations and certifications relating to) each Government Contract; and (viii) neither the Company nor any of the Company Subsidiaries has performed any Government Contract subject to cost reimbursement requirements as defined by 48 C.F.R. Subpart 16.3, or otherwise subject to cost reimbursement requirements contained in 48 C.F.R. Parts 30 or 31. (b) Neither the Company nor any of the Company Subsidiaries holds a facility security clearance as defined in the National Industrial Security Program Operating Manual (DoD 5220.22-M) or any similar security clearance issued by any non-U.S. Governmental Entity. (c) The Company has provided true and correct copies of all subpoenas issued by any Governmental Entity to the Company or any of the Company Subsidiaries in the five (5) year period prior to the date hereof regarding any Government Contract, other than any subpoena issued at the request of a private party in a litigation matter unrelated to any Government Contract. 62

Section 4.26 Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by the Company in this Article IV (as modified by the Company Disclosure Letter) are the exclusive representations and warranties made by the Company or any other Person with respect to the Company and the Company Subsidiaries (other than Seller in accordance with Article III (Representations and Warranties of MIC and Seller) and in any certificate, instrument or document delivered pursuant hereto), including the businesses and assets of each of them or the transactions contemplated by this Agreement. The Company and Seller hereby disclaim any other express or implied, written or oral, representations or warranties with respect to the Company, any Company Subsidiary, the businesses and assets of the Company and the Company Subsidiaries, the Units and the transactions contemplated by this Agreement. Except as expressly set forth in Article III (Representations and Warranties of MIC and Seller), this Article IV (Representations and Warranties of the Company) and any certificate, instrument or document delivered pursuant hereto, and without limiting the representation and warranties set forth in Article III (Representations and Warranties of MIC and Seller) or this Article IV (Representations and Warranties of the Company) or any certificate, instrument or document delivered hereunder, the condition of the businesses and assets of the Company and the Company Subsidiaries and the Units shall be “as is”, “where is” and “with all faults” and neither the Company nor Seller makes any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the businesses and any of the assets of the Company or any Company Subsidiary or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Except as expressly set forth in Article III (Representations and Warranties of MIC and Seller), this Article IV (Representations and Warranties of the Company) and any certificate, instrument or document delivered pursuant hereto, and without limiting the representations and warranties in Article III (Representations and Warranties of MIC and Seller) or this Article IV (Representations and Warranties of the Company) or any certificate, instrument or document delivered hereunder, neither the Company, Seller nor any other Person is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company or any of the Company Subsidiaries made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Purchaser and its Affiliates and their respective Representatives), and the Company and Seller hereby disclaim all Liability and responsibility for any such information and statements, except for Fraud. It is understood that any Due Diligence Materials made available to Purchaser or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company, Seller or their respective Affiliates or their respective Representatives, or otherwise modify or affect the representations and warranties made by the Company in this Article IV (as modified by the Company Disclosure Letter). 63

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER Except as set forth in the disclosure letter delivered by Purchaser to Seller (the “Purchaser Disclosure Letter”) in connection with this Agreement, Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows: Section 5.1 Due Organization, Good Standing and Corporate Power. Purchaser is a Delaware corporation, duly incorporated and validly existing under the Laws of the jurisdiction in which it is incorporated and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction, including its jurisdiction of incorporation, in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has delivered prior to the date hereof to the Company copies of its Constituent Documents, in each case, as amended and in full force and effect as of the date hereof. Purchaser is not in violation of any of the provisions of its Constituent Documents. Section 5.2 Authorization; Noncontravention. (a) Purchaser has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Purchaser and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, the consummation by Purchaser of the transactions contemplated hereby and thereby and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporate action. This Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby shall be, duly executed and delivered by Purchaser. Assuming that this Agreement constitutes a valid and binding obligation of Seller and the Company, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. (b) The execution and delivery by Purchaser of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any provisions of the Constituent Documents of Purchaser, (ii) conflict with, result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or (iii) subject to any consents, approvals, authorizations, 64 declarations, filings and notices required under any Antitrust Laws or set forth in Section 5.3 of the Purchaser Disclosure Letter, contravene any Law or any Order applicable to Purchaser or by which any of its respective properties or assets are bound, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults or accelerations which, or such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Section 5.3 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired and receipt of all approvals, authorizations or consents thereunder, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement. Section 5.4 Compliance with Laws. Purchaser is in compliance with all Laws and Orders applicable to it, except where the failure to comply with such Laws or Orders would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Purchaser nor, to the Knowledge of Purchaser, any of its officers, managers, directors or employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of Purchaser is a Person that is, or is owned or controlled by Persons that are, (a) the target of any sanctions administered or enforced by the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury in the United Kingdom, or any other relevant sanctions authority described in clause (b) of the definition of Specified Business Conduct Laws (collectively, “Sanctions”); or (b) located, organized, or resident in a country or territory that is the target of Sanctions (including, currently, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) (hereinafter, each, a “Sanctioned Country”). Purchaser will not directly or, to the Knowledge of Purchaser, indirectly make any payments under this Agreement using funds related to any activities, business, or transaction involving or with any person that is the target of Sanctions or any Sanctioned Country, or in any manner that would reasonably be expected to result in the violation of any applicable Sanctions. Neither Purchaser nor, to the Knowledge of Purchaser, any of its officers, managers, directors or employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of Purchaser is or has been in the past five (5) years in violation of Sanctions or is engaged in any activity that would reasonably be expected to result in Purchaser being designated as a target of Sanctions. Neither Purchaser nor, to the Knowledge of Purchaser, any of its officers, managers, directors or employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of Purchaser is subject to any pending or threatened (in writing) investigations or proceedings with respect to Sanctions. Section 5.5 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser, or any of its properties or rights, which would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. 65

Section 5.6 Financing. (a) At the Closing, assuming the Financing is funded in accordance with the terms and conditions of the Debt Commitment Letter and Equity Commitment Letters, Purchaser shall have the financial capability and sufficient unrestricted funds available (through cash on hand, unrestricted cash available to them under existing credit agreements or otherwise) necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, including to enable them to make all payments under Section 2.2 (Purchase Price; Delivery of Funds; Payment of Company Transaction Expenses), pay all other amounts to be paid or repaid by Purchaser under this Agreement (whether payable on or after the Closing) and, pay all of Purchaser’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement (including under the Financing). The obligations of Purchaser under this Agreement are not contingent on the availability of financing, it being understood that the conditions to the obligations of Purchaser to close are set forth in Section 7.1 and Section 7.2. Concurrently with the execution of this Agreement, Purchaser has delivered to the Company correct and complete copies (expressly subject to the confidentiality obligations set forth in Section 6.2) of (i) executed equity commitment letters addressed to Purchaser, and each dated as of the date hereof (the “Equity Commitment Letters”), from the Guarantors to collectively provide equity financing in an aggregate amount of $1,163,000,000 in accordance with the respective terms of the Equity Commitment Letters (the “Equity Financing”), and (ii) an executed debt commitment letter and each executed fee letter associated therewith (provided, that provisions in any fee letter related to fees and economic terms (other than covenants), syndication hold levels and all “flex” items agreed to by the parties may be redacted in a customary manner (none of which redacted provisions adversely affect the availability of, or impose additional conditions on the availability of, the Debt Financing)), dated as of the date hereof (such commitment letter(s), including all exhibits, schedules, annexes, supplements and amendments thereto and each such fee letter, collectively, the “Debt Commitment Letter”), providing the terms and conditions upon which the Debt Financing Sources have committed to provide debt financing up to $450,000,000 (the “Debt Financing”, and together with the Equity Financing, the “Financing”). Each of the Company and Seller is an express third-party beneficiary of the Equity Commitment Letters as specified therein. As of the date hereof, each of the Equity Commitment Letters in the form so delivered is, and the Debt Commitment Letter in the form so delivered is (as to Purchaser and, to the Knowledge of Purchaser, the other parties thereto), valid and in full force and effect (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles), such commitments have not been withdrawn, terminated or otherwise amended or modified in any respect and no withdrawal, termination, amendment or modification is contemplated or pending, and no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to, constitute a default or breach on the part of Purchaser, the Guarantors, their respective Affiliates, or, to the Knowledge of Purchaser, any other Person, under any term or condition of the Equity Commitment Letters or the Debt Commitment Letter. As of the date hereof, the Equity Commitment Letters and the Debt Commitment Letter constitute the entire and complete agreement between the parties thereto with respect to the financings contemplated thereby, and, in each case, except as set forth, described or provided for in the Equity Commitment Letters and the Debt Commitment Letter, there are no (x) conditions precedent to the obligations of the Guarantors to fund the Equity Financing, or (y) conditions precedent to the respective obligations of the Debt Financing Sources to provide the 66

Debt Financing. As of the date hereof, assuming the satisfaction in full of the closing conditions set forth in Section 7.1 and Section 7.2, Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the funding contemplated in the Financing will not be made available to Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement at the Closing. (b) Concurrently with the execution of this Agreement, Purchaser has delivered the duly executed Guaranties to Seller and the Company. The execution, delivery and performance by the applicable Guarantor of the Guaranty to which such Guarantor is a named party has been duly and validly authorized by all necessary limited partnership, corporate or other similar action. Each Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor party thereto, enforceable against such Guarantor in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles). The obligations and commitments contained in each Guaranty have not been withdrawn or rescinded in any respect and, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or violation of, or default under, such Guaranty. Section 5.7 Solvency. Purchaser is not entering the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Affiliates. Immediately after giving effect to the transactions contemplated hereby, assuming (a) the accuracy of the representations and warranties of Seller and the Company set forth herein, (b) the satisfaction in full of the conditions set forth in Section 7.1 and Section 7.2, (c) the consummation of the financing transactions contemplated by the Commitment Letters on the terms thereof and (d) the most recent financial forecasts of the Company and the Company Subsidiaries made available to Purchaser prior to the date hereof have been prepared in good faith upon assumptions that were and continue to be reasonable, the Company and the Company Subsidiaries shall be Solvent. Section 5.8 Reserved. Section 5.9 Interests in Competitors. None of Purchaser or any of its Subsidiaries competes directly in any markets or market segments within the lines of business of the Company or any of the Company Subsidiaries. Section 5.10 Investment Intent. (a) Purchaser is acquiring the Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Units in violation of the federal securities Laws or any applicable foreign or state securities Law. (b) Purchaser qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act. (c) Purchaser understands that the acquisition of the Units to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Purchaser can bear the economic 67 risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of its investment in the Units to be acquired by it pursuant to the transactions contemplated hereby. (d) Purchaser understands that the Units to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Purchaser acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Purchaser acknowledges that there is no public market for the Units and that there can be no assurance that a public market shall develop. Section 5.11 Broker’s or Finder’s Fees. Except as set forth on Section 5.11 of the Purchaser Disclosure Letter, no agent, broker, Person or firm acting on behalf of Purchaser is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto. Section 5.12 Legal Impediments. To Knowledge of Purchaser, as of the date hereof, there are no facts relating to Purchaser or any of its Subsidiaries, any applicable Law or any Contract to which Purchaser or any of its Subsidiaries is a party that would disqualify Purchaser from obtaining control of the Units or the Company or that would materially prevent, delay or limit the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby including obtaining all required consent, approvals, licenses, permits, orders or authorizations from Governmental Entities. Section 5.13 Acknowledgment by Purchaser; Company’s Liability. Purchaser has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries, which investigation, verification, review and analysis was conducted by Purchaser and, to the extent Purchaser deemed appropriate, by Purchaser’s Representatives. Without limiting the specific representations and warranties expressly set forth in Article III (Representations and Warranties of MIC and Seller) and Article IV (Representations and Warranties of the Company) (as modified by the Company Disclosure Letter) or any certificate, instrument or document delivered hereunder, Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis, and not on any factual representations or opinions of the Company or any of the Company’s Representatives, other than the specific representations and warranties of Seller and MIC set forth in Article III (Representations and Warranties of MIC and Seller) and of the Company set forth in Article IV (Representations and Warranties of the Company) and any certificate, instrument or document delivered hereunder. Without limiting the representations and warranties set forth in Article III and Article IV, any certificate, instrument and document delivered hereunder or any other rights set forth in this Agreement, Purchaser acknowledges and agrees, to the fullest extent permitted by Law, that: 68

(a) none of MIC, Seller, the Company, the Company Subsidiaries or any of their respective directors, officers, partners, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Company or the Company Subsidiaries made available to Purchaser, its Affiliates or its Representatives, in materials made available in the Data Room, including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of MIC, Seller, the Company or the Company Subsidiaries, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of MIC, Seller or the Company, or in any other form (such information, collectively, “Due Diligence Materials”), (ii) any information delivered or made available pursuant to Section 6.1(a) (Access to Information Concerning Properties and Records), or (iii) the pro-forma financial information, projections or other forward-looking statements of MIC, Seller, the Company or the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement; (b) except claims for Fraud, none of MIC, Seller, the Company, the Company Subsidiaries or any of their respective directors, officers, partners, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any Liability or responsibility whatsoever to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to Seller or the Company provided to Purchaser, in materials made available in the Data Room, in presentations by Seller’s or the Company’s management or otherwise), to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom); (c) without limiting the generality of the foregoing, none of MIC, Seller or the Company makes any representation or warranty regarding any third party beneficiary rights or other rights which Purchaser might claim under any studies, reports, tests or analyses prepared by any third parties for MIC, Seller, the Company or any of their respective Affiliates, even if the same were made available for review by Purchaser or its Representatives; and (d) without limiting the generality of the foregoing, Purchaser expressly acknowledges and agrees that none of the documents, information or other materials provided to it at any time or in any format by MIC, Seller, the Company or any of their respective Affiliates or Representatives constitute legal advice, and Purchaser waives all rights to assert that it received any legal advice from MIC, Seller, the Company, any of their respective Affiliates, Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons. Section 5.14 R&W Insurance Policy. As of the date hereof, Purchaser or one of its Affiliates has bound, at the sole expense of Purchaser other than as set forth in the definition of Closing Indebtedness, the form of buyer-side representations and warranties insurance policy attached hereto as Exhibit D (the “R&W Insurance Policy”), which expressly provides that the insurer thereunder waives, and agrees not to pursue, directly or indirectly, any subrogation rights 69 against Seller (other than in connection with Fraud) with respect to any claim made by any insured thereunder. As of the date hereof, Purchaser has no reason to believe that the coverage under such conditional binder will not be in effect at the Closing. Section 5.15 Exclusivity of Representations. The representations and warranties made by Purchaser in this Article V are the exclusive representations and warranties made by Purchaser. Purchaser hereby disclaims any other express or implied representations or warranties with respect to itself. ARTICLE VI COVENANTS Section 6.1 Access to Information Concerning Properties and Records. (a) During the period commencing on the date hereof and ending at the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Section 8.1 (Termination), except as prohibited by applicable Law or Order, the Company shall, and shall cause the Company Subsidiaries to, upon reasonable prior notice and during regular business hours, afford Purchaser, its Representatives and the Debt Financing Sources (or potential Debt Financing Sources) reasonable access to the Representatives, properties (subject to Purchaser’s execution of a customary access indemnity agreement reasonably satisfactory to the Company), books and records of the Company and the Company Subsidiaries (including any Returns or portions thereof with respect to the Company and Company Subsidiaries) to the extent reasonably necessary for Purchaser to familiarize itself with such matters and consummate the transactions contemplated by this Agreement and, during such period, the Company shall furnish to Purchaser all financial and operating data and other information concerning the Company’s and the Company Subsidiaries’ business, properties and personnel as Purchaser may reasonably request; provided, that (1) such access shall not unreasonably disrupt the operations of the Company or the Company Subsidiaries, (2) Purchaser shall use its commercially reasonable efforts to minimize any such disruption, (3) such access shall be in compliance with, and subject to, all applicable safety requirements of Seller, the Company or the Company Subsidiaries, including those with respect to any of their COVID-19 Measures (provided that each of Seller and the Company shall, and shall cause each of the Company Subsidiaries to, use its reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize the health and safety of any employees of Seller, the Company or the Company Subsidiaries, as applicable, in light of COVID-19) that have been provided or communicated to Purchaser, and (4) Seller shall be entitled to have representatives present in connection with all such access provided to Purchaser and its Representatives. Notwithstanding anything to the contrary contained in this Section 6.1(a) of this Agreement, the Company and/or the Company Subsidiaries shall not be required to (A) provide any information or access that would reasonably be expected to violate applicable Law, including Antitrust Laws and data protection Laws, rules or regulations or cause forfeiture of attorney-client privilege (provided that in the event that the restrictions in this clause (A) apply, the Company shall provide, or cause to be provided, to Purchaser a reasonably detailed description of the information not provided and the Company shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Purchaser to evaluate any such information without resulting in any violation of applicable Law or forfeiture of privilege), (B) provide any information relating to 70 the sale process, bids received from other Persons in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids or (C) conduct, or permit Purchaser or any of its Representatives to conduct, any Phase I environmental site assessment (except to the extent any such Phase I is reasonably required by carriers of applicable insurance policies obtained as of or prior to the Closing in connection with the transactions contemplated hereby, including the R&W Insurance Policy (including in connection with removing any exceptions thereto) and any pollution legal liability (or equivalent) insurance policy; provided that (1) Purchaser and such Representatives agree that prior to the Closing such Phase I’s and the results and findings thereof will be treated as Material and subject to the terms of the Confidentiality Agreement and Section 6.2, (2) Purchaser shall reimburse Seller for its actual, reasonable out-of-pocket third-party costs incurred by the Company or any Company Subsidiary directly resulting from compliance with the obligations of this Section 6.1 to provide such access with respect to such Phase I’s within thirty (30) days of an invoice covering such costs, and (3) Purchaser such promptly disclose any results or findings from such Phase Is that Purchaser reasonably anticipates would cause the failure of the conditions to closing set forth in Section 7.2(b)), Phase II testing or sampling at any Company Real Property. Purchaser acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, all documents, materials, communications, analyses and other information relating to the sale process, and bids received from Purchaser and other Persons in connection with the transactions contemplated by this Agreement that are in the possession of the Company or any of the Company Subsidiaries as of the date hereof and through the Closing will be transferred to Seller prior to or as of the Closing and Seller shall not be required to grant access to such documents, materials and other information to Purchaser or any of their respective Affiliates at any time. Purchaser shall indemnify and hold harmless Seller, its Affiliates and their respective Representatives for any and all documented out- of-pocket expenses reasonably incurred by Seller, its Affiliates or their respective Representatives directly arising out of actions specifically requested by Purchaser under this Section 6.1(a). (b) Purchaser hereby agrees that it is not authorized to, and shall not (or shall not permit any of its employees, counsel, accountants, consultants, financing sources and other authorized Representatives to), other than in the ordinary course of business or unrelated to the transactions contemplated hereby, contact any competitor, supplier, distributor or customer of the Company or the Company Subsidiaries (other than with respect to any of the foregoing Persons that are also Representatives of Purchaser) with respect to the Company or the Company Subsidiaries, this Agreement or the transactions contemplated hereby prior to the Closing without the Company’s prior written consent, which will not be unreasonably withheld; provided that, nothing in this Section 6.1(b) shall prohibit Purchaser and its financing sources from approaching banks and other financial institutions that have existing relationships with the Company and the Company Subsidiaries in connection with their potential or actual participation in the Financing. Section 6.2 Confidentiality. (a) If this Agreement is terminated for any reason pursuant to Section 8.1 (Termination), the duration of the provisions and the term of the Confidentiality Agreement shall be deemed extended, without further action by the parties, for a period of time equal to twelve (12) months after the date this Agreement is terminated. Notwithstanding the previous sentence, from and as of the Closing Date, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto as it relates to Material to the extent it relates to the Business, the Company 71 or the Company Subsidiaries and shall no longer be binding with respect thereto. For the avoidance of doubt, the Confidentiality Agreement shall survive in accordance with its terms (as extended by the first sentence of this Section 6.2(a)) with respect to Material to the extent it relates to MIC, Seller, Atlantic Aviation FBO Holdings, LLC, MIC Hawaii Holdings, LLC, MIC Renewable Energy Holdings LLC and their respective Subsidiaries (other than the Company and the Company Subsidiaries). The parties to the Confidentiality Agreement shall be third party beneficiaries of this Section 6.2(a). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, (i) the Confidentiality Agreement is hereby amended to include in the definition of “representatives” contained therein with respect to Purchaser insurers and all of the existing or prospective equity investors, co-investors and Debt Financing Sources of Purchaser and its Affiliates, including each Guarantor and its and its Affiliates’ existing or prospective equity investors, co-investors and Debt Financing Sources, (ii) the execution of this Agreement shall constitute written consent of MIC pursuant to the Confidentiality Agreement to all actions by Purchaser and its Affiliates and “representatives” (as such term is defined in the Confidentiality Agreement) expressly contemplated by this Agreement, (iii) Purchaser and its Affiliates and “representatives” (as such term is defined in the Confidentiality Agreement) will be permitted to disclose Material to any Debt Financing Sources or potential Debt Financing Sources that may become parties to the Debt Financing (and, in each case, to their respective Representatives) in accordance with the Confidentiality Agreement (or, to the extent more permissive with respect to such disclosure, the Debt Commitment Letter) and (iv) the Debt Financing Sources may disclose Material in accordance with the Confidentiality Agreement (or, to the extent more permissive with respect to such disclosure, Debt Commitment Letter). As soon as reasonably practicable after the date hereof, Seller shall instruct each Person, other than Purchaser and its Affiliates and “representatives” (as such term is defined in the Confidentiality Agreement), in possession of confidential information related to the Business, the Company or the Company Subsidiaries that was furnished in the last three (3) years by or on behalf of Seller or its Affiliates in connection with any actual or potential proposal by such Person to acquire the Company or any Company Subsidiary or any portion of their respective businesses to promptly return or destroy all such information. Prior to the termination of this Agreement pursuant to Section 8.1 (Termination), Seller shall not, with respect to Material pertaining to the Business, the Company or any Company Subsidiary, release any third party from, or waive, amend or modify any provision of, or grant permission under, any confidentiality agreement to which Seller or any of its Affiliates is a party that was entered into in connection with its process relating to a sale of the Business, the Company or any Company Subsidiary or any portion of their respective businesses. (b) MIC acknowledges that it and the MIC Group are in possession of non- public information concerning the Business, the Company or the Company Subsidiaries and their respective businesses and operations. From and after the Closing, MIC shall, and shall cause its Affiliates and Representatives to, treat confidentially and not disclose or use all or any portion of such confidential information except in connection with this Agreement and the agreements and instruments contemplated hereby. If MIC or any Affiliates or Representatives of MIC are requested or required to disclose (after MIC has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Purchaser about such Person’s intention to make, and the proposed contents of, such disclosure) any such confidential information pursuant to applicable Law, including applicable securities Laws, or the rules of any securities exchange (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), MIC shall, or shall cause such Affiliates or 72

Representatives to, provide Purchaser with prompt written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy; provided that at any time that such protective order or remedy has not been obtained, MIC, or such Affiliates or Representatives, may disclose only that portion of such confidential information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt, or any similar sanction, by a Governmental Entity with competent jurisdiction, and MIC shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information so disclosed. MIC further agrees on behalf of itself, and its Affiliates (excluding, following the Closing, the Company and the Company Subsidiaries) and Representatives, that this Agreement and any instruments, documents and agreements contemplated hereby (including the Commitment Letters and the Guaranties and any other documentation related to the Financing), the terms and conditions set forth herein and therein, and any information concerning either Guarantor or any of its Affiliates furnished to MIC, its Affiliates or any of its Representatives in connection with the transactions contemplated hereby and thereby shall be kept confidential and shall not be disclosed or otherwise made available to any other Person, except (i) as required by Law (subject to the immediately preceding sentence applying mutatis mutandis to the information described in this sentence), (ii) as required by applicable securities Laws or the rules of any securities exchange or (iii) as part of any press release or public statement or disclosure, subject to and in accordance with Section 6.9. Section 6.3 Conduct of Business by the Company Pending the Closing. (a) Each of MIC and the Company agrees that, except (i) as set forth in Section 6.3(a) of the Company Disclosure Letter, (ii) as may be expressly required by or expressly provided for in this Agreement (including offers to MGS Employees made pursuant to Section 6.7(a)), (iii) as required by applicable Law or any Contract to which the Company or any Company Subsidiary is bound and which has been made available to Purchaser, (iv) to take such action as is necessary in the event of an emergency situation to protect life, property or the environment or comply with public health requirements or (v) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object within five (5) Business Days from the date on which request for such consent reasonably describing the subject matter is provided by the Company to Purchaser, so long as all reasonable questions of Purchaser regarding such matter timely delivered to the Company have been answered during such period, based on information held by the Company at such time, to the reasonable satisfaction of Purchaser), during the period commencing on the date hereof and ending at the earlier of (A) the Closing and (B) termination of this Agreement pursuant to Section 8.1 (Termination), the Company shall, and shall cause the Company Subsidiaries to, (and MIC shall cause the Company and the Company Subsidiaries to) conduct their respective operations in the ordinary course of business materially consistent with past practice and use their commercially reasonable efforts to preserve intact their respective business organizations, maintain their assets and properties materially consistent with past practice, keep available the services of their executive officers and maintain in all material respects goodwill and satisfactory relationships with Persons having business relationships with them. (b) In furtherance and not in limitation of Section 6.3(a), each of MIC and the Company agrees that during the period commencing on the date hereof and ending at the earlier 73 of (x) the Closing and (y) termination of this Agreement pursuant to Section 8.1 (Termination), except (A) as set forth in Section 6.3(b) of the Company Disclosure Letter, (B) as may be expressly required by or expressly provided for in this Agreement (including offers to MGS Employees made pursuant to Section 6.7(a)), (C) as required by applicable Law or (D) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided, that, other than with respect to matters described in Section 6.3(g) (which shall be governed by the terms and conditions set forth therein), the consent of Purchaser shall be deemed to have been given if Purchaser does not object within five (5) Business Days from the date on which request for such consent reasonably describing the subject matter is provided by the Company to Purchaser, so long as all reasonable questions of Purchaser regarding such matter timely delivered to the Company have been answered during such period, based on information held by the Company at such time, to the reasonable satisfaction of Purchaser), the Company shall not, and shall cause the Company Subsidiaries not to, (and MIC shall cause the Company and the Company Subsidiaries not to) effect any of the following: (i) make any change in or amendment to their Constituent Documents; (ii) issue, reissue, deliver, redeliver, pledge, suffer a Lien, dispose of or sell, or authorize the issuance, reissuance, delivery, redelivery, pledge, existence of a Lien, disposition or sale of, any units, membership interests, partnership interests or capital stock or any other Equity Interests, as applicable, of the Company or any of the Company Subsidiaries, or issue, reissue, deliver, redeliver, pledge, suffer a Lien, dispose of or sell, or authorize the issuance, reissuance, delivery, redelivery, pledge, existence of a Lien, disposition or sale of, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance, reissuance, delivery, redelivery, pledge, existence of a Lien, disposition or sale of, any units, membership interests, partnership interests, capital stock, or any other Equity Interests, as applicable of the Company or any of the Company Subsidiaries; (iii) split, combine, adjust, subdivide, redeem or reclassify, or purchase or otherwise acquire, or make any commitments to do any of the foregoing with respect to, any units, shares of capital stock, membership interests, partnership interests or other Equity Interests, as applicable, of the Company or any Company Subsidiary; (iv) (A) sell, transfer, lease, sublease, license or otherwise dispose of, or mortgage, any assets, Equity Interests or properties of the Company or any Company Subsidiary, (B) sell, assign, transfer, abandon, license or sublicense, modify, grant rights to, dispose of or terminate, fail to maintain or renew or allow to lapse any Intellectual Property (including any rights therein or thereto) material to the business of the Company or any Company Subsidiaries, except for non-exclusive licenses granted in the ordinary course of business or (C) take any action (or fail to take any action) that would subject any assets or properties to a Lien (other than a Permitted Lien permitted under each Material Debt Contract), except, in each case, (x) dispositions of obsolete or immaterial assets or (y) transfers among the Company and the Company Subsidiaries in the ordinary course of business; 74

(v) declare, set aside payment for or pay any stockholder or member or other Equity Interest holder dividend (whether in cash, Equity Interests or other assets or combination thereof) or other distribution in respect of Equity Interests or otherwise make any payments to the holders of Equity Interests of the Company or any Company Subsidiary, except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary; (vi) (A) merge or consolidate or otherwise acquire by any other business combination with, or make any material investment in, any other Person or business (other than the Company, Company Subsidiaries and their Business) or material assets thereof (including by acquiring the Equity Interests of such Person or a material portion of the assets of such Person), (B) acquire any real property or (C) form any Subsidiary; (vii) (A) renew, modify or amend in any material respect, cancel or terminate, or initiate the termination of or waive any material right under, any Material Contract (or Contract described in the immediately following clause (B)) or Real Property Lease or (B) enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract or Real Property Lease; provided, however, that the Company and the Company Subsidiaries may, solely in the ordinary course of business, (x) allow any Material Contract or Real Property Lease to expire in accordance with its terms or (y) enter into new Contracts or Real Property Leases in replacement of existing Material Contracts or Real Property Leases, respectively, or renewals, amendments or modifications to such existing Material Contracts or Real Property Leases, in each case of this clause (y), that are scheduled to expire, on terms that are not materially less favorable to the Company or Company Subsidiaries than such expiring Material Contract or Real Property Leases; provided, that, notwithstanding the foregoing, neither the Company nor any Company Subsidiary may (1) renew, modify or amend in any material respect, cancel or terminate, or initiate the termination of or waive any material right under, any Material Debt Contract, any Capitalized Customer Contract (as defined in an Material Debt Contract), any Contract related to any Material Project (as defined in any Material Debt Contract) or any lease required to be capitalized under GAAP, or (2) enter into any Contract of the type described in the foregoing clause (1) or with respect to any sale-leaseback transaction with respect to any asset of the Company or Company Subsidiary; (viii) (A) incur or guarantee (1) any Borrowing (as defined in the Existing Revolving Credit Agreement) or (2) any other Indebtedness for borrowed money or obligations evidenced by bonds, notes or similar instruments (other than intercompany Indebtedness, to the extent such Indebtedness is settled in full prior to the Closing pursuant to Section 6.23 or would be eliminated in consolidation of the Company and the Company Subsidiaries), (B) incur or guarantee any Indebtedness (other than Indebtedness for borrowed money or obligations evidenced by bonds, notes or similar instruments) in excess of $1,000,000 in the aggregate, (C) make any loans or advances to any other Person, other than loans and advances to Company Subsidiaries or employees consistent with past practice or (D) cancel any Indebtedness payable to the Company or any Company Subsidiary (other than any intercompany Indebtedness owed by the Company or any Company Subsidiary) or waive any claims or rights or make any loan, advance or capital contribution to any Person; 75

(ix) (A) except as may be required by any concurrent change in Law or under GAAP and other than in the ordinary course of business consistent with past practice, make any change in its methods, principles and practices of accounting or (B) except as may be required by any Governmental Entity, make, change or revoke (or file a request to make any such change or revocation) any material Tax election of the Company or any Company Subsidiary, file any material amended Return relating to the Company or any Company Subsidiary, adopt or change (or file a request to change) any tax accounting methods or periods of the Company or any Company Subsidiary, settle or compromise any material Tax claim, notice, audit or assessment with any Taxing Authority with respect to Taxes of the Company or any Company Subsidiary, or make any application or request for, or negotiate or conclude any, material voluntary Tax disclosure, Tax amnesty application, Tax ruling or other similar arrangement with any Taxing Authority, in each case, (clauses (A) and (B)) that could affect the Company Stand-Alone Income or Company Stand-Alone Loss for any Seller Indemnified Tax Period or increase any Taxes imposed on the Company or any of the Company Subsidiaries, including Taxes for which the Company or Purchaser is liable pursuant to this Agreement or that would otherwise materially adversely affect the Company or any Company Subsidiary in a Post-Closing Period; (x) grant or agree to grant to any director, officer or employee of the Company or the Company Subsidiaries or any MGS Employee any material increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new material compensation or employee benefit plans or arrangements, terminate any existing Company Benefit Plans or amend or agree to amend in any material respect any existing Company Benefit Plans, except (A) as may be required under applicable Law, (B) pursuant to the Company Benefit Plans or collective bargaining agreements of the Company or the Company Subsidiaries in effect on the date hereof; provided that the foregoing shall not restrict (1) the granting of salary or wage increases to non-officer employees in the ordinary course of business consistent with past practice as part of an ordinary course planned wage increase and review process so long as such increases do not exceed 3% of salaries and wages in the aggregate or 5% of salary of wages individually, (2) the making of annual long-term incentive and equity grants consistent with past practice that do not impose any costs on the Company or the Company Subsidiaries, (3) the granting of salary increases in connection with promotions or the granting of long-term incentive and equity grants to new hires or in connection with promotions, in each case, consistent with past practice, (4) the payment of any accrued or earned but unpaid compensation or (5) and compensation, payments or benefits pursuant to employment, retention, change-of-control or similar type Contracts existing as of the date hereof and made available to Purchaser prior to the date hereof (and for the avoidance of doubt, notwithstanding anything to the contrary in this Section 6.3(b)(x), Seller retains the ability to adopt, amend, and establish Seller Plans in its sole discretion; provided, however, that any such adoptions, amendments or establishments of Seller Plans (I) are not directed or targeted at employees of the Company or the Company Subsidiaries or otherwise complies with this Section 6.3(b)(x) and (II) shall not be included for purposes of determining the compensation and benefits to which Company Employees (as defined in Section 6.7(a)) were entitled immediately prior to the Closing Date under Section 6.7(a)); 76

(xi) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization on terms that are materially less favorable to the Company than the terms in effect on the date hereof; (xii) pay, discharge, settle or satisfy any litigation, arbitration, proceeding, claim, Liability or other Action or obligation, other than any of the foregoing (A) unrelated to the transactions contemplated by this Agreement, (B) that would not result in any Liability of the Company, any Company Subsidiary or the Business in excess of $500,000 in the aggregate or such greater amount reserved therefor or reflected on the balance sheets included in the Financial Statements and, in all cases, included as a current liability in the Working Capital Adjustment and (C) that would not impose any material restrictions or other material relief against, or material non-monetary obligations on, the Company or any of the Company Subsidiaries; (xiii) (A) hire or terminate the employment of any employee of the Company or any Company Subsidiary with an annual salary, or who will have an annual salary, in excess of $200,000, except in the ordinary course of business consistent with past practice, or (B) directly or indirectly transfer the employment of any employee of the Company or any Company Subsidiary to or from Seller or its Affiliates (other than the Company and the Company Subsidiaries) other than any MGS Employees; (xiv) adopt, approve or implement a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary; (xv) cancel, surrender, allow to expire or fail to renew any Permits of the Company or any Company Subsidiary that is material to the Business taken as a whole; (xvi) amend in any material respect or fail to maintain in full force and effect any material policy of insurance covering the Company or any Company Subsidiary as of the date hereof; (xvii) make any Restricted Payment (as defined in any Material Debt Contract) in violation or breach of any Material Debt Contract or that is reasonably likely to result in a default or event of default thereunder; (xviii) enter into any Contract or arrangement of the type described in Section 4.21; or (xix) authorize or agree or commit to do any of the foregoing. (c) Notwithstanding anything contained in this Agreement to the contrary, the Company and the Company Subsidiaries shall be permitted to maintain through the Closing Date the cash management systems of the Company and the Company Subsidiaries, maintain the cash management procedures as currently conducted by the Company and the Company Subsidiaries, and periodically settle intercompany balances in the ordinary course, in each case, solely to the extent that the foregoing actions do not, and would not reasonably be expected to, result in any incremental Liability to the Company, any Company Subsidiary or (following Closing) Purchaser. 77

(d) Purchaser acknowledges and agrees that (i) nothing contained in this Agreement shall be construed to give Purchaser, directly or indirectly, rights to control or direct the Company’s or any Company Subsidiary’s operations prior to the Closing, and (ii) prior to the Closing, the Company and the Company Subsidiaries shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of the Company’s and the Company Subsidiaries’ respective operations. (e) Notwithstanding anything contained in this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be deemed to have operated outside the ordinary course of business or outside the ordinary course of business consistent with past practice because of any COVID-19 Measures by the Company and/or the Company Subsidiaries, and shall not, solely as a result thereof, be deemed to breach Section 6.3(a) so long as such action or refraining from such action is done in a manner materially consistent with how a similarly situated company in the same industry acting reasonably could reasonably be expected to act or refrain from acting under similar circumstances and reasonably informed by the past practice of the Company and the Company Subsidiaries (taken as a whole). (f) [Reserved.] (g) Purchaser shall consider in good faith any reasonable request of Seller for consent pursuant to this Section 6.3 to the extent arising out of any waiver or other permitted cure sought by Seller, the Company or any Company Subsidiary under a Material Debt Contract with respect to a matter (other than payment of any amount or any offer to make any payment) that, absent such waiver or other permitted cure, would reasonably be expected to result in any representation or warranty set forth in Section 4.24 to fail to be true and correct, and Purchaser shall not unreasonably withhold, condition or delay such consent so long as such matter for which such consent is sought would not reasonably be expected to (i) result in any Liability or obligation of Purchaser, the Company or any Company Subsidiary after the Closing (other than immaterial Liabilities for which Seller has reimbursed or otherwise agreed to reimburse and/or indemnify Purchaser, the Company or any Company Subsidiary) or (ii) contravene or otherwise not be permitted under the terms (or reasonably expected terms) of the definitive documentation governing the Financing. Purchaser shall use commercially reasonable efforts, and shall not knowingly, intentionally or willfully fail, to provide prompt notice to Seller upon obtaining Knowledge of Purchaser that any representation or warranty set forth in Section 4.24 is not true and correct. Under no circumstances shall (x) imputed or constructive knowledge apply to Purchaser’s obligations under the immediately preceding sentence or (y) Purchaser or any of its Affiliates have any obligation to undertake any investigation as to the accuracy or inaccuracy of any representation or warranty set forth Section 4.24. Section 6.4 Reasonable Best Efforts. (a) Except as otherwise set forth in Section 6.6 (Regulatory Approvals; Consents) and Section 6.18 (Financing), subject to the terms and conditions set forth herein, and to applicable legal requirements, each of MIC, the Company, Purchaser and Seller shall cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner 78 practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII (Conditions Precedent). (b) The Company shall (and MIC shall cause the Company to) use best efforts, including as set forth on Section 6.4 of the Company Disclosure Letter, to obtain the consents and approvals required to consummate the transactions contemplated by this Agreement (other than those consents and approvals addressed by the provisions of Section 6.6, which shall be governed by the provisions set forth therein); provided, however, that the prior consent of Purchaser shall be required with respect to (i) any amendment or modification to any Contract for the purposes of obtaining any such consent or approval that is materially adverse to the Company or any Company Subsidiaries following the Closing and (ii) any obligations or accommodations (financial or otherwise) that would be binding on Purchaser or any of its Affiliates (other than immaterial administrative or legal costs and expenses paid prior to the Closing Date). (c) Except as set forth on Section 6.4 of the Company Disclosure Letter, nothing in this Section 6.4 or Section 6.6 (Regulatory Approvals; Consents) shall include any requirement of the Company, the Company Subsidiaries or Seller to expend any money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any consents to the transactions contemplated by this Agreement. Section 6.5 Business Asset Matters. (a) Shared Contracts. (i) From the date hereof and until the Closing, MIC will, and will cause the other members of the MIC Group to, give such notices, and use commercially reasonable efforts to obtain such consents of other Persons (which may be conditioned on the consummation of the transactions contemplated by this Agreement), that may be required by any provision of any Shared Contract, in connection with the consummation of the transactions contemplated by this Agreement; provided, however, in each case, that none of MIC, Seller nor any of their respective Affiliates will be required, for the purpose of obtaining any such consent, to (A) amend or modify any Shared Contract if such amendment or modification would be effective prior to the Closing, (B) relinquish or forbear any rights, (C) pay any consideration to any Person or (D) otherwise incur any Liabilities or provide any financial accommodation or become secondarily or contingently liable for any Liability; provided, further, that, in connection therewith, MIC will not, and will cause the other members of the MIC Group not to, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), (1) amend any Shared Contract in a manner that is materially adverse to the Company and Company Subsidiaries taken as a whole, (2) commit or purport to commit Purchaser, its Affiliates or the Company after the Closing to make any payments, or (3) make any non-monetary concession that would bind or purport to bind Purchaser, its Affiliates, the Company or the Company’s Subsidiaries after the Closing. (ii) For up to twelve (12) months after the Closing Date, Seller will, and will cause the other members of the MIC Group to, use commercially reasonable efforts to 79 cooperate with Purchaser, at Purchaser’s request, in endeavoring to obtain the consent of any Person required by any provision of any Shared Contract of the Company, in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that such efforts will not require Seller or any of its Affiliates to incur any Liabilities or provide any financial accommodation or to be secondarily or contingently liable for any Liability. (iii) With respect to each Shared Contract listed on Section 6.5(a) of the Company Disclosure Letter or such other Shared Contracts as reasonably requested by Purchaser (each, a “Specified Shared Contract”), MIC will, and will cause its Affiliates (including the Company) to, use commercially reasonable efforts to, before or effective as of the Closing (or, if not completed prior to the Closing, before the Consent Termination Date), cause the Company or the applicable Company Subsidiary to enter into a standalone Contract with respect to the goods or services provided or received in connection with the Business on terms and conditions substantially similar to those in the applicable Specified Shared Contract, subject to modifications that are immaterial or otherwise reasonably acceptable to Purchaser. Purchaser will reimburse MIC or its applicable Affiliate for 50% of all reasonable, documented out-of-pocket costs and expenses of MIC or such Affiliate paid in connection with its obligations under this Section 6.5(a)(iii); provided, that MIC and its Affiliates shall not pay or agree to pay any individual amount greater than $50,000 without the prior approval of Purchaser. (iv) With respect to any Shared Contract for which no standalone Contract has been entered into as of the Closing, to the extent permitted by applicable Law and the terms of the relevant Shared Contract, Seller will, and will cause its Affiliates (including the Company) to, use commercially reasonable efforts to, before or effective as of the Closing, assign, transfer and convey to the Company such portions of such Shared Contract if so assignable, transferable or conveyable so that the Company will be entitled to the rights and benefits of such portions of such Shared Contract (such Shared Contracts, the “Assigned Specified Contracts”), and, following the assignment, transfer and conveyance of any Assigned Specified Contract, MIC and its Affiliates will have no further obligation to enter into a standalone Contract with respect to such Assigned Specified Contract. (v) Notwithstanding anything contained in this Agreement to the contrary, (A) this Agreement will not constitute or be deemed to constitute an agreement to cause to be assigned in part any Specified Shared Contract if (1) the assignment thereof hereunder would, without the consent of any Person, constitute a breach thereunder or adversely affect in any material respect the rights of Purchaser with respect thereto and (2) such consent has not been obtained at or prior to the Closing and (B) any Specified Shared Contract described in the foregoing clause (A) will not be assigned to Purchaser pursuant to Section 6.5(a)(iv). (vi) With respect to any Shared Contract for which no assignment has been effected and no standalone Contract has been entered into as of the Closing (in each case, in accordance with the other terms of this Section 6.5(a)), to the extent permitted by applicable Law and the terms of the relevant Shared Contract, upon the request of 80

Purchaser, the parties hereto will cooperate and implement, until the earlier of the termination of such Shared Contract and twelve (12) months after the Closing Date, a mutually agreeable arrangement under which Purchaser would receive the benefits, and perform and discharge the obligations, of Seller or any Affiliate thereof that is party to such Shared Contract under such Shared Contract and under which Seller would enforce, or cause any such Affiliates, as applicable, to enforce, for the benefit of Purchaser all rights of Seller and any such Affiliates, as applicable, in respect of such Shared Contract in support of the Business. (b) Business Assets. (i) Immediately prior to the Closing, MIC will cause each applicable Assigning Affiliate to (x) assign, transfer, convey and deliver to the Company (or a Company Subsidiary designated by the Company), for no additional consideration, free and clear of all Liens (other than Permitted Liens permitted to exist pursuant to each Material Debt Contract), and the Company will accept and assume from such Assigning Affiliate, all of such Assigning Affiliate’s right, title and interest in and to the Business Assets owned or held by such Assigning Affiliate or (y) migrate the Business Data, in a commercially reasonable format, to systems owned, leased or licensed by the Company or a Company Subsidiary. “Business Assets” means the assets and properties exclusively related to, or exclusively used or held for use in, the conduct of the Business as of the date hereof or at any point during the twelve (12) months prior to the date hereof; provided that, with respect to clause (x) of the immediately preceding sentence, any such Business Assets located at the principal place of business of, or, with respect to Business Assets in the form of electronic records, that are and remain accessible through systems owned or controlled by the Company or any Company Subsidiary or downloadable in a commercially reasonable format by, the Company or the applicable Company Subsidiary, will be deemed to have been so delivered. The Business Assets include: (A) the (i) Incentive Agreements and the other Contracts that relate exclusively to the Business, including those listed on Section 6.5(b)(i)(A) of the Company Disclosure Letter (but excluding, for the avoidance of doubt, the Shared Contracts, the “Assigned Contracts”) and (ii) the Assigned Specified Contracts, in each case, to the extent such Contracts relate to, or are used in the Business; (B) all causes of action, lawsuits, judgments, claims and demands of any nature against Third Parties relating to the Business or any other Business Assets; (C) (1) all Software (including source code) owned by such Assigning Affiliate and exclusively related to, or exclusively used (or held for use) in, the conduct of the Business, including any and all of the following owned by such Assigning Affiliate: improvements, modifications, and enhancements to, and customizations and derivative works of, BLIS and SAGE Quebec, and (2) all other Intellectual Property owned by such Assigning Affiliate and exclusively related to, or exclusively used (or held for use) in, the conduct of the Business, in each case, together with all reasonably available tangible embodiments thereof (in whatever form or medium); (D) all goodwill to the extent in respect of the business of the Company and the Company Subsidiaries, including the Business; (E) the assets listed on Section 6.5(b)(i)(E) of the Company Disclosure Letter; (F) all assets reflected in the final Closing Statement; (G) all books, records, files, data and papers of MIC and the MIC Group, whether in hard copy or computer format, (x) exclusively related to, or exclusively used or held for use in, or (y) to the extent related to the Business, including all documents related 81 to trade secrets and other proprietary information, financial and accounting records, marketing plans and market research, sales and promotional literature, manuals and data, sales and purchase correspondence, personnel and employment records of the MGS Employees that become Company Employees in accordance with Section 6.7(a) or any other current or former employees involved in the Business and with respect to whom (following the Closing) Purchaser or its Affiliates may have any Liabilities under this Agreement or applicable Law, except to the extent the transfer of such records is prohibited by applicable Law or to the extent such information (1) is embodied in the organizational documents of MIC or any member of the MIC Group, (2) relates to an Excluded Business or (3) is included in internal reporting or other materials provided to the board of directors of MIC (so long as the subject matter related to the Company, any Company Subsidiary or the Business has otherwise been provided or made available to the Company); provided that MIC or any member of the MIC Group may, subject to Section 6.2(b), retain copies of all books, records, files, data and papers subject to this clause (G); and (H) all of the data with respect to the Business and databases storing such data that are stored or contained in MIC’s or its Affiliates’ possession or control to the extent such data and databases are owned or purported to be owned by the Company or any Company Subsidiary (the “Business Data”) (provided that, for the avoidance of doubt, to the extent any Business Data is co-mingled with data relating to MIC’s or any of its Affiliates’ businesses (other than the Business) in any data collection, data warehouses or databases in MIC’s or any of its Affiliates’ possession or control, Seller shall use its commercially reasonable efforts to segregate such data and provide it to Purchaser pursuant to applicable terms and conditions of this Section 6.5(b)). (ii) Prior to the Consent Termination Date, MIC will, in the same manner set forth for Shared Contracts under Section 6.5(a), use, and cause the MIC Group to use, commercially reasonable efforts to obtain such consents of other Persons that may be required by any provision of any Assigned Contract or with respect to any Business Asset to permit the assignment thereof in accordance with Section 6.5(a)(iii); provided that, in connection therewith, MIC will not, and will cause the other members of the MIC Group not to, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), (1) amend any Assigned Contract, (2) commit or purport to commit Purchaser, its Affiliates or the Company after the Closing to make any payments, or (3) make any non-monetary concession that would bind or purport to bind Purchaser, its Affiliates, the Company or the Company’s Subsidiaries after the Closing. (iii) Notwithstanding anything contained in this Agreement to the contrary, (A) neither this Agreement nor the Assignment and Assumption Agreement constitutes or will be deemed to constitute an agreement to cause to be assigned any Assigned Contract if (1) the assignment thereof hereunder without the consent of any Person would constitute a breach thereunder or adversely affect in any material respect the rights of Purchaser with respect thereto and (2) such consent has not been obtained at or prior to the Closing and (B) any Assigned Contract described in the foregoing clause (A) will not be assigned to Purchaser pursuant to Section 6.5(b)(i) and the Assignment and Assumption Agreement (collectively, the “Non-Assignable Business Contracts”). 82

(iv) With respect to any Non-Assignable Business Contract, to the extent permitted by applicable Law and the terms of such Non-Assignable Business Contract, MIC and the parties hereto will cooperate and implement (or cause to be implemented), after the Closing until the earlier of the termination of such Non-Assignable Business Contract and twelve (12) months after the Closing Date (the “Consent Termination Date”), a mutually agreeable arrangement under which Purchaser would receive the benefits, and perform and discharge any obligations, of the applicable Assigning Affiliate under such Non-Assignable Business Contract, and under which MIC would enforce, or cause such Assigning Affiliate to enforce, for the benefit of Purchaser all rights of such Assigning Affiliate in respect of the Non-Assignable Business Contracts. (c) Misdirected Funds; Wrong Pockets. (i) If at any time after the Closing, MIC or any of the MIC Group is in possession of (A) any funds (including any refund or other amount relating to claims (including workers’ compensation), litigation, insurance or other matters) of, or receives a payment intended for, the Company or the Company Subsidiaries (including in respect of the Business or the Business Assets) or (B) any Business Asset that was not transferred to the Company or its designee at or prior to the Closing, MIC will promptly deliver, or cause to be delivered, such funds, payment or Business Asset to the Company for no additional consideration and net of MIC’s or such MIC Group member’s reasonable out-of-pocket costs to effectuate such transfer. The provisions of this Section 6.5(c)(i) shall not apply to refunds (or similar amounts) with respect to Taxes. (ii) If at any time after the Closing, any of the Company or any Company Subsidiary or any of their respective Affiliates is in possession of (A) any funds (including any refund or other amount relating to claims (including workers’ compensation), litigation, insurance or other matters) of, or receives a payment intended for, any of MIC or any of the MIC Group (including in respect of the Excluded Business or the Business Assets) or (B) assets (including Intellectual Property) exclusively used or held for use in the conduct of the Excluded Business during the twelve (12)-month period prior to the Closing Date, Purchaser will promptly deliver, or cause to be delivered, such funds, payment or asset to MIC or such MIC Group member for no additional consideration and net of Purchaser’s or Purchaser’s Subsidiaries’ reasonable out-of-pocket costs to effectuate such transfer. The provisions of this Section 6.5(c)(ii) shall not apply to refunds (or similar amounts) with respect to Taxes. (iii) The parties hereto shall reasonably cooperate to effect any transfers or other arrangements described in this Section 6.5 in a manner that is Tax efficient for MIC or any MIC Group and Purchaser and its Affiliates, including (as applicable) by treating the Person initially in possession of any such funds or assets referenced in this Section 6.5 after the Closing as holding such funds or assets as an agent or nominee for the transferee of such funds or assets for all Tax purposes, to the extent practicable and permitted by applicable Law and subject to compliance with the Material Debt Contracts and the definitive documents under the Debt Financing. 83

(d) Efforts. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 6.5, “commercially reasonable efforts” of Seller and its Affiliates shall not require Seller or its Affiliates to agree to take or to take any action that would (a) impose any material condition or restriction on the operations or assets of Seller or its Affiliates (excluding the Company and the Company Subsidiaries) or (b) not be conditioned on the prior occurrence of the Closing. Section 6.6 Regulatory Approvals; Consents. (a) Purchaser, on the one hand, and Seller and the Company, on the other hand, shall (i) take, and cause their respective Affiliates to take, all actions necessary to file or cause to be filed the filings required of it or them or any of their respective Affiliates under (A) the HSR Act, as promptly as practicable but in no event later than the tenth (10th) Business Day following the date hereof, which filing shall include a request for early termination of the applicable waiting period under the HSR Act; (B) a notification under subsection 114(1) of the Competition Act, as promptly as practicable but in no event later than the tenth (10th) Business Day following the date hereof (and Purchaser shall, no later than the date on which its files its notification, submit a request to the Commissioner of Competition for an advance ruling certificate under subsection 102(1) of the Competition Act); and (C) any other Antitrust Laws that require filings in connection with the transactions contemplated hereby, as promptly as practicable; (ii) use reasonable best efforts to take all actions necessary to obtain the required consents from Governmental Entities (including any Other Regulatory Approvals not otherwise covered by the foregoing clause (i)) as promptly as practicable, and in any event prior to the End Date; provided that, without the prior written consent of Purchaser, none of the Company or any Company Subsidiaries shall be permitted to make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations, in connection therewith; and (iii) at the earliest practicable date comply with (or properly reduce the scope of and thereafter comply with) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Governmental Entity. Purchaser shall consult and cooperate with the Company, and consider in good faith the views of the Company, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of Purchaser in connection with proceedings under or relating to any applicable Antitrust Laws. The Company shall consult and cooperate with Purchaser, and consider in good faith the views of Purchaser, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted by or on behalf of the Company in connection with proceedings under or relating to any applicable Antitrust Laws. Notwithstanding anything in this Agreement to the contrary, and subject to Purchaser’s obligations under this Section 6.6(a) and Section 6.6(d), Purchaser shall have the right to devise, implement and lead the strategy and timing for obtaining clearances or approvals under the HSR Act and any other Antitrust Law in connection with the transactions contemplated by this Agreement. (b) Each of Purchaser and the Company shall (i) promptly notify the other parties hereto of any written communication made to or received by either Purchaser and/or the Company, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Antitrust Authority and incorporate the other parties’ reasonable comments, (ii) not agree to participate in any substantive 84 meeting or discussion with any such Antitrust Authority in respect of any filing, investigation, review or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Antitrust Authority, gives the other parties the opportunity to attend, and (iii) furnish the other parties with copies of all correspondence, filings and written communications between it and its Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its staff on the other hand, with respect to this Agreement and the transactions contemplated hereby, provided that, notwithstanding the foregoing, a party may elect to share confidential business information unrelated to the transactions contemplated by this Agreement with the other parties’ legal counsel on an outside counsel-only basis. (c) Purchaser shall be responsible for the payment of all filing fees under the HSR Act and any filing fees payable under any other Antitrust Laws. Each party hereto shall be responsible for the payment of its and any of its Affiliates’ fees and expenses, including reasonable legal fees and expenses, in complying with any request for additional information or documentary material from any Governmental Entity. (d) Purchaser shall not, and shall cause its Subsidiaries not to, except as permitted by or provided for in this Agreement, without the prior written consent of Seller, knowingly take or cause to be taken any action that would reasonably be expected to (i) delay past the End Date the obtaining of, or increase the risk of not obtaining, any consents of any Antitrust Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Antitrust Authority entering an Order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such Order on appeal or otherwise, or (iv) delay past the End Date or prevent the consummation of the transactions contemplated hereby. (e) Notwithstanding anything else herein to the contrary, Purchaser shall use reasonable best efforts to avoid or eliminate each and every impediment under any applicable Antitrust Law so as to enable the consummation of the transactions contemplated hereby to occur no later than the End Date, including using reasonable best efforts to take all actions requested by any Antitrust Authority, or necessary to resolve any objections that may be asserted by any Antitrust Authority with respect to the transactions contemplated by this Agreement under any applicable Antitrust Law. Without limiting the generality of the foregoing: (i) Purchaser and its Subsidiaries shall not, without the prior written consent of the Company, agree to extend any waiting period relating to any filing or approval under Section 6.6(a)(i) or enter into any agreement or understanding with respect thereto with any Antitrust Authority; (ii) Purchaser and its Subsidiaries shall comply with all restrictions and conditions, if any, imposed, required or requested by any Antitrust Authority with respect to applicable Antitrust Law in connection with granting any necessary clearance or terminating any applicable waiting period, including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of the Company or the Company Subsidiaries contemporaneously with or after the Closing and regardless as to 85 whether a third party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Purchaser, the Company or the Company Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets after the Closing, and (3) entering into any Order, consent decree or other agreement to effectuate any of the foregoing; and (iii) Each of Purchaser and the Company shall use reasonable best efforts to oppose any request for the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Antitrust Authority that could restrain, prevent or delay the Closing, including by defending through litigation any Action asserted by any Antitrust Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Antitrust Authority; provided, that notwithstanding anything in this Agreement to the contrary, (x) neither Purchaser nor any of its Affiliates shall be required to agree to any obligations or accommodations (financial or otherwise) that are binding on Purchaser or any of its Affiliates prior to Closing or in the event the Closing does not occur; and (y) that, for purposes of this Section 6.6, “reasonable best efforts” of Seller and the Company shall not require Seller or the Company to agree to take or to take any action that would impose any condition or restriction on the operations or assets of Seller or its Affiliates (excluding the Company and the Company Subsidiaries) or not be conditioned on the prior occurrence of the Closing. (f) In furtherance of the foregoing, Purchaser shall negotiate in good faith with all Antitrust Authorities and any applicable third parties in connection with any matter referred to in Section 6.6(e). Notwithstanding the foregoing, nothing in this Section 6.6 shall require Purchaser or its Affiliates to share with the Company any information that (i) does not relate to the Company or the Company Subsidiaries, (ii) reveals Purchaser’s (or its Affiliates’) valuation or negotiating strategy with respect to the transactions contemplated hereby or (iii) is otherwise confidential or proprietary information of Purchaser or any of its Affiliates. Section 6.7 Employee Matters. (a) Prior to the Closing, Seller will cause the Company to offer employment to each MGS Employee, which offer will be contingent upon the Closing and effective as of immediately prior to the Closing and consistent with the provisions of this Section 6.7. Seller will cause the Company to hire each MGS Employee who accepts such offer of employment and is legally eligible for employment. Each MGS Employee who becomes employed by the Company will be considered a Company Employee for purposes of this Agreement. MIC will use commercially reasonable efforts to cause each MGS Employee to accept the offer of employment from the Company and will not encourage any MGS Employee to reject the offer of employment from the Company or make any express or implied promise to continue the employment of any MGS Employee if he or she rejects the offer of employment from the Company. (b) Except as provided in Section 6.3(b)(xiii)(B), for at least one (1) year following the Closing Date, Purchaser shall provide or cause the Company and/or the Company Subsidiaries to provide to all employees of the Company and the Company Subsidiaries 86

(“Company Employees”), other than those Company Employees covered by a collective bargaining agreement or otherwise represented by a labor union immediately prior to Closing, (i) a salary or wage level and bonus opportunity no less favorable to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) benefits, perquisites and other terms and conditions of employment that are substantially comparable in the aggregate to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Closing Date (including benefits pursuant to qualified defined contribution retirement and savings plans, medical, dental and pharmaceutical plans and programs). For the avoidance of doubt, the continued compensation and benefits provided under this Section 6.7(a) shall not be required to include severance, retention and transaction bonuses (except as otherwise provided in Section 6.7(c)), long-term incentive and equity compensation and retiree medical benefits. Notwithstanding the foregoing sentence (but not in limitation thereof), following the Closing Date, the Company may terminate or cause to be terminated the employment of any Company Employee, subject to any applicable collective bargaining agreement, following adequate procedures under applicable Law and payment and satisfaction of severance benefits, notice, termination payments and any other entitlements of such Company Employee in connection with such termination to the extent obligated under any applicable employment Contract, collective bargaining agreement or Law. (c) Without limiting the generality of the foregoing, and excluding any obligations under collective bargaining agreements, (i) Purchaser shall, or shall cause the Company to, keep in effect for at least one (1) year following the Closing Date the severance plans, practices and policies identified or described on Section 6.7(c) of the Company Disclosure Letter with respect to Company Employees covered thereby and Purchaser shall, and shall cause the Company to, indemnify and hold harmless Seller from any severance, termination or retention Liabilities with respect to such Company Employees effective on and after the Closing Date (except as otherwise provided in this Agreement), and (ii) Purchaser shall, or shall cause the Company to, ensure that all Company Employees who were notified of their target bonuses for fiscal year 2020 receive annual bonuses in an amount at least equal to, in each case, the bonuses that are earned and payable under such bonus arrangements based on actual performance. (d) Following the Closing Date, (i) Purchaser shall, or shall cause the Company and Company Subsidiaries to, use commercially reasonable efforts to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any health and welfare benefit plans in which such employees may be eligible to participate to the extent such limitations or exclusions did not apply under the corresponding Employee Benefit Plan and (ii) Purchaser shall, or shall cause the Company and Company Subsidiaries to, use commercially reasonable efforts to provide or cause to be provided that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of- pocket provisions and like adjustments or limitations on coverage under any such health and welfare benefit plans. (e) With respect to each employee benefit plan, policy, allowance or practice, including severance, vacation and paid time off plans, policies, allowances or practices, sponsored 87 or maintained by Purchaser (or its Affiliates) or the Company, Purchaser shall, or shall cause the Company to, grant, or cause to be granted to, all Company Employees from and after the Closing Date credit for all service with the Company or the Company Subsidiaries, and their respective predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance), except to the extent such credit would result in the duplication of benefits. (f) Notwithstanding anything to the contrary in this Section 6.7, Purchaser shall, or shall cause the Company and the Company Subsidiaries to, (i) continue to recognize as collective bargaining representative any labor union or other labor organization representing any Company Employees immediately prior to Closing, (ii) continue in effect all collective bargaining agreements covering any Company Employee immediately prior to Closing, and (iii) comply with all applicable collective bargaining agreements and labor Laws. (g) From and after the Closing, Purchaser and the Company shall assume and be responsible for all Liabilities under (i) any outstanding awards or obligations under the STIP or any other annual bonus plan in which Company Employees participate in for the plan year in which the Closing occurs and (ii) the Company Benefit Plans, in any case, regardless of whether such Liabilities arise before or after the Closing. From and after the Closing, Purchaser shall defend, indemnify and hold harmless Seller or any of its Affiliates from and against any Liabilities that MIC, Seller or any of their respective Affiliates or any of their respective Representatives may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, arising out of or in connection with any Post-Closing Incentive Payments, outstanding awards under the STIP or the Company Benefit Plans referenced above. Except as otherwise expressly provided in this Agreement, the Company is not assuming and will not have any liability associated with any Seller Plan. (h) Prior to the Closing Date, Seller shall cause MIC to take all actions necessary so that, as of the Closing, by virtue of the transactions contemplated by this Agreement and without any further action on the part of MIC, Seller, Purchaser or the Company, (i) each Restricted Stock Unit held by a Company Employee outstanding immediately prior to the Closing shall become fully vested and (ii) with respect to each Performance Share Unit award held by a Company Employee outstanding immediately prior to the Closing, a number of MIC common shares determined by multiplying the target number of MIC common shares subject to such Performance Share Unit award by a fraction, the numerator of which is the number of months (including partial months) between the first day of the performance period under such Performance Share Unit award and the date of the Closing, and the denominator of which is thirty-six (36) (the “Pro-Rata Target Shares”), shall become vested based upon achievement of the applicable performance goals of the award up until the Closing (with such performance goals pro-rated based upon the portion of the performance period that has elapsed up until the Closing and the Pro-Rata Target Shares representing the Target Shares under the Performance Share Unit award). For avoidance of doubt, if a Performance Share Unit award would vest with respect to one hundred (100) MIC common shares upon achieving target performance at the end of the three-year performance period and the Closing occurs at the end of the first year of such three-year performance, the Pro-Rata Target Shares will be thirty-three and thirty-three hundredths (33.33) MIC common shares and, if the applicable performance goals are met (with such performance goals pro-rated based upon the portion of the performance period that has elapsed up until the 88

Closing), then the Company Employee will entitled to vest with respect to thirty-three and thirty- three hundredths (33.33) MIC common shares. Any portion of a Performance Share Unit award that does not become vested in accordance with the foregoing will be forfeited. Each vested Restricted Stock Unit and vested Performance Share Units will be payable, and otherwise be subject to, the terms of the applicable award agreement for such award. (i) Nothing in this Agreement, whether express or implied, shall (i) confer upon any Company Employee, labor union or other employee representative any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Company from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, subject to the provisions of this Section 6.7 and consistent with applicable Law or (iii) be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan or arrangement. Section 6.8 Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance. (a) Purchaser agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions of any Indemnified D&Os taken (i) in their capacity as such or (ii) at the request of MIC, any member of the MIC Group, the Company or any Company Subsidiary, as applicable, at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), existing in favor of any individual who was a director or officer of the Company or any Company Subsidiary prior to the Closing Date (collectively with each such person’s heirs, executors or administrators, the “Indemnified D&O”) to the extent and as provided in the Constituent Documents of the Company or the applicable Company Subsidiary, in each case, in effect as of the date hereof and made available to Purchaser prior to the date hereof (the “Current Constituent Documents”), shall survive the Closing for a period of six (6) years and shall continue in full force and effect during such period. For a period of no less than six (6) years after the Closing Date, Purchaser shall cause the Constituent Documents of the Company and the Company Subsidiaries to contain provisions with respect to exculpation, indemnification and advancement of expenses that are no less favorable to the Indemnified D&Os than those set forth in the Current Constituent Documents. For a period of six (6) years after the Closing Date, (A) Purchaser shall not, and shall not permit the Company or any of the Company Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of the Company Subsidiaries’ Constituent Documents relating to the exculpation, indemnification or advancement of expenses of any Indemnified D&O that would adversely affect such rights thereunder of the Indemnified D&Os, unless and to the extent required by applicable Law and (B) Purchaser shall, and shall cause the Company and the Company Subsidiaries to, maintain the indemnification agreements of the Company or any Company Subsidiary with any Indemnified D&O existing prior to the date of this Agreement and set forth on Section 6.8 of the Company Disclosure Letter (and which have been made available to Purchaser prior to the date hereof). Purchaser shall not, and Purchaser shall cause the Company and the Company Subsidiaries not to, settle, compromise or consent to the entry of judgment in any Indemnified D&O Claim or threatened Action or investigation against or involving any Indemnified D&O without the written 89 consent of such Indemnified D&O (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, this Section 6.8 shall survive the consummation of the Closing and shall be binding, jointly and severally, on all successors and assigns of Purchaser, the Company and the Company Subsidiaries. (b) The Company may obtain (at the Company’s expense, which, if not paid prior to Closing, shall be included as a current liability in the Working Capital Adjustment), prior to the Closing Date, run-off policy or policies under the existing directors’ and officers’ and/or fiduciary liability insurance covering those Indemnified D&O that are currently covered by MIC’s existing directors’ and officers’ and/or fiduciary liability insurance policies as of the date hereof for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matters claimed against any such Persons the facts or events of which occurred on or prior to the Closing Date in amount and scope substantially the same as, and contain terms and conditions no less favorable to such insured Persons than, in the aggregate, such of MIC’s existing policies, such policy or policies to become effective at the Closing Date and remain in effect for a period of six (6) years following the Closing Date. If such run-off policy or policies are obtained by the Company prior to the Closing Date, Purchaser shall not terminate or amend such policies in a manner materially adverse to the beneficiaries thereof. If the Company for any reason does not obtain such run-off policy or policies as of the Closing Date, Purchaser shall obtain, or cause the Company to obtain, such run-off policy or policies described in the immediately preceding sentence (which expense shall, for the avoidance of doubt, be for Seller’s account and, if obtained prior to Purchaser’s delivery of the Closing Statement, shall be accounted for as a Company Transaction Expense). (c) Without limiting the foregoing, in the event any Indemnified D&O is or becomes involved, in his or her capacity as an Indemnified D&O, in any Action or investigation in connection with any matter related to the Company or any Company Subsidiary, including the transactions contemplated by this Agreement, occurring prior to, on or after the Closing Date, or any request or demand under Section 220 of the Delaware General Corporation Law, in each case, with respect to which such Indemnified D&O is entitled to indemnification under one or more Constituent Documents described in Section 6.8(a) (an “Indemnified D&O Claim”), from and after the Closing Date, Purchaser shall, or shall cause the Company to, in each case, to the extent (and only to the extent) required by the Current Constituent Documents: (i) indemnify, defend and hold harmless each Indemnified D&O, in each case, to the fullest extent authorized or permitted by applicable Law without regard to whether indemnification may be available to such Indemnified D&O from another Person, as now or hereafter in effect, in connection with such Indemnified D&O Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay or cause to be paid any legal or other expenses incurred by such Indemnified D&O in connection therewith, to the fullest extent authorized or permitted by applicable Law, including payment on behalf of or advancement to the Indemnified D&O of any expenses incurred by such Indemnified D&O in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security, in each case, so long as such Indemnified D&O first provides an undertaking to repay such advances if it is ultimately determined that such Indemnified D&O is not entitled to indemnification. 90

(d) To the extent provided in such Current Constituent Documents, each Indemnified D&O shall have the right to control the defense of, including the investigation of, any Indemnified D&O Claim with counsel selected by such Indemnified D&O; provided, however, that (i) Purchaser shall be permitted to participate in the defense of such Indemnified D&O Claim at its own expense and (ii) Purchaser shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each of Purchaser and the Indemnified D&O shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Indemnified D&O Claim and shall provide access to properties and individuals as reasonably requested and deliver or cause to be delivered records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Notwithstanding anything herein to the contrary, no such access or information shall be provided to the extent that it would (based on the advice of Purchaser’s counsel) require Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries) to disclose information subject to attorney-client privilege or violate any confidentiality obligations to which Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries) is bound or any applicable Law (including any Antitrust Laws), it being agreed that, in the event any such restrictions apply, Purchaser shall provide to the applicable Indemnified D&O a reasonably detailed description of the information not provided and the Company shall cooperate in good faith to design and implement alternative disclosure arrangements to enable to applicable Indemnified D&O to evaluate any such information without resulting in any waiver of privilege or violation of applicable Law. (e) Notwithstanding any other provisions hereof, the obligations of Purchaser and the Company contained in this Section 6.8 shall be binding, jointly and severally, upon the successors and assigns of Purchaser and the Company. In the event Purchaser or the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, honor the indemnification and other obligations set forth in this Section 6.8. (f) The obligations of Purchaser and the Company under this Section 6.8 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified D&O to whom this Section 6.8 applies without the consent of such affected Indemnified D&O (it being expressly agreed that the Indemnified D&Os to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8). The provisions of this Section 6.8 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified D&O, his, her or its heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise. (g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or the Company Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies. 91

(h) Purchaser and the Company hereby acknowledge that the Indemnified D&Os may have certain rights to indemnification, advancement of expenses and insurance provided by other Persons. Purchaser and the Company hereby agree that (i) from and after the Closing, Purchaser and the Company shall, except with respect to indemnity under any insurance policies described in Section 6.8(b), be the indemnitors of first resort (such that its obligations to the Indemnified D&Os are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by any such Indemnified D&O are secondary), and (ii) from and after the Closing, the Company shall comply with its obligations under this Section 6.8, without regard to any rights any such Indemnified D&O may have against any such other Person, in each case, subject to and in accordance with Section 6.8(c). Section 6.9 Public Announcements. Purchaser, MIC, Seller and the Company each shall (a) consult with each other before such party or any of its Affiliates issues any press release or otherwise makes any public statement, including, in the case of the Company, any announcement to its employees, employee representatives, customers and other business partners, in each case, with respect to this Agreement, (b) provide to the other parties for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other parties to this Agreement (which consent shall not be unreasonably withheld, conditioned or delayed), except for any press release or public statement as may be required by applicable Law or pursuant to any listing agreement with or rules of any applicable securities exchange, to enforce the terms of this Agreement or for compliance with financial obligations; provided, however, that, to the extent permitted by Law, the applicable parties hereto shall use commercially reasonable efforts to consult with the other parties hereto prior to making any such disclosure required by Law or pursuant to any listing agreement with or rules of any applicable securities exchange; provided, further, that MIC, Seller and their respective Affiliates shall not be required to consult with Purchaser prior to issuing any press release or otherwise making any public statement that relates to MIC’s or any of its Affiliates’ review of strategic alternatives with respect to any sale, disposition or other strategic transaction involving MIC, Seller or any of their respective Subsidiaries (other than the Company and the Company Subsidiaries) (the “Related Transactions”) and does not relate to the transactions contemplated by this Agreement other than to the extent it includes information that has been previously publicly disclosed in compliance with this Section 6.9, nor shall the Company or any of its Affiliates be required to provide a copy of any such press release or public statement to Purchaser or seek Purchaser’s consent with respect thereto (in each case, so long as any information regarding Purchaser or its Affiliates and the Debt Financing Sources or potential Debt Financing Sources in connection with the transactions contemplated hereby (including Purchaser’s or any of its Affiliates’ or the Debt Financing Sources’ or potential Debt Financing Sources’ respective identity) is not disclosed in connection therewith); provided, further, Affiliates of Seller or Purchaser may provide general information about the subject matter of this Agreement in connection with their or their Affiliates’ respective fund raising, marketing, informational or reporting activities of the kind customarily provided with respect to private equity investments. Nothing in this Section 6.9 shall restrict or prohibit Purchaser or any of its Affiliates from making any (i) customary announcement or other communication in connection with the arrangement of the Debt Financing or (ii) any disclosures regarding the Company or the Company Subsidiaries in connection with the Debt Financing to the extent Purchaser determines in good faith that such announcement is necessary or advisable. 92

Section 6.10 Transfer Taxes. All transfer, documentary, stamp, recording, sales and use, value added, registration and other similar Taxes and fees (including any interest, penalties and additions to any such Taxes) incurred in connection with (i) the sale of the Units (collectively, the “Transfer Taxes”) shall be borne and paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller (regardless of the Person liable for such Taxes under applicable Law) and (ii) the Pre-Closing Restructuring, including the transfer of Business Assets in accordance with Section 6.5, shall be borne and paid by Seller. Each of Purchaser and Seller shall, and shall cause their respective Affiliates to, reasonably cooperate to procure any stock transfer stamps required by, and properly file on a timely basis all necessary Returns and other documentation with respect to any of the Transfer Taxes; provided, however, that the party required to file any such Returns under applicable Law shall prepare and timely file (or cause to be prepared and filed) any such Returns required to be filed in respect of any Transfer Taxes, and shall timely pay (or cause to be timely paid) to the applicable Tax authorities such Transfer Taxes (subject to prompt reimbursement from Purchaser or Seller, as appropriate). Purchaser and Seller shall, and shall cause their respective Affiliates to, reasonably cooperate in respect of filing any such Returns relating to such Transfer Taxes, including any filing for any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Section 6.11 Preservation of Records. (a) For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Purchaser shall preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of the Company and the Company Subsidiaries (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company and the Company Subsidiaries) in their possession relating to the conduct of the business and operations of the Company and the Company Subsidiaries prior to, and in existence as of, the Closing Date (the “Books and Records”). If at any time after such seven-year period Purchaser intends to dispose of any such Books and Records, Purchaser shall not do so without first offering such Books and Records to Seller with ninety (90) days’ prior written notice and, in the event that Seller elects to receive any such Books and Records, Purchaser shall provide copies of such Books and Records to Seller, at Seller’s cost and expense. The provisions of this Section 6.11(a) shall cease to apply in the event of a sale or disposition of the Company or the Company Subsidiaries by Purchaser; provided, however, that Purchaser shall use reasonable best efforts to cause the subsequent owner(s) of such entity to assume the obligations of Purchaser set forth in this Section 6.11(a). (b) To the extent reasonably required in connection with any Actions by or against (and to which neither Purchaser nor any of its Affiliates is party), governmental investigations of, compliance with requirements under any applicable Law by, or the preparation of financial statements of MIC, Seller or any of its Affiliates in each case, with respect to its ownership of the Company and the Company Subsidiaries prior to the Closing, upon reasonable prior notice, Purchaser shall, and shall cause the Company and the Company Subsidiaries to, cooperate with Seller and its counsel in the defense or contest, make available their appropriate personnel, and provide such reasonable access to the Books and Records as shall be reasonably requested in connection therewith, all at the sole cost and expense of Seller. Such requested cooperation shall not (A) unreasonably interfere with the ongoing operations of the Company or 93 the Company Subsidiaries; (B) extend to any information that is subject to attorney-client, work product or other privilege or the sharing of which would violate applicable Law or confidentiality restrictions (it being agreed that, in the event that any of the restrictions of this clause (B) apply, Purchaser shall provide MIC, Seller or their respective Affiliates, as applicable, with a reasonably detailed description of the information not provided and Purchaser shall cooperate in good faith to design and implement alternative disclosure arrangements to enable such Person to evaluate any such information without resulting in any waiver of such privilege or violation of any confidentiality restriction); or (C) apply to any information required in connection with the resolution of the Final Purchase Price pursuant to Section 2.3 or any other claims among the parties hereto with respect to this Agreement. Section 6.12 Resignation of Directors. At the written request of Purchaser (which request shall be delivered at least three (3) Business Days prior to the Closing), the Company shall cause any so requested officer or member of the board of managers, board of directors, executive committee or similar governing body of the Company or the Company Subsidiaries to tender his or her resignation from such position effective as of the Closing Date. No such requested resignation of an officer of the Company or the Company Subsidiaries shall be deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce and/or modify any severance or other rights thereunder, as the case may be. Section 6.13 Conflicts; Privileges. It is acknowledged by each of the parties hereto that MIC, Seller, the Company and certain of their respective Affiliates have retained White & Case LLP (“W&C”) to act as their counsel in connection with the transactions contemplated hereby and that W&C has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of W&C for conflict of interest or any other purposes as a result thereof. Purchaser hereby agrees that, in the event that, following the Closing, a dispute arises between Purchaser or any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) and MIC, Seller, or any of their respective Affiliates (for the avoidance of doubt, excluding the Company or the Company Subsidiaries) arising out of or relating to this Agreement, W&C may represent MIC, Seller or any such Affiliate in such dispute even though the interests of MIC, Seller or such Affiliate may be directly adverse to Purchaser or any of its Affiliates (including, after the Closing, the Company or the Company Subsidiaries), and even though, prior to the Closing, W&C may have represented the Company or the Company Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing unrelated matters for Purchaser, the Company or the Company Subsidiaries, Purchaser and the Company hereby waive, on behalf of themselves and each of their Affiliates, (a) any claim they have or may have that W&C has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (b) agree that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including, after the Closing, the Company or the Company Subsidiaries) and MIC, Seller or any of their respective Affiliates arising out of or relating to this Agreement, W&C may represent MIC, Seller and any Affiliate of MIC or Seller in such dispute even though the interest of such party may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Company or the Company Subsidiaries), and even though, prior to the Closing, W&C may have represented the Company or the Company Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing unrelated matters for Purchaser, the Company or the Company Subsidiaries. Purchaser further agrees that (i) as to all communications between W&C 94 and MIC and/or Seller that relate to the transactions contemplated by this Agreement, the attorney- client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to MIC and Seller and may be controlled by MIC and Seller and shall not pass to or be claimed by Purchaser, the Company or the Company Subsidiaries, and (ii) as to all communications between W&C and the Company or the Company Subsidiaries, or among W&C, the Company, the Company Subsidiaries and/or Seller, that relate to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to evidentiary privilege belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser, the Company or the Company Subsidiaries; provided, however, that, notwithstanding the foregoing, none or MIC, Seller or any of their respective Affiliates shall waive any such privilege other than in connection with the enforcement of MIC and/or Seller’s rights or the defense of obligations under this Agreement. The parties hereto further agree that W&C and its partners and employees are third party beneficiaries of this Section 6.13. Section 6.14 WARN. Purchaser shall not, at any time within ninety (90) days after the Closing Date, effectuate or cause to be effectuated (including as a result of aggregating “employment losses,” as defined in the WARN Act, that occur prior to the Closing with “employment losses” that occur following the Closing) (a) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary and/or, in the case of clauses (a) and (b), any similar action under any comparable Law requiring notice to employees in the event of a plant closing, mass layoff or other action triggering statutory notice requirements, in each case without complying with all requirements of the WARN Act and any applicable comparable Law. Purchaser shall indemnify and hold harmless MIC, Seller and their respective Affiliates with respect to any Liability under the WARN Act (and any comparable Law requiring notice to employees) arising or resulting, in whole or in part, from any actions taken by Purchaser on or after the Closing. Section 6.15 Reserved. Section 6.16 R&W Insurance Policy. Purchaser acknowledges and agrees that the R&W Insurance Policy provides that the insurer providing the same shall have no right of subrogation against Seller or its Affiliates, except in the case of Fraud. Purchaser shall not, either prior to or following the Closing, amend, terminate, permit to lapse or modify the R&W Insurance Policy, in each case in a manner that would adversely affect Seller without the prior written consent of Seller. At or as soon as reasonably practicable following the date of this Agreement, Seller shall deliver or cause to be delivered to Purchaser a copy of all documents in the Data Room on compact disc, DVD or USB flash drive. Section 6.17 Insurance. (a) Purchaser acknowledges that, effective upon the Closing, except as set forth in Section 6.17(b) and as provided in Section 6.17 of the Company Disclosure Letter, MIC or the MIC Group may terminate or modify the Insurance Policies held by MIC or the MIC Group to exclude coverage of the Company and the Company Subsidiaries (and their respective properties) from the Insurance Policies or any other policies of insurance maintained by MIC or the MIC 95

Group. Purchaser agrees that, from and after the Closing Date, it shall (i) be solely responsible for arranging any insurance policies with respect to the Company and the Company Subsidiaries and (ii) not seek, through any means, to benefit from any of the Insurance Policies. (b) Notwithstanding Section 6.17(a), (i) with respect to accidents, events, happenings, injuries, claims, conduct or circumstances affecting to the Business, the Company or the Company Subsidiaries (including their respective assets or properties) that occurred or existed prior to the Closing Date and that are covered under any insurance policies held by MIC or the MIC Group which are occurrence-based insurance policies, after the Closing Date, at Purchaser’s reasonable request, MIC shall, or shall cause the MIC Group to, make claims under such insurance policies to the extent and as permitted under such insurance policies; and (ii) with respect to any claims in any way relating to the Business, the Company or the Company Subsidiaries (including their respective assets or properties) that were made on or prior to the Closing Date under any insurance policies held by MIC or the MIC Group which are claims-made insurance policies, upon Purchaser’s reasonable request, MIC shall, and shall cause the MIC Group to, direct any carriers under such insurance policies to continue to process any such claims described in the clause (ii); provided that, in the case of each of the immediately foregoing clauses (i) and (ii), (A) Purchaser shall exclusively bear the full amount of any “deductible” or net retentions associated with any such claims, (B) Purchaser will have sole right to control and administer all such claims and take any actions as it determines to be appropriate except to the extent any such administration or actions may materially adversely affect the availability of insurance coverage, the amount of any such coverage, the applicability of any coverage and/or the availability of future coverage or coverage limits with respect to the Business, the Company or the Company Subsidiaries, in which case, any administration or actions by Purchaser shall only be taken with the consent of MIC and (C) Purchaser shall, upon request from Seller, promptly reimburse to Seller all reasonable out-of- pocket costs and expenses incurred by Seller and its Affiliates in connection with the foregoing, including premium increases to the extent such increases relate to claims made pursuant to this Section 6.17(b). (c) Seller shall, and shall cause its Affiliates to, keep the Insurance Policies, or suitable replacements therefor on the same terms as currently in effect, in full force and effect through the Closing. Section 6.18 Financing. (a) Purchaser shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including, if applicable, the flex provisions), subject to any amendments or modifications thereto permitted by this Section 6.18, on or prior to the Closing, including using reasonable best efforts to do the following: (i) complying with its obligations under the Debt Commitment Letter in the form provided to the Company on or prior to the date hereof, subject to any amendments or modifications thereto permitted by this Section 6.18; (ii) entering into definitive agreements with respect to the Debt Financing on a timely basis on terms and conditions that are not less favorable (taken as a whole) to Purchaser than the terms and conditions contained in the Debt Commitment Letter (including, if applicable, the flex provisions) (as in effect on the date hereof, subject to any amendments or modifications thereto permitted by this Section 6.18) on or prior to the Closing; (iii) satisfying (or obtaining a waiver of) at or prior to the Closing all covenants and conditions in the Debt 96

Commitment Letter (subject to any amendments or modifications thereto permitted by this Section 6.18) that are within its control, including the payment of any fees or expenses required as a condition to Debt Financing; (iv) maintaining in full force and effect the Debt Commitment Letter (subject to any amendments or modifications thereto permitted by this Section 6.18) until the earlier of consummation of the Closing or entry into definitive agreements with respect to the Debt Financing; (v) subject to the terms and conditions of the Commitment Letters and satisfaction of the conditions specified in Section 7.1 and Section 7.2, consummating the Debt Financing contemplated by the Debt Commitment Letter (subject to any amendments or modifications thereto permitted by this Section 6.18) on or prior to the Closing. Subject to the terms and conditions of the Equity Commitment Letters, upon satisfaction or waiver of the conditions to the Closing set forth in Section 7.1 (Conditions to the Obligations of Each Party) and Section 7.2 (Conditions to the Obligations of Purchaser) and the conditions specified in the Equity Commitment Letters, Purchaser shall use its reasonable best efforts to obtain the Equity Financing contemplated by the Equity Commitment Letters at the Closing. If at any time Purchaser believes it is reasonably likely that Purchaser will be unable for any reason to consummate the Debt Financing contemplated by the Debt Commitment Letter, or in the event any portion of the Debt Financing expires or is terminated, or upon receipt of written notice of any actual or threatened repudiation or breach of the Debt Commitment Letter by any party thereto, or the Debt Financing otherwise becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, subject to any amendments or modifications thereto permitted by this Section 6.18, in each case where such applicable portion of the Debt Financing is required to consummate the transactions contemplated hereby, Purchaser promptly (and in any event within five (5) Business Days) shall notify Seller of such unavailability and the reasons therefor and shall thereafter use its reasonable best efforts to seek and to arrange to obtain alternative financing (“Alternative Financing”), including from alternative sources on terms not less favorable, taken as a whole, to Purchaser than the terms of the Debt Commitment Letter, no later than the Closing Date. Notwithstanding anything herein to the contrary, in no event shall the foregoing require Purchaser to, and Purchaser shall not be required to, (A) incur any fees in excess of those contemplated in the Debt Commitment Letter as in effect on the date hereof (including, if applicable, the flex provisions) or (B) agree to any terms or conditions less favorable, taken as a whole, than the terms and conditions of the Debt Commitment Letter in effect on the date hereof (including, if applicable, the flex provisions). For the purposes of this Agreement, all references to the Debt Financing and/or the Financing shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letter shall include the applicable documents for the Alternative Financing and all references to the Debt Financing Sources shall be deemed to include the lenders for (or other creditors in respect of) such Alternative Financing. To the extent requested by Seller, Purchaser shall keep Seller informed on a prompt basis in reasonable detail of the status of its efforts to arrange and consummate the Financing. Purchaser shall give Seller and the Company prompt written notice (x) of any threatened or actual breach or default by any party to the Debt Commitment Letter or any threatened or actual termination of the Debt Commitment Letter, (y) of any material dispute or disagreement between or among any parties to the Debt Commitment Letters or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of Debt Financing to be funded at the Closing, and (z) if at any time for any reason Purchaser believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letters or the definitive agreements related to the Debt 97

Financing. Without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not permit any other Person to, amend, modify, supplement, waive, restate or replace the Debt Commitment Letter; provided that Purchaser may (1) amend, restate, replace, supplement, modify or waive any provision of the Debt Commitment Letter if such amendment, restatement, replacement, supplement, modification or waiver does not (w) add new (or adversely modify any existing) conditions to the consummation of the Financing as compared to those in the Debt Commitment Letter as of the date hereof, (x) adversely affect the ability of Purchaser to timely consummate the transactions contemplated hereby (including by making the conditions therein less likely to be satisfied or delaying, impeding or preventing the Closing), (y) adversely affect the ability of Purchaser to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or in any definitive agreements executed in connection herewith or (z) reduce the aggregate amount of the Debt Financing contemplated thereunder except to the extent that any such reduction (A) is offset on a dollar for dollar basis by an increase in amounts available under the Equity Commitment Letters or (B) such reduction in the Debt Financing is undertaken in connection with a purchase price adjustment under this Agreement in accordance with the Debt Commitment Letter; and (2) amend, restate, join or supplement the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, so long as any such addition would not reasonably be expected to prevent, hinder or delay the consummation of the Debt Financing or the transactions contemplated by this Agreement or the availability of the Debt Financing under the Debt Commitment Letter. Purchaser shall provide to Seller correct and complete copies of any amendment, modifications or supplements to the Debt Commitment Letter (expressly subject to Section 6.2 and subject to any customary redaction of all fees and economic terms (other than covenants), syndication hold levels and all “flex” items). Purchaser shall provide notice to Seller promptly upon receiving the Debt Financing and shall furnish correct and complete copies of the definitive credit agreement with respect thereto to Seller promptly upon its execution (expressly subject to Section 6.2 and subject to customary redaction of all fees and economic terms (other than covenants), syndication hold levels and all “flex” items). Purchaser shall not permit any amendment or modification that would be adverse to Seller to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letters without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. (b) Prior to the earlier of the Closing or termination of this Agreement in accordance with Section 8.1 (Termination), Seller and Company shall, and shall cause the Company Subsidiaries to cause the respective Representatives of Seller, the Company and the Company Subsidiaries to, use reasonable best efforts to cooperate with Purchaser, subject to Purchaser’s expense reimbursement obligations set forth in Section 6.18(c), in connection with the arrangement of the Debt Financing (including customary marketing efforts) as may be reasonably requested by Purchaser including by (i) participating in a reasonable number of meetings (including lender meetings), phone calls, video conferences, presentations, due diligence (including accounting diligence) and drafting sessions, (ii) assisting with the preparation of materials (A) for bank information memoranda and similar documents required in connection with the Debt Financing and (B) for rating agency presentations and as otherwise required to procure public corporate ratings covering Purchaser, the Company and the Company Subsidiaries and for the Debt Financing from any and all ratings agencies selected by the Debt Financing Sources, (iii) furnishing Purchaser and its financing sources with financial and other pertinent information 98 regarding the Company and the Company Subsidiaries as may be reasonably requested by Purchaser to consummate the Debt Financing (including, without limitation, by furnishing to Purchaser such financial statements, balance sheets and related information and other material notices as are delivered to the lenders and/or noteholders under the Company’s Existing Revolving Credit Agreement and Existing Note Purchase Agreement), (iv) requesting that its independent auditors cooperate with the Debt Financing, (v) providing requested customary authorization letters to the Purchaser and/or Debt Financing Sources or potential Debt Financing Sources (including with respect to the absence of material non-public information in the public side version documents distributed to potential lenders), (vi) cooperating with Purchaser in connection with any analysis or calculations related to any solvency certificate that Purchaser may be required to deliver in connection with the Debt Financing; provided that none of Seller, the Company or any Company Subsidiary will be required to certify such analysis or calculations, (vii) cooperating with the Debt Financing Sources’ and potential Debt Financing Sources’ due diligence investigation, to the extent customary and reasonable, (viii) using reasonable best efforts to satisfy the conditions precedent set forth in the Debt Commitment Letter or any definitive documentation relating to the Debt Financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of Seller or its Affiliates and (ix) otherwise reasonably cooperating in Purchaser’s efforts to obtain the Debt Financing (including requesting of the appropriate Persons, and using its good faith efforts to facilitate the pledge of, and granting of security interests in, the capital stock of the Company); provided, that neither Seller nor the Company shall be required to provide, or cause any Company Subsidiary to provide, cooperation under this Section 6.18(b) that unreasonably interferes with the ongoing business of the Company or any Company Subsidiary or Seller’s, the Company’s or any Company Subsidiary’s ability to perform its obligations in accordance with this Agreement. For the avoidance of doubt, none of MIC, Seller, the Company, any Company Subsidiaries or their Affiliates shall be required to provide, and Purchaser shall be solely responsible for the preparation of (with the reasonable assistance of MIC, Seller, the Company and the Company Subsidiaries), (1) any description of all or any component of the Debt Financing, (2) projections, risk factors, pro forma financial information or other forward-looking statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of the Regulation S-X or (3) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K. The pre-Closing board of directors of the Company and the directors, managers and general partners of the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained. None of Seller, the Company or any Company Subsidiary shall be required to execute prior to or at the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing (other than the authorization letters referred to above, the effectiveness of which is not conditioned on the Closing), and in the event any such Person does agree to execute any such document, Purchaser agrees that the execution of any documents in connection with the Debt Financing shall be subject to the consummation of the transactions contemplated hereby at the Closing and such documents will not take effect until the Closing occurs and will not encumber the assets of the Company prior to the Closing. Except as expressly provided above, none of Seller, the Company or any Company Subsidiaries shall be required to take any corporate, limited liability company, or limited partnership actions prior to the Closing to permit the consummation of the Debt Financing. In no event shall Seller or the 99

Company be in breach of this Agreement because of the failure to obtain any comfort with respect to, or review of, any financial or other information by its accountants. (c) In no event shall Seller, the Company or any Company Subsidiary be required to (i) pay any fee or incur any Liability or expense (other than expenses reimbursable under this Agreement) in connection with assisting Purchaser in arranging the Debt Financing or as a result of any information provided by Seller, the Company, any Company Subsidiary or any of their Affiliates or their respective Representatives in connection therewith (provided that, such limitation on Liability shall not apply in connection with Fraud, gross negligence or willful misconduct nor with respect to the accuracy of historical information relating to the Company or the Company Subsidiaries provided by Seller or its Affiliates in writing specifically for use in marketing materials), (ii) take any action that would result in a violation of applicable Law, (iii) have any Liability under any definitive financing document or any related document or other agreement or document related to the Debt Financing prior to the Closing occurring, or (iv) disclose or provide any information the disclosure of which in the reasonable judgment of the Company and the Company Subsidiaries, is restricted by applicable Law or Order, or is subject to attorney-client privilege (provided that in the event that the restrictions in this clause (iv) apply, the Company shall provide, or cause to be provided, to Purchaser a reasonably detailed description of the information not provided and the Company shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Purchaser to evaluate any such information without resulting in any violation of applicable Law or forfeiture of privilege). Purchaser shall (A) promptly upon request by Seller reimburse Seller (in the case that the Closing has occurred) or the Company (in the case of a termination of this Agreement) for all documented out-of-pocket costs reasonably incurred by Seller, the Company and the Company Subsidiaries in connection with such cooperation (the “Reimbursable Expenses”) and (B) indemnify and hold harmless Seller, the Company, the Company Subsidiaries and their Affiliates and Representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith (other than historical information relating to the Company or the Company Subsidiaries provided by Seller or its Affiliates in writing specifically for use in marketing materials); provided that the foregoing, exculpation, indemnification and hold harmless provisions shall not apply in the case of any Liabilities suffered due to Fraud, or the gross negligence, bad faith or willful misconduct of Seller, the Company, any of the Company Subsidiaries or their respective Affiliates or Representatives or the accuracy of historical information relating to the Company or the Company Subsidiaries provided by Seller or its Affiliates in writing specifically for use in marketing materials. Subject to Purchaser’s indemnification obligations under this Section 6.18(c), Seller hereby consents to the use of the Company’s and Seller’s logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is neither intended or reasonably likely, to harm or disparage the Company or Seller or the reputation or goodwill of the Company or Seller and their respective marks. Section 6.19 Tax Matters. (a) Returns. (i) Purchaser and Seller acknowledge and agree that for U.S. federal income tax purposes, (x) the taxable year of the Company and the Company Subsidiaries 100 classified as corporations for U.S. federal income tax purposes and included as members on a Seller Consolidated Return will end on the Closing Date (applying the provisions of Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)) and (y) the Company and the Company Subsidiaries classified as corporations for U.S. federal income tax purposes and included as members on a Seller Consolidated Return will become members of the consolidated group of which Purchaser is included beginning on the day after the Closing Date. (ii) Purchaser and Seller agree and acknowledge that the Transaction Tax Deductions paid or accrued on or before the Closing Date shall be reported in Pre- Closing Periods (and otherwise treated as attributable to Pre-Closing Periods) to the extent permitted by applicable Law. Each of Purchaser and Seller shall not, and shall cause their respective Affiliates not to, treat any Transaction Tax Deductions allocated to the Pre- Closing Period pursuant to this Section 6.19(a)(ii) as occurring after the Closing Date under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local or non-U.S. applicable Law), unless otherwise required by applicable Law. (iii) Seller shall prepare or cause to be prepared all Seller Consolidated Returns. After the Closing, the portion of such Seller Consolidated Returns that solely relates to the Company and the Company Subsidiaries shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law or agreed upon by the parties in writing. After the Closing, Seller shall (i) deliver to Purchaser a pro forma draft of the portion of each such Seller Consolidated Return that solely relates to activities of the Company and the Company Subsidiaries, including information related to the determination of the Company Stand-Alone Income or Company Stand-Alone Loss, as the case may be, required to be filed on or following the Closing Date at least thirty (30) days prior to the due date (including applicable extensions) for such Seller Consolidated Return, (ii) consider in good faith any comments provided within fifteen (15) days of receipt thereof prior to filing such Seller Consolidated Return to the extent such comments solely relate to the Company or any such Company Subsidiary and (iii) incorporate into such Seller Consolidated Return all reasonable comments provided by Purchaser that relate to the Company or any Company Subsidiary except for any comments not consistent with past practices. Seller and Purchaser agree to consult and resolve in good faith any objection Seller may have to the comments so received from Purchaser, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved in a manner consistent with past practices with respect to such items unless otherwise required by law or as agreed upon pursuant to this Agreement. If Seller and Purchaser cannot resolve such matter within five (5) days of Seller’s receipt of any such comments from Purchaser, then the disagreement shall promptly be submitted to the Independent Accountant; provided, however, that if the dispute or disagreement involves a matter of legal interpretation, then, upon the written consent of both parties, such dispute shall be resolved by the Independent Accountant, otherwise the Independent Accountant shall promptly select an outside attorney (1) experienced in federal income tax law and (2) mutually acceptable to the parties (which acceptance shall not be unreasonably withheld, conditioned or delayed) to resolve such dispute or disagreement. The decision of the Independent Accountant (and any outside attorney selected by the Independent Accountant) in resolving the dispute shall be final and binding. If the Independent 101

Accountant (or outside attorney selected by the Independent Accountant) cannot resolve in good faith such dispute before the due date (including applicable extensions) for such Seller Consolidated Return, Seller shall file, or shall cause to be filed, such Seller Consolidated Return in a manner consistent with past practices with respect to items so disputed. The fees and expenses incurred with respect to the Independent Accountant resolving the dispute shall be allocated equally among the parties engaged in such dispute. All other fees and expenses incurred in resolving the dispute shall be borne by the party that incurs such fees and expenses. Seller shall file, or caused to be filed, any such Seller Consolidated Return as prepared in accordance with this Section 6.19(a)(iii) in the manner prescribed by applicable Law and shall timely pay to the applicable Taxing Authority all Taxes shown as due and payable on such Seller Consolidated Return. Purchaser and Seller agree that neither party will make a ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2) or any analogous provision of state, local or foreign Law. (iv) Except as set forth in Section 6.19(a)(iii), Purchaser shall be responsible for filing all Returns of the Company or any Company Subsidiary that are filed after the Closing Date with respect to a Pre-Closing Period (such Returns, “Purchaser Returns”); provided, that, if Seller reasonably could be expected to have any liability for, or otherwise economically bear any, Taxes with respect to any Purchaser Returns pursuant to this Agreement (which, for the avoidance of doubt, shall include any Return for a Company Subsidiary that is a resident of Canada and that relates to a taxable year (or portion thereof) ending on or prior to the Closing Date to the extent Seller reasonably could be expected to have any liability for, or otherwise economically bear any, Taxes shown as due on such Return), then such Purchaser Return shall be prepared in a manner consistent with past practices, and, to the extent applicable, consistent with the portions of the Seller Consolidated Returns that solely relate to the Company and the Company Subsidiaries that are prepared by Seller pursuant to Section 6.19(a)(iii), except as otherwise required by applicable Law, and, in the case of any income Purchaser Return, Purchaser shall (i) provide Seller with a draft of each such Purchaser Return for Seller’s review and comment on or before thirty (30) days prior to the due date (including applicable extensions) for such Purchaser Return, (ii) shall consider in good faith all reasonable comments provided by Seller within fifteen (15) days of receipt thereof prior to filing such Purchaser Return and (iii) incorporate into such Purchaser Return all reasonable comments provided by Seller that relate to items for which Seller reasonably could be expected to have liability, except for any comments not consistent with past practices. Purchaser shall file, or caused to be filed, any such Purchaser Return as prepared in accordance with this Section 6.19(a)(iv) in the manner prescribed by applicable Law and shall timely pay to the applicable Taxing Authority all Taxes shown as due and payable on such Purchaser Return. For greater certainty, Purchaser shall be entitled to cause any Company Subsidiary that is a resident of Canada for Tax purposes to make one or more elections under paragraph 111(4)(e) of the Canadian Tax Act; provided that any income (including recaptured depreciation) and/or capital gains resulting from such elections do not result in any additional income Taxes for the Company Subsidiary that are borne by Seller, including due to inclusion of any amounts relating to Taxes as a liability in Closing Working Capital. (b) Allocation. For purposes of this Agreement, including determining Closing Working Capital, with respect to any Overlap Period, the amount of Taxes for the Pre-Closing 102

Period shall, (x) in the case of Taxes other than income, sales, use and withholding Taxes, be deemed to be the amount of such Tax for the entire Overlap Period multiplied by a fraction, the numerator of which is the number of calendar days during the portion of the Overlap Period that ends on and includes the Closing Date and the denominator of which is the total number of calendar days in the Overlap Period, and (y) in the case of all other Taxes, be determined based on a closing of the books basis as of the end of the day on the Closing Date; provided, that any exemptions, allowances or deductions that are calculated on an annual basis (such as deductions for depreciation and amortization) will be apportioned between the Pre-Closing Period and the Post- Closing Period of such Overlap Period on a daily basis. (c) Tax Matters. If Seller, Purchaser, the Company, any Company Subsidiary or any of their respective Affiliates receives notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes or Company Separate Tax Attributes of the Company or any Company Subsidiary for a Pre-Closing Period for which there could be a Company Adjustment, for which another party could be expected to be liable under this Agreement or economically bear or otherwise have any Tax liability (a “Tax Matter”), then within ten (10) days after receipt of such notice, such party receiving such notice shall notify the other party in writing and forward such notification to such other party; provided, that any failure on the part of one party to so notify the other party shall not limit the obligations of such notifying party pursuant to Section 6.19(i), Section 9.1(b) or Section 9.1(c) except to the extent such failure materially prejudices the defense of any such Tax Matter. With respect to any Tax Matter in regards to any Seller Consolidated Return (each such Tax Matter, a “Consolidated Tax Matter”), Seller shall control such Consolidated Tax Matter; provided that if and to the extent that such Seller Consolidated Tax Matter relates to a Seller Indemnified Tax Period and could reasonably be expected to result in a Company Adjustment or adversely affect Purchaser, the Company or any Company Subsidiary, including as a result of being required to make a Company Tax Payment pursuant to Section 6.19(i)(i), (i) Seller shall keep Purchaser fully informed regarding the status and progress of such Consolidated Tax Matter as it relates to the Company or any Company Subsidiary, including by providing written copies of correspondence with any Taxing Authorities in connection therewith, (ii) Seller shall act in a reasonable manner and in good faith in conducting and contesting such Consolidated Tax Matter with the relevant Taxing Authority, (iii) Purchaser shall be entitled to participate in the conduct of such Consolidated Tax Matter as it relates to the Company or any Company Subsidiary at Purchaser’s sole expense, including by participating in any meetings and teleconferences in connection therewith, (iv) Seller shall consider in good faith any comments from Purchaser that relate to the Company or any Company Subsidiary, and (v) Seller shall not settle or resolve any portion of such Consolidated Tax Matter relating to the Company or any Company Subsidiary that could reasonably be expected to result in a Company Adjustment or adversely affect Purchaser, the Company or any Company Subsidiary, including as a result of being required to make a Company Tax Payment pursuant to Section 6.19(i)(i), without Purchaser’s prior written consent (not to unreasonably be withheld, conditioned or delayed). Purchaser shall control all other Tax Matters in respect of the Company or any Company Subsidiary (each such Tax Matter, a “Company Tax Matter”); provided, that, if Seller reasonably could be expected to economically bear or otherwise have any tax liability with respect to any Company Tax Matter pursuant to this Agreement, then (1) Purchaser shall keep Seller fully informed regarding the status and progress of such Company Tax Matter as it relates to Seller, including by providing written copies of correspondence with any Taxing Authorities in connection therewith, (2) Purchaser shall act in a reasonable manner and in good faith in 103 conducting and contesting such Company Tax Matter with the relevant Taxing Authority, (3) Seller shall be entitled to participate in the conduct of such Company Tax Matter as it relates to Seller at its sole expense, including by participating in any meetings and teleconferences in connection therewith, (4) Purchaser shall consider in good faith any comments from Seller, and (5) Purchaser shall not settle or resolve all or any portion of such Company Tax Matter relating to Seller or a Company Tax Matter that could reasonably be expected to adversely affect Seller without Seller’s prior written consent (not to unreasonably be withheld, conditioned or delayed). The parties hereto acknowledge and agree that the provisions hereof shall be subject to the terms and conditions of the R&W Insurance Policy and the rights of the insurer thereunder to, among other things, consent to any settlement of a Tax Matter. (d) Cooperation. Each of Purchaser and Seller shall, and shall cause their respective Affiliates to, cooperate, as and to the extent reasonably requested by the other party, and at the requesting party’s cost and expense for any reasonable out-of-pocket costs or expenses, in connection with the filing of any Returns and the conduct of any audit, examination, inquiry, assessment, lawsuit, claim or other proceeding related to Taxes of Seller, Purchaser, the Company, the Company Subsidiaries or any Affiliates thereof. Such cooperation shall include the provision of records and information reasonably requested by the other parties which are reasonably relevant to any such Return or Tax proceeding, including the provision of copies of all relevant portions of relevant Returns, together with all relevant portions of any accompanying schedules, work papers, documents and other records related thereto, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that with respect to any Seller Consolidated Return, Seller shall only be required to provide such records and information to the extent they (i) relate solely to the Company and/or the Company Subsidiaries, (ii) relate to the determination of the Company Stand- Alone Income and the Company Stand-Alone Loss for any Seller Indemnified Tax Period, including the determination of any Company Separate Tax Attribute and information or documentation reasonably necessary to obtain coverage under the R&W Insurance Policy or (iii) relate to the determination of the Taxes or Tax attributes of the Company and/or the Company Subsidiaries for any taxable period for which Purchaser, the Company and/or the Company Subsidiaries have liability for Taxes pursuant to this Agreement and that are not Excluded Taxes. (e) Tax Sharing Agreements. Effective on or prior to the Closing Date, Seller shall cause any Tax sharing, Tax indemnity, Tax allocation and other similar Contracts, agreements or arrangements the parties of which include one or more of the Company or any Company Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or any Company Subsidiary), on the other hand, to be terminated with respect to the Company and the Company Subsidiaries with no further rights, obligation or liabilities of the Company or any Company Subsidiary. (f) Seller Post-Closing Actions. To the extent such action could reasonably be expected to affect the Taxes of Purchaser, the Company or any Company Subsidiary for a Pre- Closing Period (including any Company Stand-Alone Income, Company Stand-Alone Loss, or Company Separate Tax Attributes), after the Closing neither Seller nor any of Seller’s Affiliates shall, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), (i) take any action on the Closing Date after the Closing outside of the ordinary course of business, (ii) file or amend any Return relating to the Company or any Company Subsidiary 104 with respect to a Pre-Closing Period (except as otherwise permitted in Section 6.19(a) or in connection with the resolution or determination of any Company Tax Matter or Consolidated Tax Matter that is settled or resolved in accordance with Section 6.19(c)), (iii) make any Tax election that has retroactive effect to any Pre-Closing Period or (iv) make any application or request for, or negotiate or conclude any, material voluntary Tax disclosure, Tax amnesty application, Tax ruling or other similar arrangement with any Taxing Authority regarding any Taxes or Returns relating to the Company or any Company Subsidiary for any Pre-Closing Period (except in connection with the resolution or determination of any Company Tax Matter or Consolidated Tax Matter that is settled or resolved in accordance with Section 6.19(c)). (g) Purchaser Post-Closing Actions. To the extent such action could reasonably be expected to affect the Taxes of Seller or Seller’s Affiliates (other than Seller Indemnified Taxes) after the Closing neither Purchaser nor any of Purchaser’s Affiliates (including the Company and the Company Subsidiaries) shall, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (i) take any action on the Closing Date after the Closing outside of the ordinary course of business, (ii) file or amend any Return relating to the Company or any Company Subsidiary with respect to a Pre-Closing Period (except as otherwise permitted in Section 6.19(a) or in connection with the resolution or determination of any Company Tax Matter or Consolidated Tax Matter that is settled or resolved in accordance with Section 6.19(c)), (iii) make any Tax election that has retroactive effect to any Pre-Closing Period or (iv) make any application or request for, or negotiate or conclude any, material voluntary Tax disclosure, Tax amnesty application, Tax ruling or other similar arrangement with any Taxing Authority regarding any Taxes or Returns relating to the Company or any Company Subsidiary for any Pre-Closing Period (except in connection with the resolution or determination of any Company Tax Matter or Consolidated Tax Matter that is settled or resolved in accordance with Section 6.19(c)). (h) Refunds. Notwithstanding anything herein to the contrary, (i) all Refunds reflected on a Seller Consolidated Return shall be solely for the benefit of Seller (regardless of whether the income or losses that generated such Refund are derived from the Company or a Company Subsidiary in a Pre-Closing Period) and (ii) all Refunds that relate to the Company or any Company Subsidiary and that are not reflected on a Seller Consolidated Return shall be for the benefit of Purchaser. Purchaser shall make, or cause to be made, all available elections so it is not required to carryback any net operating loss attributable to the Company or any Company Subsidiary arising in a Post-Closing Period to a Pre-Closing Period in respect of any Seller Consolidated Return and to the extent such election is permitted by applicable Law. To the extent that a Refund that is for the benefit of Seller or Purchaser, as the case may be, pursuant to this Section 6.19(h) is received by the other party, the party that received the Refund, or an Affiliate of such party, shall within ten (10) days of the receipt of such Refund, pay, or cause to be paid, to the other party an amount equal to such Refund (net of any Taxes and any other reasonable out-of- pocket costs incurred by the party that received the Refund that is attributable to the obtaining of such Refund). (i) Tax Payments. 105

(i) If there is a Company Adjustment for a Seller Indemnified Tax Period, then Purchaser shall pay (or cause the Company to pay) to Seller the Company Tax Payment for such Seller Indemnified Tax Period. (ii) If there is a Company Adjustment for a Seller Indemnified Tax Period that results in a Taxable Income Decrease for any Seller Indemnified Tax Period (whether the Seller Indemnified Tax Period of the subject Company Adjustment or any other Seller Indemnified Tax Period), then, without duplication, (A) first, such Taxable Income Decrease shall be applied to reduce any Positive Taxable Income Increase for any Seller Indemnified Tax Period with respect to which a Company Tax Payment has not already been made pursuant to Section 6.19(i)(i); (B) second, Seller shall pay to Purchaser an amount equal to the product of (x) any remaining Taxable Income Decrease after the application of clause (A), up to, but not in excess of the aggregate amount of any Positive Taxable Income Increases with respect to which Purchaser previously made a Company Tax Payment to Seller pursuant to Section 6.19(i)(i), that was not previously reimbursed by MIC pursuant to this Section 6.19(i)(ii)(B), and (y) the Applicable Tax Rate used to calculate the prior Company Tax Payments made by Purchaser for which the Company was not reimbursed pursuant to this Section 6.19(i)(ii)(B) (any such reimbursement payment from Seller, a “Seller Tax Reversal Payment”); and (C) third, any Taxable Income Decrease remaining after the application of clauses (A) and (B) above shall remain unapplied for purposes of this Section 6.19(i)(ii) and available to reduce or offset any future Positive Taxable Income Increases with respect to which Purchaser may be required to make a Company Tax Payment to Seller pursuant to Section 6.19(i)(i). (iii) Any Company Tax Payments or Seller Tax Reversal Payments made hereunder are irrespective of the actual Liability for Taxes as a result of any Company Adjustment in respect of the applicable Seller Group for any Seller Indemnified Tax Period. (iv) Set forth on Exhibit F are examples that illustrate the operation of the provisions set forth in this Section 6.19(i) of this Agreement. (j) Tax Elections. The parties agree that, to the extent available under applicable Law, Seller shall make (and shall cause its Affiliates to make) an election pursuant to Treasury Regulation Section 1.245A-5(e)(3)(i) with respect to each Foreign Subsidiary treated as an association taxable as a corporation for U.S. federal income tax purposes to close the applicable taxable year of such Foreign Subsidiary as of the Closing Date. Promptly following the making of such election, Seller shall deliver to Purchaser written notice that such election has been made and shall provide Purchaser with a copy of the statements described in Treasury Regulation Section 1.245A-5(e)(3)(i)(D) with respect to any such election. Section 6.20 Casualty Loss. (a) If, after the date of this Agreement, but prior to the Closing, any assets of the Company or any Company Subsidiary are physically damaged or destroyed by casualty or taken in condemnation or under right of eminent domain (each, a “Casualty Loss”) and the cost of restoring, repairing or replacing such damaged, destroyed or taken assets or properties to a 106 condition reasonably comparable to its prior condition or the condemnation value, as applicable (in each case, net of and after giving effect to any insurance proceeds actually received by Seller, the Company or any Company Subsidiary for such restoration and used prior to the Closing Date) (such amount with respect to any such assets or properties as determined by an independent qualified firm reasonably acceptable to Purchaser and Seller, the “Restoration Cost”) is greater than one percent (1.0%) of the Base Purchase Price (a “Material Casualty Loss”), Seller may elect to (i) reduce the amount of the Initial Purchase Price by an amount equal to the estimated Restoration Cost (in each case, as estimated by an independent qualified firm reasonably acceptable to Purchaser and Seller); or (ii) if it can be completed within five (5) Business Days prior to the End Date, restore, repair or replace such assets or properties of the Company or the Company Subsidiaries, as applicable, relating to such Material Casualty Loss to a condition reasonably comparable to their prior condition, in each case by written notice to Purchaser. If Seller elects to reduce the Initial Purchase Price pursuant to clause (i) above, such Material Casualty Loss shall not affect the Closing. If Seller elects to restore, repair or replace such assets or properties of the Company or the Company Subsidiaries, as applicable, pursuant to clause (ii) above, Seller will complete or cause to be completed, using commercially reasonable efforts, the repair, replacement or restoration of the damaged or taken assets or properties to a condition reasonably comparable to its prior condition prior to the Closing Date, and the Closing Date shall be subject to the other terms and conditions of this Agreement, be no earlier than the second (2nd) Business Day after such completion. If Seller does not make any such election upon the earlier of (x) fifteen (15) days after the date of such Material Casualty Loss or (y) five (5) Business Days prior to the End Date, it will be deemed to have elected to reduce the Initial Purchase Price pursuant to clause (i) above. (b) If the Restoration Cost equals one percent (1.0%) of the Base Purchase Price or less, there shall be no reduction in the amount of the Initial Purchase Price with respect to such Casualty Loss. (c) In the event of a Casualty Loss, MIC shall, and shall cause the MIC Group to, use commercially reasonable efforts to collect amounts due (if any) under available insurance arrangements in respect of any such Casualty Loss and, if the Initial Purchase Price is not reduced due to such Casualty Loss, MIC shall cause any such insurance proceeds received by MIC or the MIC Group following the Closing (net of any insurance proceeds which reimburse costs and expenses incurred by the Company or the Company Subsidiaries in respect of such Casualty Loss prior to the Closing) to be promptly paid to Purchaser by wire transfer of immediately available funds to the account or accounts previously specified in writing by Purchaser. Following the Closing, Purchaser shall, and shall cause the Company and Company Subsidiaries to, use commercially reasonable efforts to collect amounts due (if any) under available insurance arrangements in respect of any such Casualty Loss and, in the event the Initial Purchase Price is reduced due to such Casualty Loss, any such insurance proceeds that are received by Purchaser, the Company or any Company Subsidiary following the Closing shall be promptly remitted to Seller up to an amount equal to such reduction in Initial Purchase Price. To assist Purchaser in its evaluation of any and all Casualty Losses (including Restoration Costs), Seller and the Company shall, and shall cause the Company Subsidiaries to, provide Purchaser such reasonable access to the properties of the Company and the Company Subsidiaries and such information as Purchaser may reasonably request in connection therewith, in each case in accordance with Section 6.1(a). 107

Section 6.21 ISRA. To the extent ISRA is applicable to the transactions contemplated hereby: (a) upon and following the Closing, the Company and each applicable Company Subsidiary shall be solely and fully responsible for remediation activities and implementing remedial action work plans relating to any real property owned by the Company or any Company Subsidiary and currently subject to ISRA, and shall bear all related costs of such compliance; and (b) neither Purchaser nor, from and after the Closing, the Company nor any Company Subsidiary will take any position with respect to NJDEP or ISRA that would allow such Person to act to void the sale or transfer of any real property owned by the Company or any Company Subsidiary and currently subject to ISRA at the Closing. Section 6.22 Right to Seller Mark. (a) As promptly as possible following the Closing (but in any event within twelve (12) months following the Closing), Purchaser shall cause the Company and the Company Subsidiaries to cease using as source identifiers the terms “MACQUARIE” and “MIC,” (whether alone or in combination with any other word or design) and any Marks dilutive thereof or confusingly similar thereto or constituting an abbreviation or extension thereof and all other Marks of Seller set forth on Section 6.22 of the Company Disclosure Letter (collectively, the “Seller Marks”), including eliminating or covering the Seller Marks from all assets of the Company and the Company Subsidiaries and the disposing of any unused stationery, literature or similar materials bearing any Seller Marks, and thereafter, Purchaser shall not, and shall cause the Company and the Company Subsidiaries not to, use any Seller Marks as source identifiers; provided, however, (a) that the continued appearance of the Seller Marks on any such materials or other assets already fixed with the Seller Marks prior to Closing, in each case, that are used solely in the ordinary internal operation of the Company and the Company Subsidiaries and are not observed by the public shall be permitted following the Closing Date until such materials and assets are retired in the ordinary course of business; and (b) during such twelve (12)-month period, the Company and Company Subsidiaries may only use the Seller Marks in substantially the same form, scope, quality, and manner as the Seller Marks were used during the three (3) month period immediately preceding the Closing Date (and not in any other form, scope, quality, and manner). For the avoidance of doubt, use of the Seller Marks by Purchaser and its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) solely for purposes of conveying to customers, suppliers, any Governmental Entity or the general public that there was a change in ownership, or the historical origins of the businesses of the Company and the Company Subsidiaries shall not be deemed a violation of this Section 6.22 or an infringement of such Seller Marks. Purchaser acknowledges and agrees that, absent a separate written agreement between Seller and Purchaser to the contrary, subject to this Section 6.22, Purchaser and its Affiliates have no rights whatsoever to use the Seller Marks and neither Purchaser nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Marks. (b) Except as provided herein, Purchaser, for itself and its Affiliates (which, for the purposes of this Section 6.22, shall include the Company and the Company Subsidiaries), 108 agrees that immediately from and after the Closing, Purchaser and its Affiliates will not expressly, or by implication, do business as or represent themselves as (or as affiliated with) Seller or its Affiliates. (c) As promptly as possible following the Closing (but in any event within sixty (60) days following the Closing), Purchaser and its Affiliates shall make all filings with any and all appropriate Governmental Entities to adopt new corporate names, registered names and registered fictitious names of the Company and the Company Subsidiaries that do not consist in whole or in part of, any Seller Marks (“New Corporate Names”). Upon receipt of confirmation from the appropriate registry that such name changes have been effected, Purchaser shall, upon the written request of Seller, provide Seller with written proof that such name changes have been effected. Purchaser and its Subsidiaries shall use commercially reasonable efforts to adopt New Corporate Names as soon as reasonably possible after the Closing. Section 6.23 Intercompany Accounts. Except with respect to the Transition Services Agreement, prior to the Closing, MIC will cause (a) all Contracts, arrangements, commitments or transactions between MIC or any of its Affiliates (other than the Company or any Company Subsidiary), on the one hand, and the Company or any Company Subsidiary, on the other hand, including those set forth on Section 4.21 of the Company Disclosure Letter, to be settled (irrespective of the applicable terms of payment) or terminated and canceled without (i) any further Liability to, or Liability of, the Company or any Company Subsidiary from and after the Closing and (ii) without the imposition of any incremental Taxes for which the Company or any Company Subsidiary could be liable for after the Closing and (b) the IMTT Promissory Note to be contributed to the capital of IMTT Holdings LLC in the manner set forth on Section 1.1(a) of the Company Disclosure Schedule. Section 6.24 Exclusivity. (a) MIC shall, and shall cause the Company and the Company Subsidiaries and their respective Representatives and Affiliates to, promptly cease and cause to be terminated any existing activities, including discussions or negotiations with, any Person (other than Purchaser and its Representatives and Affiliates) conducted prior to the date hereof, with respect to any Acquisition Proposal (other than the transactions contemplated by this Agreement). (b) During the period commencing on the date hereof and ending at the earlier of (A) the Closing and (B) termination of this Agreement pursuant to Section 8.1 (Termination), MIC shall not, and shall cause the Company and the Company Subsidiaries not to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non- public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes any Acquisition Proposal (except to provide notice of the existence of the restrictions in this Section 6.24) or (iii) enter into any agreement with respect to any Acquisition Proposal; provided that this Section 6.24(b) shall not apply to any communications related to the transactions contemplated by this Agreement. During the period commencing on the date hereof and ending at the earlier of (A) the Closing and (B) termination of this Agreement pursuant to Section 8.1 (Termination), the Company or MIC shall promptly (and in any event within one (1) Business Day) notify Purchaser in writing of the existence of any 109

Acquisition Proposal, including the terms of such Acquisition Proposal (and a copy thereof, if written) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Nothing in this Section 6.24 shall prohibit the Company or its Affiliates, directly or indirectly through any officer, employee or Representative, from (x) informing any Person that the Company is party to this Agreement and informing such Person of the restrictions that are set forth in this Section 6.24, or (y) disclosing in the ordinary course of business to its equityholders and the other equityholders of any Company Subsidiary factual information regarding the business, financial condition or results of operations of the Company and Company Subsidiaries, or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal. Section 6.25 Restrictive Covenants. (a) During the period commencing on the Closing Date and ending upon the earlier of (i) the fifth (5th) anniversary of the Closing Date and (ii) consummation of any change in the control (as such term is used in the definition of Affiliate) of MIC (the “Restricted Period”), MIC shall not, and shall cause the MIC Group (for the avoidance of doubt, excluding any Person that is no longer a member of the MIC Group) not to, engage in (including by holding any debt or Equity Interests in, or by providing any products or services to, any other Persons engaging in) any business or activities in North America similar to or competitive with the Business (each, a “Competing Activity”); provided, however, that the foregoing shall not restrict MIC or any of the MIC Group from acquiring or owning as an investment, directly or indirectly, securities or any indebtedness of any publicly traded company engaged in Competing Activities, so long as neither MIC nor any member of the MIC Group (A) beneficially owns, directly or indirectly, in the aggregate more than 2% of the outstanding Equity Interests or indebtedness of such Person and/or (B) actively participate in the management or operation of such Person. Notwithstanding anything to the contrary in the foregoing sentence, nothing contained therein shall prevent, preclude, restrict or otherwise limit MIC or any of the MIC Group from engaging, conducting or having an ownership interest in the Excluded Business. (b) During the Restricted Period, MIC shall not, and shall cause its Affiliates (for the avoidance of doubt, excluding any Person that is no longer a member of the MIC Group) not to, directly or indirectly, (i) solicit (or permit to be directly or indirectly solicited) or employ or otherwise seek to employ any Company Employees (except for any general solicitation which is not directed specifically to any Company Employees) or (ii) solicit or encourage any customers, suppliers, partners or distributors of, or other Persons having a business relationship with, the Company or Purchaser or any of their respective Subsidiaries to cease doing business with, alter the terms of its business with, or otherwise alter its relationship with, the Company, Purchaser and/or their respective Subsidiaries, as applicable. (c) MIC agrees that the covenants and restrictions in this Section 6.25 (i) are reasonable in scope and time, (ii) are reasonable restrictions to protect the legitimate business interests and goodwill of the Company, Purchaser and their respective Subsidiaries, and (iii) are ancillary to or a part of an otherwise enforceable contract that is supported by adequate consideration. In the event any provision of this Section 6.25 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, 110 it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. (d) Notwithstanding anything in this Section 6.25 to the contrary and for the avoidance of doubt, any Person that is a member of the MIC Group on the date of this Agreement or at any time hereafter will no longer be subject to or bound by any restriction, covenant or obligation set forth in this Section 6.25 effective as of the time (and for so long as) such Person ceases to be a member of the MIC Group. ARTICLE VII CONDITIONS PRECEDENT Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) in writing by Purchaser and Seller as of the Closing Date of the following conditions: (a) Injunctions; Illegality. No court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement that remains in effect (provided, that, prior to asserting this condition, the party asserting this condition shall have complied with its obligations with respect to Section 6.6 (Regulatory Approvals; Consents) to prevent the entry of such Law or Order and to appeal as promptly as possible any judgment that may be entered). (b) Required Regulatory Approvals. (Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated, and (ii) with respect to the transactions contemplated by this Agreement, either (A) the Commissioner of Competition shall have issued an advance ruling certificate under subsection 102(1) of the Competition Act or (B) the Commissioner of Competition shall have issued a letter of no action, on terms and conditions acceptable to Purchaser and the waiting period under section 123 of the Competition Act shall have expired or been terminated early or have been waived under paragraph 113(c) of the Competition Act (collectively, the “Competition Act Clearance”). Any other applicable waiting periods (or any extension thereof), consents, waivers, filings or approvals under any applicable Laws required to consummate the transactions contemplated hereby and identified on Section 7.1(b) of the Company Disclosure Letter (collectively with the expiration of the waiting period under the HSR Act and receipt of the Competition Act Clearance, the “Required Regulatory Approvals”) shall have expired, been terminated, been made or been obtained. Section 7.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Purchaser in writing as of the Closing Date of the following additional conditions: 111

(a) Performance. All of the agreements and covenants of MIC, Seller and/or the Company to be performed prior to the Closing pursuant to this Agreement shall have been duly performed (i) with respect to such agreements and covenants set forth in clause (A)(1) of Section 6.3(b)(viii), in all respects and (ii) with respect to all such other agreements and covenants, in all material respects. (b) Representations and Warranties. (i) Each of the representations and warranties of (1) MIC and Seller set forth in Section 3.1 (Due Organization, Good Standing and Corporate Power), Section 3.2(a) (Authorization), Section 3.4 (Broker’s or Finder’s Fees) and Section 3.5 (Ownership) and (2) the Company set forth in Section 4.1 (Due Organization, Good Standing and Corporate Power), Section 4.2(a) (Authorization), Section 4.4 (Capitalization), Section 4.18 (Broker’s or Finder’s Fees) and Section 4.24(a) (Material Debt Contracts) shall be true and correct in all respects at and as of the date hereof (which, for purposes of Section 4.24(a), shall be determined after giving effect to any duly authorized and valid waiver by the applicable lenders, agents and/or note holders thereunder, as applicable, obtained in compliance with the terms of this Agreement) and the Closing Date (excluding for purposes of the Closing Date, in the case of Section 4.24(a), any representation or warranty as to the accuracy of Section 6.12(b) of the Existing Revolving Credit Agreement), except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date (which, for purposes of Section 4.24(a), shall be determined after giving effect to any duly authorized and valid waiver by the applicable lenders, agents and/or note holders thereunder, as applicable, obtained in compliance with the terms of this Agreement), and (ii) each of the other representations and warranties of MIC and Seller and the Company set forth in Article III (Representations and Warranties of MIC and Seller) and Article IV (Representations and Warranties of the Company) not referenced in clause (i) of this Section 7.2(b) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) at and as of the date hereof and the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (ii), where the failure to be so true and correct would not have a Company Material Adverse Effect. (c) Closing Deliverables. Seller shall have delivered or caused to be delivered to Purchaser the items set forth in Section 2.4(b) (Closing; Closing Deliverables by Seller). (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect. (e) Consents. The consents, authorizations, approvals, waivers, amendments or permits set forth on Section 7.2(e) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect as of the Closing, each in form and substance reasonably satisfactory to Purchaser. 112

Section 7.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Seller in writing as of the Closing Date of the following additional conditions: (a) Performance. All of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects. (b) Representations and Warranties. (i) Each of the representations and warranties of Purchaser set forth in Section 5.1 (Due Organization, Good Standing and Corporate Power), Section 5.2(a) (Authorization) and Section 5.11 (Broker’s or Finder’s Fees) shall be true and correct in all respects at and as of the date hereof and the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date and (ii) each of the other representations and warranties of Purchaser set forth in Article V shall be true and correct in all material respects at and as of the date hereof and the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date. (c) Closing Deliverables. Purchaser shall have delivered or caused to be delivered to Seller the items set forth in Section 2.4(c) (Closing; Closing Deliverables by Purchaser). Section 7.4 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to comply with any provision of this Agreement. ARTICLE VIII TERMINATION Section 8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing (except pursuant to Section 8.1(a)) by written notice by Purchaser to Seller (if Purchaser is the terminating party) or Seller to Purchaser (if Seller is the terminating party) specifying the provision hereof pursuant to which such termination is made and the facts constituting the basis thereof: (a) by mutual written consent of Seller and Purchaser; (b) by Seller, on the one hand, or Purchaser, on the other hand, if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations under Section 6.6 (Regulatory Approvals; Consents) to avoid the entry of, or to effect the dissolution of, any such Law or Order; and 113 provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party if such party is in material breach of this Agreement and such breach is the primary cause of such Law or Order so restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated hereby; (c) by Seller, on the one hand, or Purchaser, on the other hand, if the Closing Date shall not have occurred on or prior to March 8, 2021 (the “End Date”); provided that no party may terminate this Agreement pursuant to this Section 8.1(c) if such party is in material breach of this Agreement and such breach is the primary cause of the failure of the Closing to occur by the End Date; (d) by Seller, if: (i) any of the representations and warranties of Purchaser contained in Article V (Representations and Warranties of Purchaser) shall fail to be true and correct or there shall be a breach of any of the foregoing warranties or (ii) there shall be a breach by Purchaser of any of its covenants or agreements in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 7.1 (Conditions to the Obligations of Each Party) or Section 7.3(a) or Section 7.3(b) (Conditions to the Obligations of Seller) and (B) which is not curable or, if curable, is not cured, after written notice thereof is given by Seller to Purchaser, by two (2) Business Days prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 8.1(d) if MIC, Seller or the Company is in material breach of any of its covenants or agreements contained in this Agreement; (e) by Purchaser, if: (i) any of the representations and warranties of MIC or Seller contained in Article III (Representations and Warranties of MIC and Seller) or of the Company contained in Article IV (Representations and Warranties of the Company) shall fail to be true and correct or there shall be a breach of any of the foregoing warranties or (ii) there shall be a breach by MIC, Seller or the Company of any of their respective covenants or agreements in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 7.1 (Conditions to the Obligations of Each Party) or Section 7.2(a) or Section 7.2(b) (Conditions to the Obligations of Purchaser) and (B) which is not curable or, if curable, is not cured, after written notice thereof is given by Purchaser to Seller, by two (2) Business Days prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) if Purchaser is in material breach of any of its covenants or agreements contained in this Agreement; (f) by Seller, if: (i) all conditions set forth in Section 7.1 (Conditions to the Obligations of Each Party) and Section 7.2 (Conditions to the Obligations of Purchaser) have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliverables made at the Closing, each of which would be satisfied if the Closing Date were the date that notice of termination contemplated by clause (ii) is delivered to Purchaser) and the Closing is required to occur pursuant to Section 2.4(a); (ii) Seller has irrevocably certified in writing to Purchaser, on or prior to the date on which the Closing is required to occur pursuant to Section 2.4(a) (Closing) that the Company and Seller are ready, willing and able to, and will, consummate the Closing when required pursuant to Section 2.4(a) (Closing); and (iii) Purchaser does not consummate the Closing within two (2) Business Days following the later of (A) the delivery of such notice described in clause (ii) and (B) the date the Closing is required to occur pursuant to Section 2.4(a) (and the Company and Seller did not, in fact, prevent Purchaser from 114 consummating the Closing on a subsequent date prior to Seller’s termination of the Agreement); or (g) by Purchaser, if a Casualty Loss has occurred the Restoration Cost of which is greater than ten percent (10.0%) of the Base Purchase Price and the assets and properties subject to such Casualty Loss remains unrestored, unrepaired or unreplaced to their prior condition five (5) Business Days prior to the End Date. Section 8.2 Effect of Termination. (a) In the event of the valid termination of this Agreement pursuant to Section 8.1 (Termination), this Agreement shall be terminated and become void and have no effect, and there shall be no Liability hereunder on the part of Purchaser, Seller, the Company or the Company Subsidiaries, except that Article I (Definitions), Section 6.2 (Confidentiality), Section 6.6(c) (Regulatory Approvals; Consents), this Section 8.2 and Article IX (Miscellaneous) shall each survive such termination. Subject to the limitations set forth in Section 8.2(b) and Section 8.2(c), nothing in this Section 8.2 shall relieve or release MIC, Seller or the Company from any Liabilities arising out of its knowing and intentional breach of any provision of this Agreement prior to termination of this Agreement. The parties hereto acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their respective right to seek specific performance in accordance with and subject to the terms and conditions set forth in Section 9.13 (Specific Enforcement) prior to the termination of this Agreement. In addition to the foregoing, no termination of this Agreement pursuant to Section 8.1 (Termination) shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. (b) In the event this Agreement is validly terminated (i) (A) by Seller pursuant to Section 8.1(d) (Termination for Material Breach) or by Seller pursuant to Section 8.1(f) (Termination for Closing Failure) or (B) by Purchaser or Seller pursuant to Section 8.1(c) (Termination for Failure to Close by End Date) (in circumstances in which Seller could have terminated this Agreement pursuant to Section 8.1(d) (Termination for Material Breach) or Section 8.1(f) (Termination for Closing Failure)), then in each case of clauses (A) and (B) Purchaser shall pay, or cause to be paid, to Seller an amount equal to the Reverse Termination Fee plus all Reimbursable Expenses within two (2) Business Days of such termination or (ii) under any other circumstance, then Purchaser shall pay, or cause to be paid, to Seller an amount equal to all Reimbursable Expenses within two (2) Business Days of such termination. (c) Each of the parties hereto acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not have entered into this Agreement. Each of the parties hereto acknowledges that the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate MIC, Seller and the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and impossible to calculate with precision and accuracy. Each party covenants and 115 agrees that it will not take any position that is in any way inconsistent with the preceding sentences of this Section 8.2(c). Accordingly, in the event that Purchaser shall fail to pay the Reverse Termination Fee or any of the outstanding Reimbursable Expenses when due, and, in order to obtain such payment, Seller or the Company commences a suit which results in a final, non- appealable judgment against Purchaser requiring the payment of the Reverse Termination Fee, then Purchaser shall pay to Seller the reasonable and documented out-of-pocket expenses of Seller and its Affiliates (including such reasonable attorneys’ fees) in connection with such suit (the foregoing costs and expenses, if any, the “Recovery Costs”). Notwithstanding anything to the contrary set forth in this Agreement, (x) Seller’s right to receive payment of the Reverse Termination Fee (and, if applicable, any Recovery Costs), together with (y) Seller’s and the Company’s right, as applicable, to receive payment of any outstanding Reimbursable Expenses pursuant to Section 8.2(b), in each case, to the extent payable in accordance with this Agreement shall constitute the sole and exclusive remedy of MIC, Seller, the Company and the Company Subsidiaries and any of their respective Affiliates, and any of their respective direct or indirect, former, current or future equityholders, Affiliates, Representatives and their respective successors and assignees (collectively, the “Company Related Parties”) against Purchaser and its Representatives, the Guarantors, the Debt Financing Sources and any of their respective, direct or indirect, former, current or future equityholders, Affiliates, Representatives or their respective successors and assignees (collectively, the “Purchaser Related Parties”) for any and all loss or damage suffered or Liabilities incurred by any Company Related Party or other Person in respect of this Agreement, the Debt Commitment Letter, the Equity Commitment Letters or the Guaranties, the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any other matter (including with respect to the failure of the transactions contemplated by this Agreement to be consummated), and upon payment of the Reverse Termination Fee (and any Reimbursable Expenses and Recovery Costs, if applicable), none of Purchaser or the Purchaser Related Parties shall have any further Liability or other obligation to any of the Company Related Parties relating to or arising out of this Agreement, Debt Commitment Letter, the Equity Commitment Letters or the Guaranties, the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any other matter (including with respect to the failure of the transactions contemplated by this Agreement to be consummated). Notwithstanding anything herein to the contrary, (A) in no event shall any Company Related Party be entitled to seek or obtain any recovery or judgment in excess of the Reverse Termination Fee (other than any (x) Reimbursable Expenses and (y) Recovery Costs, if applicable) against any Purchaser Related Party or any of their respective assets, and in no event shall any Company Related Party be entitled to seek or obtain any other damages of any kind against any Purchaser Related Party for, or with respect to, this Agreement or the transactions contemplated by this Agreement, including in connection with any breach by Purchaser, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, (B) MIC, Seller and the Company (each, on behalf of itself and the other Company Related Parties) hereby waive any and all rights and claims against any Purchaser Related Party (other than (x) Purchaser and (y) each Guarantor, solely with respect to its obligations under the applicable Guaranty) in connection with this Agreement or the Debt Commitment Letters, whether at Law or in equity, in contract, in tort or otherwise, (C) in no event shall Purchaser be required to pay, or cause to be paid, the Reverse Termination Fee on more than one occasion, or both the Reverse Termination Fee and (other than (x) any Reimbursable Expenses and (y) Recovery Costs, if 116

applicable) other damages, after Purchaser (or the Guarantors pursuant to the Guaranties) has paid the Reverse Termination Fee and (D) in no event shall MIC, Seller, the Company or any other Company Related Party be entitled to receive both specific performance and the Reverse Termination Fee. Without limiting the foregoing and notwithstanding anything to the contrary herein, none of the Debt Financing Sources or any of their respective Affiliates or Representatives will have any liability to Seller, the Company or their respective Affiliates relating to or arising out of this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement or otherwise, including any commitments by the Debt Financing Sources in respect of financing the transactions contemplated by this Agreement, whether at law, or equity, in contract, in tort or otherwise. ARTICLE IX MISCELLANEOUS Section 9.1 Survival of Representations, Warranties and Agreements; Indemnification. (a) Survival of Representations, Warranties and Agreements. Except for those covenants and agreements of the parties that by their terms (i) are required to be performed prior to the Closing (collectively, the “Pre-Closing Covenants”), each of which shall survive the Closing for twelve (12) months following the Closing or (ii) apply or are to be performed in whole or in part at or after the Closing (collectively, the “Post-Closing Covenants”), each of which shall survive the Closing until ninety (90) days following the date on which such covenants are fully discharged in accordance with the terms hereof (the applicable date on which any such covenant or agreement expires pursuant to this sentence, each a “Covenant Expiration Date”), none of the representations, warranties, agreements or covenants set forth in this Agreement or in any certificate delivered at, or prior to, the Closing in connection with and pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby, and thereafter none of the Company, Seller or Purchaser shall, except as otherwise expressly provided for in this Section 9.1 or in the case of Fraud, be under any liability whatsoever with respect to any such representation, warranty, agreement or covenant. Except as set forth in this Section 9.1, in the case of Fraud or claims for specific performance of the covenants described in the foregoing clause (ii), none of the Company, Seller or Purchaser shall have any post-Closing remedy hereunder for breaches of any representation, warranty, agreement or covenant set forth in this Agreement or in any certificate delivered at the Closing pursuant to this Agreement; provided that (A) nothing in this Section 9.1 shall limit the rights and remedies of Purchaser and its Affiliates with respect to the R&W Insurance Policy (which R&W Insurance Policy shall be governed by its terms and shall not be limited by the survival or non-survival terms herein) and (B) this Article IX shall survive the Closing in accordance with its terms. (b) Indemnification by MIC. (i) Subject to the provisions of this Section 9.1, from and after the Closing, MIC shall indemnify, hold harmless, compensate and reimburse each of Purchaser and its Affiliates (including the Company and the Company Subsidiaries), their respective Representatives and successors and permitted assigns of Purchaser and its Affiliates 117

(including the Company and the Company Subsidiaries) and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) from and against and for Losses imposed on, incurred by or asserted against any Purchaser Indemnified Party to the extent arising out of, resulting from or relating to (A) any Action brought by a Third Party in respect of any Excluded Business (whether relating to periods prior to, on or after the Closing Date), excluding any Losses in respect of Seller Indemnified Taxes; (B) except with respect to any claims under the Incentive Agreements, outstanding awards or obligations under the STIP or other obligations or liabilities Purchaser has expressly assumed under this Agreement, any Liabilities that any Purchaser Indemnified Party may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, arising out of or in connection with any Seller Plans, regardless of whether such Liabilities arise before or after the Closing; (C) Excluded Taxes; and/or (D) any breach of or failure to perform any of the covenants or agreements of Seller, MIC or, before the Closing, the Company or any of the Company Subsidiaries set forth in this Agreement. (ii) Subject to any other limitations set forth in this Section 9.1, no claim may be made for indemnification provided for in clause (D) of Section 9.1(b)(i) for breach of any covenant or agreement after the Covenant Expiration Date applicable to such covenant or agreement; provided, however, that any claim for indemnity for any Losses for which MIC has received proper notice pursuant to Section 9.1(d) on or prior to the date the applicable indemnification would otherwise terminate in accordance with this Section 9.1 shall survive solely for purposes of the specific matters in such claim notice until the liability of MIC shall have been determined pursuant to this Section 9.1 and MIC shall have reimbursed the applicable Purchaser Indemnified Parties for the amount of such Losses, if any, for which any Purchaser Indemnified Party is entitled to indemnification under and in accordance with this Section 9.1. (iii) The Purchaser Indemnified Parties shall not be entitled to recover for any Losses under clause (D) of Section 9.1(b)(i) with respect to any individual claim, or series of related claims, in each case, for breach of any Pre-Closing Covenants (other than any Pre-Closing Covenants related to Taxes, including Section 6.3(b)(ix), Section 6.19(e) and Section 6.23), unless and until the Losses relating to such claims (aggregating any series of related claims) exceed an amount equal to $100,000 (the “De Minimis Amount”); provided, however, that, notwithstanding the foregoing, the De Minimis Amount shall not apply to any such individual claim or item, or series of related claims or items, once the Losses relating to such claims or items equal or exceed the De Minimis Amount. (iv) The Purchaser Indemnified Parties shall not be entitled to recover for any Losses under clause (D) of Section 9.1(b)(i) for breach of any Pre-Closing Covenants (other than any Pre-Closing Covenants related to Taxes, including Section 6.3(b)(ix), Section 6.19(e) and Section 6.23), unless and until the total amount of Losses incurred by the Purchaser Indemnified Parties with respect to all breaches of Pre-Closing Covenants exceeds, in the aggregate, an amount equal to $5,000,000 (the “Deductible”), and then only to the extent that such Losses exceed the amount of the Deductible. (c) Indemnification by Purchaser. 118

(i) Subject to the provisions of this Section 9.1, from and after the Closing, Purchaser shall indemnify, hold harmless, compensate and reimburse each of MIC and the MIC Group, their respective Affiliates, Representatives and successors and permitted assigns of MIC and the MIC Group and their respective Representatives (the “Seller Indemnified Parties”) from and against and for all Losses imposed on, incurred by or asserted against any Seller Indemnified Party to the extent arising out of, resulting from or relating to (A) any breach of or failure to perform any of covenants or agreements of Purchaser set forth in this Agreement; or (B) any Action brought by a Third Party in respect of the Business (whether relating to periods prior to, on or after the Closing), excluding any Losses in respect of Excluded Taxes. (ii) Subject to any other limitations set forth in this Section 9.1, no claim may be made for indemnification provided for in Section 9.1(c)(i) for breach of any covenant or agreement after the Covenant Expiration Date applicable to such covenant or agreement; provided, however, that any claim for indemnity for any Losses for which Purchaser has received proper notice pursuant to Section 9.1(d) on or prior to the date the applicable indemnification would otherwise terminate in accordance with this Section 9.1 shall survive solely for purposes of the specific matters in such claim notice until the liability of Purchaser shall have been determined pursuant to this Section 9.1 and Purchaser shall have reimbursed the applicable Seller Indemnified Parties for the amount of such Losses, if any, for which any Seller Indemnified Party is entitled to indemnification under and in accordance with this Section 9.1. (d) Notification of Claims. (i) Any Person that is entitled to be indemnified under this Section 9.1 (the “Indemnified Party”) shall promptly provide written notice to the party or parties liable for such indemnification (the “Indemnifying Party”) of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a Third Party against the Indemnified Party, such claim being a “Third-Party Claim”), which notice shall (A) identify the provision of this Section 9.1 upon which the claim for indemnity is based; (B) to the extent then known, describe in reasonable detail the facts and circumstances giving rise to such claim for indemnity; and (C) to the extent known and quantifiable, include a summary of the Losses for which the Indemnified Party claims to be entitled thereunder; provided, however, that that the failure to so notify the Indemnifying Party shall not limit the indemnification rights of the Indemnified Party under this Agreement, except to the extent the Indemnifying Party is actually prejudiced by such failure; provided, further, that notices for indemnification claims pursuant to Section 9.1(b)(i) or Section 9.1(c)(i) must be delivered prior to the expiration of any applicable Covenant Expiration Date. Following delivery of any claim of indemnity with respect to any Third-Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, reasonably promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third- Party Claim. 119

(ii) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 6.19(c) or this Section 9.1(d) with respect to any Third-Party Claim, the Indemnifying Party shall be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third- Party Claim, to assume the control, defense, negotiation and settlement of such Third-Party Claim with its own counsel (reasonably satisfactory to the Indemnified Party) and at its own expense. In the event that the Indemnifying Party assumes the control, defense, negotiation, settlement and other dealings in respect of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third- Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of separate counsel of the Indemnified Party (and shall pay such fees, costs and expenses at least quarterly) if (A) the Indemnified Party shall have reasonably concluded that (1) there may be a conflict of interest (including one or more legal defenses or counterclaims available to it which are different from or in addition to those available to the Indemnifying Party) that would make it inappropriate, in the reasonable judgment of the Indemnified Party, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or (2) the Third-Party Claim seeks non-monetary relief which, if granted, could materially and adversely affect the Indemnified Party or its Affiliates (and in the case of this clause (2) the Indemnified Party may elect to assume such defense); or (B) the Indemnifying Party shall not have (x) employed counsel reasonably satisfactory to such Indemnified Party within a reasonable time after notice of such Third-Party Claim is received by the Indemnifying Party or (y) continued to diligently conduct the defense of such Third-Party Claim. To the extent the Indemnifying Party elects not to control, defend against, negotiate, settle or otherwise deal with any Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of such Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. (iii) MIC or Purchaser, as the case may be, shall, and shall use commercially reasonably efforts to cause each of its Subsidiaries and Representatives to, cooperate fully with the party controlling the defense of any Third-Party Claim in accordance with this Section 9.1(d) (the “Controlling Party”) in the defense, negotiation and settlement of such Third-Party Claim, including by making available to the Controlling Party all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating thereto as is reasonably required by the Controlling Party and at the Controlling Party’s expense. Notwithstanding anything to the contrary contained in Sections 9.1(d)(i) through 9.1(d)(iv), neither the Indemnifying Party nor the Indemnified Party may settle any Third-Party Claim absent the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (A) if such settlement would obligate the other party to pay or cause to be paid any money, impose any restriction, condition or Lien that would reasonably be expected to adversely affect the other party or any of its assets or the conduct of its business, involve any admission of wrongdoing by the other party or involve any injunctive relief on the other party; provided that, in the event the Indemnified Party refuses to consent to the settlement of any Third- Party Claim involving only money damages to be paid by the Indemnifying Party and no admission of wrongdoing, then the liability of the Indemnifying Party in respect of such Third-Party Claim shall not exceed the amount for which the Third-Party Claim would 120 have been so settled; and (B) unless such settlement includes a complete and unconditional release of the Indemnified Parties potentially affected by such Third-Party Claim. (iv) After the giving of any notice of a claim for indemnity under Section 6.19(c) this Section 9.1(d), the amount of indemnification to which an Indemnified Party shall be entitled under this Section 9.1 shall be determined, subject to the other applicable terms and conditions of this Section 9.1, by: (i) written agreement between the Indemnifying Party and the Indemnified Party; (ii) a final judgment or decree of any court of competent jurisdiction in accordance with Sections 9.6 and 9.7; or (iii) by any other means to which the Indemnifying Party and Indemnified Party agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. (v) If there shall be any conflicts between the provisions of this Section 9.1 and Section 6.19, the provisions of Section 6.19 shall control with respect to Tax Matters. (vi) Notwithstanding anything in this Agreement to the contrary, MIC shall not be permitted to exercise any of their enumerated control rights with respect to a Third-Party Claim or any other matters pertaining to the Company and the Company Subsidiaries to the extent exercising such rights is inconsistent with or could prejudice the ability of any Purchaser Indemnified Party to obtain coverage under the R&W Insurance Policy. (e) Exclusive Remedy. Except in the case of any claim for Fraud or claim for specific performance of any of the Post-Closing Covenants, from and after the Closing, the sole and exclusive remedy (if any) available to the Contracting Parties with respect to any and all claims relating to the subject matter of this Agreement (including the transactions contemplated by this Agreement) will be under the indemnification provisions set forth in this Section 9.1; provided, however, that, for the avoidance of doubt, the procedures set forth in Section 2.3 shall apply to the resolution of disputes contemplated thereby with respect to the resolution of the Purchase Price Adjustment. (f) Additional Indemnification Provisions. (i) If any event occurs which would otherwise entitle any Indemnified Party to assert a claim for indemnification under this Section 9.1, no Losses will be deemed to have been sustained by such Indemnified Party to the extent such Indemnified Party actually receives indemnification or other recovery for such Losses from a third party, including an insurance company (in each case, net of any deductibles, co-insurance and cost of recovery); provided, however, that if any Indemnified Party receives any insurance proceeds or other compensation from third parties, with respect to any particular Losses, after having received any indemnification payment under this Agreement with respect to the same Losses, such Indemnified Party will promptly refund and pay to the Indemnifying Party an amount equal to such insurance proceeds or other compensation from third parties 121

(net of any deductibles, co-insurance and cost of recovery (including Taxes)), up to the amount of such prior indemnification payment, only to the extent the sum of such indemnification payment (net of any prior reimbursements pursuant to this proviso) and such insurance proceeds or other compensation from third parties with respect to Losses incurred by such Indemnified Party (and, in the case of any Purchaser Indemnified Party, the other Purchaser Indemnified Parties or, in the case of any Seller Indemnified Party, the other Seller Indemnified Parties) in connection with such applicable indemnified matter or series of related indemnified matters exceeds the aggregate amount of such Losses. Each Indemnified Party will use commercially reasonable efforts to obtain insurance proceeds to the extent available with respect to any Losses for which it is entitled to indemnification under this Agreement. (ii) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have no right to indemnification under this Section 9.1 with respect to any Losses or alleged Losses to the extent such Losses or alleged Losses are specifically included in the Final Purchase Price, as finally determined in accordance with Section 2.3, resulting in a Final Purchase Price that is lower than if such amount had not been included. (iii) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Section 9.1, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses. (iv) Any costs and expenses incurred by any Controlling Party in connection with a Third-Party Claim, including legal costs and expenses, shall be deemed to be Losses for purposes of determining the amount of Losses with respect to such Third- Party Claim. (v) Any amount subject to indemnification pursuant to this Section 9.1 shall be calculated (A) net of any insurance proceeds actually received on account of such Losses in accordance with Section 9.1(f)(i) and (B) net of any Tax benefits actually realized by the Indemnified Party in the form of a reduction in Taxes payable by such Indemnified Party (as determined on a “with and without” basis) in the taxable year in which such loss is sustained by such Indemnified Party, which reduction is directly attributable to the deductibility of such Loss, and shall be increased by any Taxes incurred (or that would be incurred in the absence of any net operating loss generated in a Post-Closing Period) as a result of the receipt of any insurance proceeds or indemnity payment hereunder (as determined on a “with and without” basis) in the taxable year in which such Losses are sustained by such Indemnified Party, which reduction is directly attributable to the deductibility of such Losses. (vi) Any payments made by Purchaser, MIC, Seller, the Company, any Company Subsidiary, or any of their respective Affiliates pursuant to this Section 9.1 shall be treated as an adjustment to the purchase price for U.S. federal, state, local and foreign income Tax purposes to the extent permitted by Law 122

(vii) Nothing in this Agreement will limit any requirements imposed on the Indemnified Parties under applicable Law to mitigate Losses. Section 9.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) immediately, when sent by e-mail (including by means of a .pdf attachment thereto) (if such transmission is confirmed in writing, including confirmation of receipt by non-automated reply e-mail, by or on behalf of the recipient) on any Business Day on or before 5:00 p.m. (New York City time) (and when sent after such time, shall be deemed to have been delivered at 9:00 a.m. (New York City time) on the next Business Day) or (b) when received, when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice): (a) If to Purchaser or, after the Closing, to the Company, to: c/o Riverstone Holdings LLC 712 Fifth Avenue, 36th Floor New York, New York 10019 Attention: General Counsel E-mail: legal@riverstonellc.com with a copy (which shall not constitute notice) to: Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attention: Charles Carpenter, Esq. Nicholas P. Luongo, Esq. E-mail: charlie.carpenter@lw.com nick.luongo@lw.com (b) If to Seller or, prior to the Closing, the Company, to: MIC Ohana Corporation c/o Macquarie Infrastructure Corporation 125 West 55th Street New York, New York 10019 Attention: Michael Kernan E-mail: michael.kernan@macquarie.com miralegalnotices@macquarie.com with a copy (which shall not constitute notice) to: White & Case LLP 1221 Avenue of the Americas New York, New York 10020-1095 123

Attention: Morton A. Pierce, Esq. Michelle B. Rutta, Esq. Steven R. Tredennick, Esq. E-mail: morton.pierce@whitecase.com michelle.rutta@whitecase.com steven.tredennick@whitecase.com Section 9.3 Rules of Construction; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. The Disclosure Letters relate to and qualify certain of the representations, warranties, covenants and obligations of the parties hereto in this Agreement and the Disclosure Letters are not intended to broaden or constitute, and shall not be construed or otherwise be deemed to broaden or constitute, any representation, warranty, covenant or obligation of any party hereto or any other Person except to the extent expressly provided in this Agreement. Matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letters. To the extent any such additional matters are included in the Disclosure Letters, such additional matters are included for informational purposes, do not necessarily include other matters of a similar nature. To the extent that the Disclosure Letters include brief descriptions or summaries of certain agreements and instruments, such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents and instruments so described to the extent such documents or instruments have been made available to Purchaser. Headings and subheadings have been inserted in the Disclosure Letters for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in any section of the Disclosure Letters shall be deemed to have been disclosed with respect to every other section of the applicable Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other sections of such Disclosure Letter. No reference to or disclosure of any item or other matter in this Agreement or the Disclosure Letters, Annexes or Exhibits attached hereto shall be construed as an admission, representation or indication that such item or other matter is “material” or would have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, in each case, except with respect to the representations and warranties expressly requiring such disclosure. Each party may, at its option, include in its Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Letters, Annexes or Exhibits attached hereto is not intended to imply that those amounts, or higher or lower amounts, or the items so included, or other items, are or are not material. The information contained in this Agreement and in the Disclosure Letters, Annexes and Exhibits hereto is disclosed solely for purposes of this Agreement. No disclosure in any Disclosure Letter shall, in and of itself, be deemed to be an admission by any Person to any other Person of any matter whatsoever (including 124 with respect to any possible breach or violation of any Law, Order or Contract) and nothing in any Disclosure Letter shall constitute an admission of any Liability or obligation of any Person to any other Person or shall confer or give any Person any remedy, claim, Liability, reimbursement, cause of action or any other right. The parties hereto do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Disclosure Letters. The information set forth in the Disclosure Letters was not prepared or disclosed with a view to its potential disclosure to third Persons. Subject to applicable Law, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the parties hereto or their Affiliates (subject to the exceptions and other terms thereof). Moreover, in disclosing the information in the Disclosure Letters, each party hereto expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Any attachments to the Disclosure Letters form an integral part of the Disclosure Letters and are incorporated by reference for all purposes as if set forth in the Disclosure Letters. Section 9.4 Entire Agreement. This Agreement, together with the Exhibits and Annexes hereto, and the Disclosure Letters, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement, the Equity Commitment Letters and the Guaranties. This Section 9.4 shall not be deemed to be an admission or acknowledgment by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement, the Equity Commitment Letters and the Guaranties. Section 9.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Other than (a) Section 6.8 (Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance) which is intended to benefit the Indemnified D&Os, (b) Section 6.13 (Conflicts; Privileges), which is intended to benefit W&C and its partners and employees, (c) Section 6.18 (Financing), Section 8.2(c) (Effect of Termination), this Section 9.5, Section 9.6 (Applicable Law; Dispute Resolution), Section 9.7 (Waiver of Jury Trial), Section 9.9 (Amendment and Modification) and Section 9.10 (Extension; Waiver), Section 9.12 (Severability), Section 9.13 (Specific Enforcement) and Section 9.14(a) (Non-Recourse), which are intended to benefit, among other parties, the Debt Financing Sources, (d) Section 8.2(c) (Effect of Termination), this Section 9.5, Section 9.6 (Applicable Law; Dispute Resolution), Section 9.7 (Waiver of Jury Trial), Section 9.9 (Amendment and Modification), Section 9.12 (Severability) and Section 9.13 (Specific Enforcement), which are intended to benefit, among other parties, the Purchaser Related Parties, (e) Section 6.2 (Confidentiality), which is intended to benefit Riverstone Investment Group LLC, (f) Section 9.14(a) (Non-Recourse), which is intended to benefit the Nonparty Affiliates of the parties hereto, (g) Section 9.14(b) (Seller Release), which is intended to benefit each of the Purchaser Releasees, (h) Section 9.14(c) (Purchaser Release), which is intended to benefit each of the Seller Releasees, and (i) Section 9.1, which is intended to benefit each of the Indemnified Parties, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that (x) Purchaser may assign its rights and 125 interests hereunder (i) for the purpose of obtaining any financing of the transactions contemplated hereby or (ii) in connection with any sale or transfer of equity securities of, or any merger, consolidation, change of control or other business combination involving, Purchaser or any of its Subsidiaries following the Closing; and (y) each of Seller and Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent of the other party; provided, that no such assignment referred to in clauses (x) or (y) shall relieve Purchaser or Seller of any of its obligations hereunder and no such assignment by Purchaser referred to in clauses (x) or (y) shall relieve either Guarantor of any of its obligations pursuant to the Guaranty to which it is a named party. Any attempted assignment in violation of this Section 9.5 shall be void. Section 9.6 Applicable Law; Dispute Resolution. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HERETO AGREE THAT ANY LEGAL ACTION OR PROCEEDING OF ANY KIND OR ANY NATURE (WHETHER AT LAW OR IN EQUITY, BASED UPON CONTRACT, TORT OR OTHERWISE) INVOLVING ANY DEBT FINANCING SOURCES ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE DELAWARE COURT OF CHANCERY (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE), AND APPELLATE COURTS THEREOF, SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES HERETO CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 (NOTICES), OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HERETO HEREBY AGREES THAT IT SHALL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN 126

TORT OR OTHERWISE, AGAINST THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER, DEBT FINANCING, OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), AND THAT THE PROVISIONS OF SECTION 9.7 (WAIVER OF JURY TRIAL) RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS CLAIM OR THIRD PARTY CLAIM. Section 9.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7. Section 9.8 Fees and Expenses. Except as otherwise expressly set forth herein (including Section 6.6 (Regulatory Approvals; Consents) and Section 8.2 (Effect of Termination)), whether or not the Closing is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses. Section 9.9 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all parties to this Agreement. Notwithstanding anything herein to the contrary, any amendment or modification to Section 8.2(c) (Effect of Termination), Section 9.5 (Binding Effect; Benefit; Assignment), Section 9.6 (Applicable Law; Dispute Resolution), Section 9.7 (Waiver of Jury Trial), this Section 9.9, Section 9.10 (Extension; Waiver), Section 9.12 (Severability) and Section 9.13 (Specific Enforcement) (and any provision of this Agreement to the extent a modification, wavier or termination of such provision would modify the substance of any of the foregoing provisions) and that is materially adverse to any Debt Financing Source shall not be made without the prior written consent of such Debt Financing Source. 127

Section 9.10 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Section 9.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by scanned .pdf image. Section 9.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to make the provision in question valid, enforceable or, as the case may be, legal, and to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties hereto intend that the remedies and limitations set forth in this Agreement (including Section 8.2 and Section 9.1) be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that diminishes a party’s (or a Purchaser Related Party’s) rights hereunder or increases a party’s (or a Purchaser Related Party’s) Liability or obligations hereunder. Section 9.13 Specific Enforcement. (a) Subject to Section 9.13(b), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties hereto shall, prior to termination of this Agreement pursuant to Section 8.1 (but subject to Section 8.2, Section 9.13(b) and Section 9.13(c)), be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by one or more parties hereto to cause any other party hereto to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any 128 such breach or threatened breach. Subject to Section 9.13(b), each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. (b) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that, (x) Seller is a third-party beneficiary of the Equity Commitment Letters and, subject to the terms and conditions thereof, prior to the valid termination of this Agreement, shall be entitled to specific performance of the obligations of Purchaser to cause the amounts committed to be funded under the Equity Commitment Letters to be funded upon satisfaction of the conditions specified therein and herein and (y) prior to the termination of this Agreement, Seller shall be entitled to specific performance of the obligations of Purchaser to consummate the transactions contemplated herein, only if (i) all of the conditions set forth in Section 7.1 (Conditions to the Obligations of Each Party) and Section 7.2 (Conditions to the Obligations of Purchaser) have been satisfied or waived (other than (A) those conditions that by their terms or nature are to be satisfied by deliveries at the Closing, including those set forth in Section 2.4(b) (Closing; Closing Deliverables by Seller), each of which shall be capable of being satisfied on the date the Closing is required to have occurred pursuant to Section 2.4(a)) and remain so satisfied and Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.4(a) (Closing); (ii) the amounts committed to be funded under the Debt Commitment Letter have been funded or will be funded at the Closing if the amounts under the Equity Commitment Letters are funded at Closing (for the purposes of this clause (ii), if any amounts committed under the Debt Commitment Letter have been funded into escrow, such amounts will not be considered funded until released from escrow); and (iii) each of Seller and the Company has irrevocably certified in writing to Purchaser that (A) each of the conditions set forth in clause (i) above is satisfied and (B) if the Financing is funded, then the Closing will occur. (c) The parties hereto agree that (i) by seeking the remedies provided for in this Section 9.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, the Equity Commitment Letters and/or the Guaranties subject to the terms and conditions hereof and thereof and (ii) nothing set forth in this Section 9.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.13 prior or as a condition to exercising any termination right under Article VIII (Termination) (and pursuing monetary damages, subject to the limitations set forth in this Agreement, after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 9.13 or anything set forth in this Section 9.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII (Termination) or pursue any other remedies under this Agreement, the Equity Commitment Letters and/or the Guaranties that may be available then or thereafter subject to the terms and conditions hereof and thereof. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, in no event may one or more of MIC, Seller, the Company or any other Company Related Party be permitted or entitled to receive both a grant of specific performance that results in the Closing to be consummated and the payment of all or any portion of the Reverse Termination Fee. 129

Section 9.14 Non-Recourse; Release. (a) Except to the extent otherwise set forth in the Equity Commitment Letters, the Guaranties or the Confidentiality Agreement, all Liabilities or Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to any breach of this Agreement, may be made only against the Persons that are expressly identified as parties in the preamble to this Agreement and their respective successors and permitted assigns (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future equityholder, Affiliate, Representative, successor or assignee of, and any financial advisor or lender to, any party hereto, or any past, present or future equityholder, Affiliate, Representative, successor or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Liabilities or Actions arising under, out of, in connection with, or related in any manner to this Agreement, except to the extent otherwise set forth in the Guaranties or the Confidentiality Agreement, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities or Actions against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Guaranties or the Confidentiality Agreement, and subject to Section 5.13 (Acknowledgement by Purchaser; Company’s Liability), each party hereto disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to, this Agreement. For the avoidance of doubt, nothing in this Agreement shall limit the recourse of Purchaser or any its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) in respect of Fraud. (b) Without limiting anything set forth in Section 9.14(a) (Non-Recourse), effective as of the Closing, MIC and Seller, each on behalf of itself and its Nonparty Affiliates, and each of their respective successors and assigns (each, a “Seller Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Purchaser, the Company, each of their respective Nonparty Affiliates and the Company Subsidiaries, and each of their respective successors and assigns (each, a “Purchaser Releasee”) of, from and against any and all Actions and Liabilities of every kind, nature and description whatsoever, which have been or could have been asserted against any Purchaser Releasee (other than Actions or Liabilities under this Agreement in accordance with and as limited by the terms hereof), which any Seller Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the to the Closing Date. Each Seller Releasor agrees not to assert any claim against the Purchaser Releasees that are released hereunder. Notwithstanding the foregoing, MIC, Seller and the other Seller Releasors retain, and do not release, their rights and interests under the terms and conditions of this Agreement. (c) Without limiting anything set forth in Section 9.14(a) (Non-Recourse), effective as of the Closing, Purchaser, on behalf of itself and the Company and the Company Subsidiaries and each of their respective successors and assigns (each, a “Purchaser Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller, MIC, each of their respective Nonparty Affiliates, and each of their respective successors and assigns (each, a “Seller Releasee”) of, from and against any and all Actions and Liabilities of every kind, 130 nature and description whatsoever, which any Purchaser Releasor ever had against the Seller Releasees resulting from, in connection with or relating (i) any fiduciary or similar duty that any Seller Releasee may owe or have owed to the Company or any Company Subsidiary prior to the Closing and (ii) any Seller Releasee in its capacity as a direct or indirect owner of Equity Interests in the Company or any Company Subsidiary prior to the Closing. Each Purchaser Releasor agrees not to assert any claim against the Seller Releasees that are released hereunder. Notwithstanding the foregoing, Purchaser and the other Purchaser Releasors retain, and do not release, their respective rights and interests (x) under the terms and conditions of this Agreement and (y) against current or former employees of the Company or the Company Subsidiaries in their capacities as current or former employees of the Company or any Company Subsidiary. * * * * * 131

IN WITNESS WHEREOF, Purchaser, MIC, Seller and the Company have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written. RS IVY HOLDCO, INC. By: /s/ Baran Tekkora Name: Baran Tekkora Title President Signature Page to Membership Interest Purchase Agreement

MIC OHANA CORPORATION By: /s/ Christopher Frost Name: Christopher Frost Title President and CEO By: /s/ Nick O'Neil Name: Nick O'Neil Title CFO and Treasurer MACQUARIE TERMINAL HOLDINGS LLC By: /s/ Christopher Frost Name: Christopher Frost Title President By: /s/ Nick O'Neil Name: Nick O'Neil Title Vice President and Treasurer For the limited purposes set forth herein: MACQUARIE INFRASTRUCTURE CORPORATION By: /s/ Christopher Frost Name: Christopher Frost Title CEO, COO and President By: /s/ Nick O'Neil Name: Nick O'Neil Title CFO and Treasurer Signature Page to Membership Interest Purchase Agreement